                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [x] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                   INNOVATIVE GAMING CORPORATION OF AMERICA
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                    INNOVATIVE GAMING CORPORATION OF AMERICA
                             4725 Aircenter Circle
                               Reno, Nevada 89502

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD           , 2000

To The Shareholders of Innovative Gaming Corporation of America:

     Please take notice that a Special Meeting of the Shareholders (the "SPECIAL MEETING") of Innovative Gaming Corporation of America (hereinafter referred to as "IGCA" or the "COMPANY") will be held, pursuant to due call by the Board of Directors of the Company, at the Company's offices at 4725 Aircenter Circle,
Reno, Nevada, on           , 2000, at 9:00 a.m. local time, or at any
adjournment or postponement thereof, for the following purposes:

     1. To consider and vote upon the adoption of the Asset Purchase Agreement, dated as of February 1, 2000 (the "ASSET PURCHASE AGREEMENT"), by and between the Company and Xertain, Inc. ("Xertain"), pursuant to which Xertain will purchase substantially all of the Company's gaming assets (the purchase and sale of the gaming assets is hereinafter referred to as the "GAMING DIVESTITURE");

     2. To consider and vote upon the adoption of the Agreement and Plan of Merger dated as of December 31, 1999, as amended by Amendment No.1 to Agreement and Plan of Merger dated as of February 1, 2000 (as amended, the "MERGER AGREEMENT"), by and among nMortgage, Inc., a Delaware corporation ("NMORTGAGE"), Equitex, Inc., a Delaware corporation ("EQUITEX"), the Company and IGCA Merger Subsidiary, a Minnesota corporation and wholly-owned subsidiary of the Company ("MERGER SUBSIDIARY"), pursuant to which (a) nMortgage will, contingent upon the consummation of the Gaming Divestiture, be merged with and into Merger Subsidiary (the "MERGER"), and (b) each outstanding share of nMortgage capital stock will be converted into the right to receive a pro rata share of the greater of (i) an aggregate of Forty Six Million (46,000,000) shares of common stock of the Company, or (ii) 75% of the then outstanding shares of common stock of the Company on a fully-diluted basis;

     3. To consider and vote upon an amendment to the Company's Articles of Incorporation to change the name of the Company, contingent upon consummation of the Merger, to "nMortgage.com, Inc."; and

     4. To transact any other business as may properly come before the Special Meeting or any adjournments thereof.

     The terms of the Merger Agreement and the Asset Purchase Agreement are each described in detail in the accompanying Proxy Statement and the appendices thereto, which form a part of this Notice. A copy of the Merger Agreement and the Asset Purchase Agreement are attached to the Proxy Statement as APPENDIX A and APPENDIX B, respectively. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

     Under Minnesota law, shareholders of IGCA are eligible to exercise dissenters' rights in connection with the Gaming Divestiture and the Merger, as described in greater detail in the accompanying Proxy Statement.

     Pursuant to due action of the Board of Directors, shareholders of record on
          , 2000 (the "RECORD DATE") will be entitled to vote at the Special Meeting or any adjournments thereof. Adoption of each proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IGCA common stock present in person or represented by proxy at the Special Meeting, except that approval of

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

the Merger and the Gaming Divestiture each require the affirmative vote of the holders of a majority of the shares of IGCA common stock outstanding on the Record Date.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Edward G. Stevenson
                                          Secretary

          , 2000

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                    INNOVATIVE GAMING CORPORATION OF AMERICA
                             4725 Aircenter Circle
                               Reno, Nevada 89502
                 ----------------------------------------------
                                PROXY STATEMENT
                 ----------------------------------------------
                   SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                                          , 2000

                         VOTING AND REVOCATION OF PROXY

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Innovative Gaming Corporation of America (hereinafter referred to as "IGCA" or the "COMPANY") to be used at the special meeting (the "SPECIAL MEETING") of the shareholders of the Company to be held at
the Company's offices at 4725 Aircenter Circle, Reno, Nevada, on           ,
2000, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of meeting.

     The approximate date on which this Proxy Statement and the accompanying
proxy were first sent or given to shareholders was           , 2000. Each
shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close
of business on           , 2000 (the "RECORD DATE") will be entitled to vote at
the meeting or any adjournments thereof.

                             AVAILABLE INFORMATION

     IGCA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information filed by IGCA can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents also may be obtained, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies such as IGCA that file electronically with the SEC. This Proxy Statement was filed electronically with the SEC.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "SECURITIES ACT") and Section 21E of the Exchange Act. All statements regarding nMortgage, IGCA, or the combined company's expected future financial position, business strategy, projected costs and plans, and objectives of management for future operations are forward-looking statements. Although nMortgage and IGCA believe that their respective expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include, among others, the factors set forth under the caption "risk factors," general economic and business and market conditions, changes in federal laws, increased competitive pressure in the combined company's industry, costs or difficulties relating to the combined company's introduction into the business of nMortgage and the ability of nMortgage and IGCA to achieve the goals described under the caption "The Merger."

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                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and the appendices hereto. IGCA shareholders are urged to read this Proxy Statement and the appendices hereto carefully and in their entirety.

THE SPECIAL MEETING

     Date, Time and Place of Special Meeting.  The Special Meeting will be held
on           , 2000, at 9:00 a.m. local time, at IGCA's offices at 4725
Aircenter Circle, Reno, Nevada.

     Purpose of Special Meeting. At the Special Meeting, the holders of shares of IGCA common stock will consider and vote upon:

     (i) the adoption of the Asset Purchase Agreement, dated as of February 1, 2000 (the "ASSET PURCHASE AGREEMENT"), by and between the Company and Xertain, Inc. ("Xertain"), pursuant to which Xertain will purchase substantially all of the Company's Gaming Assets (the purchase and sale of the Gaming Assets is hereinafter referred to as the "GAMING DIVESTITURE");

     (ii) the adoption of the Agreement and Plan of Merger dated as of December 31, 1999, as amended by Amendment No.1 to Agreement and Plan of Merger dated as of February 1, 2000 (as amended, the "MERGER AGREEMENT"), by and among nMortgage, Inc., a Delaware corporation ("NMORTGAGE"), Equitex, Inc., a Delaware corporation ("EQUITEX"), the Company and IGCA Merger Subsidiary, a Minnesota corporation and wholly-owned subsidiary of the Company ("MERGER SUBSIDIARY"), pursuant to which (a) nMortgage will, contingent upon the consummation of the Gaming Divestiture, be merged with and into Merger Subsidiary (the "MERGER"), and (b) each outstanding share of nMortgage capital stock will be converted into the right to receive a pro rata share of the greater of (i) an aggregate of Forty Six Million (46,000,000) shares of common stock of the Company, or (ii) 75% of the then outstanding shares of common stock of the Company on a fully-diluted basis;

     (iii) an amendment to IGCA's Articles of Incorporation to change the name of the Company, contingent upon consummation of the Merger, to "nMortgage.com, Inc."; and

     (iv) any other business as may properly come before the meeting or any adjournments thereof (each of (i), (ii) and (iii) are each referred to herein as a "PROPOSAL" and, collectively, as the "PROPOSALS").

     Record Date.  The Board of Directors of IGCA has fixed the close of
business on           , 2000, as the record date for the determination of
holders of IGCA common stock entitled to notice of and to vote at the Special Meeting (the "RECORD DATE"). On the Record Date, there were 8,952,366 shares of IGCA common stock outstanding, each entitled to one vote.

     Required Vote; Revocation of Proxies. Adoption of each proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IGCA common stock present in person or represented by proxy at the Special Meeting, except that approval of the Merger and the Gaming Divestiture each require the affirmative vote of the holders of a majority of the shares of IGCA common stock outstanding on the Record Date.

     Voting and Revocation of Proxies.

     Shares of IGCA stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF IGCA STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSALS AND TRANSACTIONS CONTEMPLATED THEREBY.

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     Abstentions may be specified on all IGCA Proposals. Shares of IGCA common stock represented at the Special Meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     For voting purposes at the Special Meeting, only shares affirmatively voted in favor of a Proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such Proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such Proposal. Under Minnesota law, shares represented by proxies that reflect "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the IGCA Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of all business. Because broker non-votes will be treated as unvoted with respect to the approval of the Merger and the Gaming Divestiture, they will also have the same effect as votes against such Proposals. However, broker non-votes will be treated as unvoted for purposes of determining approval of the change in IGCA corporate name and will not be counted as votes for or against such proposal.

     IGCA proxy holders may, in their discretion, vote shares to adjourn the Special Meeting to solicit additional proxies in favor of such Proposals. However, shares of IGCA stock with respect to which a proxy is signed and returned indicating a vote against any Proposal will not be so voted to adjourn.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of IGCA, prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of IGCA proxies should be addressed to IGCA at its principal executive offices. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     The Board of Directors of IGCA is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment subject to applicable Securities and Exchange Commission rules.

THE COMPANIES

     Innovative Gaming Corporation of America, Inc. IGCA is a Minnesota corporation headquartered in Reno, Nevada. IGCA currently develops, manufactures and distributes gaming machines. The Company was formed in 1991 to develop, manufacture, market and distribute group participation and other specialty gaming machines. The Company manufactures, markets and distributes BJ Blitz(TM), Hot Shot Dice(TM), Lightning Strike Roulette(TM), Supersuits Progressive Blackjack(TM), Bonus Streak(TM) and Mythical Reels(TM) to certain gaming markets worldwide. Since inception, the Company has focused most of its resources on the development of games, the regulatory approval process and the sale and installation of its games. The Company has begun to expand and diversify its product line by developing and marketing single player games such as Bonus Streak and Mythical Reels. The Company has also developed a new series of video slot machines which incorporate a unique PC platform operating system.

     The Company distributes its products directly and through distributors, primarily on a cash sales basis. In Nevada, the Company directly places its products under lease, sales (cash or extended payment terms) or participation agreements where it retains ownership and shares in the net win of the games with the casino.

     IGCA's executive offices are located at 4725 Aircenter Circle, Reno, Nevada 89502 and its telephone number is (775) 823-3000.

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     Xertain, Inc.  Xertain, Inc., a private Delaware corporation ("XERTAIN") is a Las Vegas, Nevada based corporation with its primary business predicated on gaming-related technologies and international manufacturing.

     Xertain's executive offices are located at 2700 East Sunset Road, Suite 38, Las Vegas, Nevada, 89014, and its telephone number is (702) 895-7398.

     IGCA Merger Subsidiary, Inc. IGCA Merger Subsidiary, Inc., a Minnesota corporation, is a wholly-owned subsidiary of IGCA, formed by IGCA to effect the Merger with nMortgage in accordance with the provisions of the Merger Agreement. Merger Subsidiary has had no prior business.

     nMortgage, Inc. nMortgage, Inc. is a Delaware corporation which, through its wholly-owned subsidiary, First Bankers Mortgage Services, Inc., a Florida corporation ("FBMS"), is a regional retail mortgage banking company engaged in the business of originating, selling and brokering residential mortgage loans. FBMS recently announced the debut of a new online mortgage system, nMortgage.com, which offers mortgage loans online. This Internet mortgage division enables consumers to access mortgage loan rates and programs, and to apply online for mortgage loans. In the near future, nMortgage plans to provide customers with the ability to track the status of their loans online as well as offer interactive online customer service.

     nMortgage's executive offices are located at 1700 N.W. 64(th) Street, Suite 100, Fort Lauderdale, Florida 33309, and its telephone number is (954) 493-9400.

THE GAMING DIVESTITURE

     As a condition to the Merger (which is described herein in detail under the "The Merger"), IGCA must divest substantially all of its gaming-related assets (the "IGCA GAMING ASSETS"). If such assets were not sold prior to consummation of the Merger, the parent corporation of nMortgage would be required to be licensed and found suitable under various gaming jurisdictions. nMortgage does not desire to undertake gaming licensing given its principle line of business. Accordingly, on February 1, 2000, IGCA, Innovative Gaming, Inc., a Nevada corporation and a wholly owned subsidiary of IGCA, and Xertain entered into an Asset Purchase Agreement, pursuant to which IGCA would sell the gaming assets to Xertain for an aggregate purchase price of $4,000,000 (the "PURCHASE PRICE") and an accounts receivable promissory note.

     Of the Purchase Price, $1,000,000 will be payable in cash at the closing of the transaction, provided that prior to such time Xertain has obtained interim approval to manufacture gaming machines from the Nevada gaming regulatory authorities. If Xertain cannot obtain such interim approval prior to the closing, Xertain will deliver either (i) a $1,000,000 unsecured promissory note due upon Xertain's obtaining approval from the Nevada gaming regulatory authorities (but in no event later then September 1, 2000) , or (ii) an irrevocable letter of credit in the amount of $750,000.

     The remaining $3,000,000 of the Purchase Price will be paid in the form of an unsecured convertible promissory note which will have a 36-month term, bear interest at 8.5% per annum, and have interest and principle payable upon the due date. At IGCA's option, such promissory note will be convertible into Xertain common stock at $4.50 per share upon the earlier of (a) twelve months from the closing date of the Gaming Divestiture or (b) upon the initial public offering of Xertain common stock. Additionally, Xertain will issue to IGCA a six-month term note bearing interest at 8.5% with the principle amount equal to the accounts receivable of IGCA outstanding at the closing of the Gaming Divestiture, as adjusted for certain payments made by Xertain or IGCA pursuant to the terms of the note. In addition to obtaining the purchase price for substantially all the Gaming Assets of IGCA, Xertain will assume certain contracts and liabilities of IGCA. Following consummation of the Gaming Divestiture, IGCA will not own or have any interest in the Gaming Assets. In addition to various standard conditions of closing, the Gaming Asset Divestiture is subject to the simultaneous closing of the Merger, shareholder approval, and the termination of various employment contracts of certain key employees of IGCA.

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     No executive officer, director, or shareholder of Xertain is an employee officer, director or significant shareholder of IGCA. If the Gaming Divestiture is terminated by IGCA because IGCA has accepted another proposal with respect to the purchase of the Gaming Assets and the Asset Purchase Agreement has not been terminated pursuant to the terms thereof, IGCA would be required to pay Xertain $150,000.

THE MERGER

     Effect of the Merger. If approved by the IGCA shareholders and the shareholders of nMortgage, upon the terms and subject to the conditions of the Merger Agreement, nMortgage will be merged with and into Merger Subsidiary at the closing of the Merger (the time of such closing as the "EFFECTIVE TIME"). Merger Subsidiary will be the surviving corporation in the Merger, will be renamed "nMortgage.com, Inc." and will continue to be a wholly-owned subsidiary of the Company.

     Conversion of nMortgage Shares. Subject to the satisfaction of the conditions referenced below under the caption "Conditions to the Merger", at the Effective Time, each outstanding share of nMortgage capital stock, par value $0.01 per share (collectively, the "NMORTGAGE SHARES"), will be automatically converted into the right to receive a pro rata share of the greater of (i) an aggregate of Forty Six Million (46,000,000) shares of common stock of the Company, or (ii) 75% of the then outstanding shares of common stock of the Company on a fully-diluted basis.

     Conditions to the Merger. The Effective Time shall occur only upon the satisfaction or waiver of the following conditions:

     (i) the Merger has been approved by the requisite vote of the shareholders of IGCA and, if required by applicable law, the requisite vote of the stockholders of Equitex;

     (ii)  IGCA has consummated the Gaming Divestiture;

     (iii) delivery by each of IGCA and nMortgage of certain schedules to the Merger Agreement on or prior to February 29, 2000;

     (iv) completion by each of IGCA and nMortgage of due diligence to their respective satisfaction on or prior to February 29, 2000;

     (v) IGCA has net tangible assets in an amount equal to $2,000,000 at the Effective Time;

     (vi) Equitex shall have executed and delivered an agreement pursuant to which Equitex agrees to indemnify IGCA for losses resulting from nMortgage's breach of any representations and warranties contained in the Merger Agreement and any claims bought by the stockholders of nMortgage relating to the Merger; and

     (vii) the execution and delivery by IGCA and nMortgage of certain certificates and other documents which are customary in transactions of this nature.

     Interests of Certain Persons in the Merger.

     Certain members of the Board of Directors and management of IGCA and nMortgage have interests in the Merger (described below and under the Captions "The Merger-Interests of Certain Persons in the Merger") that are different from and in addition to the interests generally of shareholders of IGCA. IGCA's Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Examples of these interests include:

     - If the Merger is completed, up to two (2) directors of IGCA may become directors of the surviving corporation to the Merger.

     - The executive officers of IGCA have employment agreements containing change of control payment provisions which could be triggered if these officers are terminated after the Merger. IGCA currently estimates that the aggregate payments it would be required to make under these

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

       agreements, if triggered, would amount to approximately $959,999. Of such amount, Xertain, pursuant to the Asset Purchase Agreement, has agreed to reimburse IGCA for the severance payments to be made to all of IGCA's executive officers with the exception of Edward G. Stevenson, IGCA's Chairman and Chief Executive Officer. In addition, the employment agreements permit the executive officers to exercise outstanding options for periods ranging from one to three years after the termination of their employment with IGCA.

     - The outstanding but non-vested options held by the executive officers and directors of IGCA will accelerate and vest automatically upon the consummation of the Merger.

     - Upon consummation of the Merger, each outside director of IGCA will receive options to purchase up to 50,000 shares of IGCA common stock.

     - Upon consummation of the Merger, Edward G. Stevenson, IGCA's Chairman and Chief Executive Officer, will be issued options to acquire 200,000 shares of IGCA common stock and Barrett V. Johnson, IGCA's President and Chief Operating Officer, will be issued options to acquire 50,000 shares of IGCA common stock.

     -  Henry Fong, Chief Executive Officer, Chairman of the Board and a
        substantial stockholder of Equitex, directly or indirectly owns [     ]
        shares of IGCA common stock and holds promissory notes which obligate IGCA to pay Mr. Fong or his affiliates an aggregate of $800,000.

     - Certain directors of IGCA presently intend to resign from the Board concurrently with or immediately following the consummation of the Merger. Pursuant to Minnesota law and the IGCA bylaws, upon the occurrence of such resignations, the remaining director or directors would be entitled to fill the vacancies therefrom. Notwithstanding the intention of certain directors to resign from the IGCA Board, no such director is contractually obligated to do so. The IGCA shareholders are not being asked to vote for the election of directors (or replacement directors) at the Special Meeting.

     Certain Other Agreements.

     EQUITEX INDEMNIFICATION AGREEMENT. As a condition to closing the Merger, Equitex will execute an Indemnification Agreement to become effective as of the Effective Time, in which it agreed to indemnify IGCA and each of its officers, directors, employees, affiliates and shareholders for any losses resulting from any breaches of representations or warranties made by nMortage in the Merger Agreement or from any claim brought by a stockholder of nMortgage relating to the negotiation, approval or consummation of the Merger Agreement.

     NO SOLICITATION. Pursuant to the Merger Agreement, IGCA has agreed that it will not initiate any discussions regarding a business combination with any other party so long as the Merger Agreement is in effect.

     TERMINATION FEES. The Merger Agreement generally requires IGCA to pay nMortgage a termination fee of $350,000 if the Merger Agreement terminates under certain circumstances.

     Accounting Treatment. The Merger will be accounted for under the purchase method of accounting under the generally accepted accounting principles ("GAAP"), with nMortgage treated as the acquiror. See "Unaudited Pro Forma Combined Financial Statements."

     Opinion of Financial Advisor. In deciding to approve the Merger, the IGCA Board of Directors considered an opinion from IGCA's financial advisor, Craig-Hallum Capital Group, Inc., which opinion was dated as of December 17, 1999. This opinion is attached as APPENDIX C to this Proxy Statement, and you are encouraged to carefully read it in its entirety.

     Craig-Hallum received a fee of $80,000 for rendering its opinion. The opinion reflects an opinion as of a specific date and does not address additional data arising subsequent to the data considered by Craig-Hallum in reaching its opinion, including market prices of securities, reported results of operation,

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

publicly announced transactions and factors that may affect the estimates and future earnings, which could alter its opinion if the opinion were rendered as of a different date.

     No provision has been made in the Merger Agreement for IGCA to seek, and IGCA does not intend to seek, an updated opinion from Craig-Hallum. If the Merger Agreement were materially amended in a manner which affects the relevant factors considered by Craig-Hallum in rendering its opinion, IGCA would consider engaging Craig-Hallum to provide a supplemental opinion.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF IGCA

     The Board of Directors of IGCA has unanimously determined that the Gaming Divestiture, the Merger, and the change of IGCA's name to "nMortgage.com, Inc." are each in the best interests of the Company and its shareholders, and have approved the Asset Purchase Agreement, the Merger Agreement, and the name change. The IGCA Board recommends that the IGCA shareholders vote for each of the Proposals.

RISK FACTORS

     The matters set forth under the caption "Risk Factors" should be carefully considered by IGCA shareholders in deciding whether to approve the Proposals.

APPRAISAL RIGHTS

     IGCA is governed under the laws of the State of Minnesota, and, accordingly, is governed by the provisions of the Minnesota Business Corporation Act (the "MBCA"). Pursuant to the relevant sections of the MBCA, which sections are attached as APPENDIX D to this Proxy Statement, the shareholders of IGCA are entitled to dissent from and exercise appraisal rights in connection with the Gaming Divestiture and the Merger.

MARKET PRICE DATA

     The common stock of IGCA trades in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "IGCA". The following table sets forth the high and low daily bid prices of the common stock of IGCA for the 1998 and 1999 calendar years and the current calendar year through February 21, 2000.

                                                      IGCA
                                                  COMMON STOCK
                                                ----------------
                                                 HIGH      LOW
                                                ------    ------
Calendar Year 1998
  First Quarter.............................    4.0625      2.25
  Second Quarter............................     4.125      2.25
  Third Quarter.............................     3.875         2
  Fourth Quarter............................         2         1
Calendar Year 1999
  First Quarter.............................     1.375         1
  Second Quarter............................    2.3125         1
  Third Quarter.............................    2.7188      1.50
  Fourth Quarter............................    2.6094    1.4062
Calendar Year 2000
  First Quarter(1)..........................    2.3125    1.4375

---------------

(1) Through February 25, 2000

     IGCA has never declared or paid any cash dividends or distributions on its common stock. IGCA does not intend to pay any cash dividends on its common stock in the foreseeable future. Future declaration and payment of dividends, if any, will be determined in light of then current conditions, including IGCA's earnings, operations, capital requirements, financial condition, restrictions in financing arrangements and other factors deemed relevant by IGCA's Board of Directors.

                                  RISK FACTORS

     The following risk factors should be carefully considered by IGCA shareholders in deciding whether to approve the issuance of shares of common stock of the IGCA in connection with the Merger, and the approval of the Merger:

RISKS ASSOCIATED WITH THE MERGER AND THE GAMING DIVESTITURE.

     If we consummate the Gaming Divestiture and the Merger, we will be subject to the following risk factors, many of which are related to the mortgage banking industry in which nMortgage operates its business, which risk factors should be carefully considered by IGCA shareholders:

CERTAIN PROMISSORY NOTES RECEIVED BY IGCA UPON THE SALE BY IGCA OF THE GAMING ASSETS ARE UNSECURED AND WILL NOT BECOME DUE UNTIL THREE YEARS FOLLOWING THE CONSUMMATION OF THE GAMING DIVESTITURE.

     As consideration for the Gaming Divestiture, IGCA will receive a $3,000,000 unsecured convertible promissory note which will be due three years after the closing of the Gaming Divestiture. If Xertain fails to obtain interim gaming regulatory approval prior to the closing of the Gaming Divestiture, IGCA may also receive a $1,000,000 unsecured promissory note which will be due upon the earlier of September 1, 2000, or the date on which Xertain obtains licensing approval from the Nevada Gaming Commission. Given the long-term and unsecured nature of these promissory notes, there is a risk that IGCA will not receive some or all of the principal and interest due on such notes when such amounts are due, or at all.

THERE WILL BE SIGNIFICANT DILUTION OF INVESTORS' INTERESTS DUE TO THE MERGER.

     If the Merger is completed, IGCA's current shareholders will experience significant ownership dilution of approximately 75%.

NMORTGAGE REPRESENTS A NEW BUSINESS VENTURE IN WHICH WE HAVE NO EXPERIENCE.

     If acquired, nMortgage's mortgage business would represent a significant change from our historical business of developing, manufacturing, marketing and distributing gaming machines. We and our present management have no experience in the mortgage business and would rely upon the management of nMortgage to operate the Company following the Merger.

RISKS ASSOCIATED WITH THE INTERNET MORTGAGE STRATEGY.

     nMortgage is currently engaged in an activity to generate loan operations using a web site called nMortgage.com. Risk factors related to this Internet mortgage strategy which should be carefully considered by IGCA shareholders include:

GENERATING MORTGAGE LOANS OVER THE INTERNET REPRESENTS A RELATIVELY NEW BUSINESS VENTURE FOR NMORTGAGE FOR WHICH IT HAS LIMITED EXPERIENCE.

     Our contemplated operation of an Internet based mortgage division will represent a new business venture which departs even from nMortgage's historical business operations of generating mortgage loans through more traditional means. Neither our management nor the current management of nMortgage have experience in generating mortgage loans over the Internet.

     In addition, the "nMortgage.com" website is currently still under development. Although nMortgage has estimated the amount of expenses that are needed to complete the development of its website, additional costs may arise in the development process. If substantial additional costs do arise, we cannot guaranty that we the website will be developed to function in the manner currently anticipated or even at all.

THE INTERNET MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE AGAINST INCREASED COMPETITION IN THIS MARKET.

     The market for Internet products and services is highly competitive and there are no substantial barriers to entry. We expect that competition will continue to intensify. Many of nMortgage's Internet competitors have more experience online and have greater brand recognition. We may not be able to successfully compete in the Internet services market, which would prevent us from effectively executing our business strategy.

     Recent significant entrants into the online mortgage market include Mortgage.com, E-Loan, Countrywide and iOwn. In addition, some of nMortgage's competitors are partnering with Internet portals such as Yahoo! and America Online.

ADDITIONAL PRICING PRESSURES RESULTING FROM INCREASED ONLINE COMPETITION COULD REDUCE OUR REVENUES.

     Pricing of mortgage loans on the Internet is highly competitive and involves a number of factors, including the interest rate on the loan, up-front origination fees and fees for processing, underwriting and document preparation. Increased competition in the online arena may force us and other online mortgage lenders to reduce prices to borrowers, thus reducing our revenue.

IF INTERNET GROWTH SLOWS OR BORROWERS ARE RELUCTANT TO CONDUCT FINANCIAL BUSINESS THROUGH THE WEB, WE MAY BE UNABLE TO GENERATE SIGNIFICANT AMOUNTS OF LOANS ONLINE.

     Our ability to originate mortgage loans on the Internet and provide clients with Internet-based mortgage services is dependent upon continued growth in Internet usage. Web-based mortgage lending is relatively new, and we cannot predict whether there will be growth in mortgage loans generated on the Internet.

     The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inadequate development of the Internet infrastructure or slow or inadequate development of performance improvements.

     Mortgage borrowers are accustomed to traditional means of obtaining mortgage financing. For us to be successful, these borrowers must accept the use of the Internet to conduct financial transactions and exchange information online.

INTERNET SYSTEM FAILURES AND SECURITY CONCERNS COULD MAKE BORROWERS RELUCTANT TO USE OUR ONLINE SERVICES.

     The performance of the nMortgage.com website and the websites we will maintain for our clients will be important to our reputation, our ability to attract customers and our ability to achieve market acceptance of our services. Any system failure that causes an interruption or an increase in response time of our services could result in fewer loan applications through our Web sites and those we maintain for clients. System failures, if prolonged, could reduce the attractiveness of our services to borrowers and clients.

WE FACE LEGAL UNCERTAINTIES ASSOCIATED WITH THE INTERNET AND ELECTRONIC COMMERCE WHICH COULD INCREASE OUR COSTS OR REDUCE DEMANDS FOR OUR SERVICES.

     Our contemplated operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. However, the adoption of new laws or the application of existing laws may decrease the use of the Internet, which would decrease the demand for our services and might increase our cost of doing business.

     A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

     -  online content;

     -  user privacy;

     -  taxation;

     -  access charges;

     -  liability for third-party activities; and

     -  jurisdiction.

     In addition, the tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

     Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the costs of communicating on the Internet could increase, which could decrease demand for our services and increase our cost of doing business.

IF WE ARE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGES, OUR ABILITY TO COMPETE ON THE INTERNET WILL BE IMPAIRED.

     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards, and frequent new products and enhancements. If faster Internet access becomes more widely available through cable modems or other technologies, we may be required to make significant changes to the design and content of our Web site and the Web sites we maintain for clients to compete effectively.

     As the number of Web pages and users increase, we will need to modify the Internet infrastructure, our Web site and the Web sites we maintain for our clients to accommodate increased traffic. If we cannot modify our computer systems, we may experience:

     -  system disruptions;

     -  slower response times;

     -  impaired quality and speed of application processing; and

     -  delays in reporting accurate interest rate information.

     If we fail to effectively adapt to increased usage of the Internet or new technological developments, we will be unable to successfully compete online.

EFFORTS TO ENHANCE AWARENESS OF THE NMORTGAGE.COM BRAND MAY BE UNSUCCESSFUL, WHICH WOULD AFFECT OUR FINANCIAL PERFORMANCE.

     We believe that establishing and maintaining the nMortgage.com brand name and its reputation is an important aspect of our efforts to attract and expand our technology services and mortgage lending business. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. If we fail to adequately promote and maintain our brand name, our financial performance will suffer.

     To create, maintain and enhance the nMortgage.com brand, we must provide high-quality products and services, particularly on the Internet. If any breach or alleged breach of security or privacy involving our online services occurs, or if we are unable to otherwise successfully promote and maintain our brand, our business will suffer.

     There are thousands of Internet Web site addresses, or "domain names," containing the word "mortgage," such as "mortgages.com" "1mortgage.com" and "1mortgage1.com," that have been registered to other users. To the extent consumers confuse other Web sites with ours, our reputation could be harmed and our business could suffer.

ONLINE SECURITY RISKS MAY HARM OUR BUSINESS OPERATIONS.

     A significant barrier to online commerce is the secure transmission of confidential information over public networks. If any compromise of our security occurs, it would injure our reputation, and could impact the success of our business.

     nMortgage relies on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, such as that required on a mortgage loan application. Advances in computer capabilities, new discoveries in cryptography, or other developments may result in a breach of the techniques nMortgage uses to protect customer data.

WE FACE RISKS THAT NMORTGAGE'S INTELLECTUAL PROPERTY IS NOT ADEQUATELY PROTECTED AND THAT IT MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR INFRINGEMENT.

     nMortgage's copyrights, trademarks, trade dress, trade secrets, and similar intellectual property are critical to its success. nMortgage has applied for registration of the mark "nMORTGAGE". However, we may not be able to adequately protect the intellectual property against infringement, which could damage our reputation or create brand confusion in the market. Either of those events could injure our financial performance if it took place on a large enough scale.

     nMortgage protects its internally-developed technology through a combination of copyright, trade secret and trademark law. However, nMortgage has neither applied for or been issued patents for its technology. Unauthorized parties may attempt to copy or to otherwise obtain and use nMortgage's services or technology and we cannot be certain that the steps nMortgage has taken and the steps we will take in the future will prevent them from misappropriating or infringing upon such technology. The costs associated with enforcing our rights to technology could increase our losses and depress our stock price.

     Mortgage-related Internet technologies are rapidly being developed. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. Third parties may assert infringement claims against us or nMortgage. We may incur substantial costs in defending against third-party infringement claims regardless of the merit of those claims. We also cannot guarantee that we would be able to license comparable technology if our use was found to infringe on someone else's rights. If we were unable to license comparable technology, our business could suffer.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT TECHNICAL AND SUPPORT PERSONNEL THAT WE NEED TO SUCCEED.

     Competition for qualified technical and support personnel is intense, and we may not be able to hire and retain sufficient numbers of qualified technical and support personnel. If we fail to hire and retain sufficient numbers of technical and support personnel, our business and results of operations would be adversely affected.

RISKS RELATED TO THE MORTGAGE BANKING INDUSTRY.

     If we consummate the Merger, we will be subject to the following risk factors related to the mortgage banking industry in which nMortgage operates its business, which risk factors should be carefully considered by IGCA shareholders:

WE WILL MOST LIKELY ORIGINATE AND FUND FEWER MORTGAGE LOANS IF INTEREST RATES RISE.

     In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate and fund fewer mortgage loans and our revenues will decline. On addition, demand for refinancing mortgages declines more significantly than for new home purchase mortgages during periods of rising interest rates.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE FINANCING SOURCES, OUR ABILITY TO ORIGINATE AND FUND MORTGAGE LOANS WILL BE IMPAIRED AND OUR REVENUES WILL SUFFER.

     Our ability to fund mortgage loans will depend to a large extent upon our ability to secure financing on acceptable terms. We currently anticipate funding most of the loans we will originate through large lines of credit known as "warehouse lines of credit", or under collateralized loan repurchase agreements. Several commercial banks and institutional investors provide these funding sources. Most of these financing arrangements have one-year terms and some are cancellable by the lenders at any time.

     If we are not successful in renewing our borrowings or in arranging new financing with terms as favorable as the terms of our current financing arrangements, we may have to curtail our origination and funding activities, which would reduce our revenue.

     All of the financing arrangements we will use to fund mortgage loans subject us to financial covenants and other restrictions. Because nMortgage is an early stage company that is actively investing in growth, nMortgage at times is in default under those covenants and restrictions and relies on waivers from the various lenders. If we are unable to operate within the covenants or obtain waivers, all amounts that we owe under the financing arrangements could become immediately payable. The termination of a financing arrangement by a lender, or the acceleration of our debt, would have a significant negative effect on our business.

OUR GAINS AND LOSSES ON SALES OF MORTGAGE LOANS IN THE SECONDARY MARKET ARE AFFECTED BY RISING INTEREST RATES AND ANY HEDGING STRATEGY WE IMPLEMENT MAY NOT OFFSET THE RISK.

     Our ability to generate net gains on the sale of loans in the secondary market may be adversely affected by increases in interest rates. We will typically establish interest rates on mortgage loans we originate at the same time we obtain commitments from the anticipated purchasers of the loans. The mortgage loan purchase commitments we will obtain will be contingent upon delivery of the loans to the purchasers within specified periods. If we are unable to deliver closed loans on time and interest rates increase, we may experience no gain, or even a loss, on the sale of these loans.

IF WE ADOPT A HEDGING STRATEGY, WE MAY ALSO CHANGE THE WAY WE SELL LOANS IN THE SECONDARY MARKET, WHICH WOULD EXPOSE US TO LOSSES IF INTEREST RATES DECLINE SHARPLY.

     Hedging strategies involve buying and selling mortgage-backed securities so that if interest rates increase and we expect to suffer a loss on the sale of those loans, our buying and selling of mortgage-backed securities will offset the loss. An effective hedging strategy is complex and no hedging strategy can completely eliminate risk. If we adopt a hedging strategy to manage our risks, we may also begin selling more loans on a mandatory delivery basis. Selling on a mandatory delivery basis means we are required to sell the loans to a secondary market investor at a price we agree upon, regardless of whether the loans close. This strategy potentially generates greater revenue for us because secondary market investors are willing to pay more for this type of commitment. However, it also exposes us to greater losses if interest rates decline sharply and borrowers choose not to close on the higher interest rate loans that we promised them prior to the decline in interest rates.

     Any hedging strategy we adopt would help us manage the risk of selling loans on a mandatory delivery basis. However, as with hedging strategies to protect us against rising interest rates, no hedging strategy is perfect. To the extent that we are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the loans we originate, the greater risks associated with loans sold on a mandatory delivery basis may cause us to lose money on the sale of those loans.

OUR NET INTEREST INCOME MAY BE REDUCED BY FLUCTUATIONS IN INTERMEDIATE-TERM AND SHORT-TERM INTEREST RATES.

     When intermediate-term interest rates approach or sink below short-term interest rates, our net interest income will be reduced or we will net interest losses. We will earn net interest income or suffer net interest losses from the time we fund a mortgage loan until it is delivered to an investor in the secondary market. That time period generally consists of 25-40 days. Whether we earn net interest income or suffer net interest losses will depends on the difference between the interest rates on mortgage loans we fund and the interest rates on the money we borrow to fund those mortgage loans.

     The interest rates on mortgage loans we will fund are affected by intermediate-term rates in the United States. The interest rates on the money we will borrow to fund mortgage loans are affected by short-term rates based on the London Interbank Offered Rate (LIBOR). If the intermediate-term rates in the United States approach the LIBOR rate, our net interest income will be reduced or we will suffer net interest losses.

FLUCTUATIONS MAY OCCUR IN OUR OPERATING RESULTS DUE TO SEASONALITY AND OTHER FACTORS, ANY OF WHICH MAY REDUCE THE PRICE OF OUR COMMON STOCK.

     Our revenue will be subject to seasonal and other fluctuations. Due to these factors, our operating results during any given period may suffer, which could result in a reduction in the trading price of our common stock.

     Home sales typically peak during the spring and fall seasons and decline in the summer and winter. Our operating results may fluctuate significantly as a result of a variety of other factors, many of which are outside our control. These factors include, among others, (i) a decline in residential home buying that decreases the demand for purchase mortgage loans, (ii) an increase in interest rates that decreases the demand for refinancing existing mortgage loans, and (iii) the number of applications generated through our Web site and those sites we create and maintain for clients.

OUR COMPETITORS IN THE MORTGAGE BANKING MARKET ARE OFTEN LARGER, MORE EXPERIENCED AND HAVE GREATER FINANCIAL RESOURCES THAN WE DO, WHICH WILL MAKE IT DIFFICULT FOR US TO COMPETE SUCCESSFULLY.

     We will be competing with other mortgage banking companies, commercial banks, savings associations, credit unions, insurance companies and other financial institutions in every aspect of our business. Many of these companies and financial institutions are larger, more experienced and have greater financial resources than we do. Accordingly, we may not be able to successfully compete in the mortgage banking market. Our competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They also may be able to undertake more extensive promotional activities, offer more attractive terms to borrowers and adopt more aggressive pricing policies.

A DISCONTINUATION OR REDUCTION IN SECONDARY MARKET PROGRAMS WOULD HURT OUR FINANCIAL PERFORMANCE.

     Our ability to sell mortgage loans to institutional investors in the secondary market will be largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and private mortgage investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities through the secondary market. Any discontinuation of or reduction in the operation of those programs or any significant impairment of our eligibility to participate in those programs would hurt our financial performance. Also, any significant adverse change in the secondary market level of activity or the underwriting criteria of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors would reduce our revenues.

     IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING RULES AND REGULATIONS, OUR ABILITY TO ORIGINATE AND FUND MORTGAGE LOANS MAY BE RESTRICTED.

     Our mortgage banking business is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. We also are required to comply with each regulatory entity's financial requirements. If we do not comply with these rules, regulations and requirements, the regulatory agencies may restrict our ability to originate and fund mortgage loans.

     We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states. In addition, secondary market investors may demand indemnification or require us to repurchase loans sold in the secondary market. We also may be subject to class action lawsuits. Any of these events could impair our ability to originate and fund loans, which would reduce our revenue.

     CHANGES IN REGULATORY REQUIREMENTS OR THE INTERPRETATIONS OF THOSE REQUIREMENTS COULD INCREASE OUR COSTS OF DOING BUSINESS OR OTHERWISE HURT OUR FINANCIAL PERFORMANCE.

     Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Changes in these regulatory and legal requirements could increase our costs of doing business.

     Many states prohibit non-employees of a licensed mortgage company from conducting business under that licensed mortgage company's name. Our clients often hire us to provide back office functions, such as processing and underwriting. Because providing these back office services is a relatively new concept in the industry, most state regulations do not specifically address the provision of back office services. As state regulators become more familiar with these practices, it is possible that they may interpret current regulations or enact new regulations to restrict our ability to perform these back office services for our clients, either of which would adversely affect our financial performance.

EARLY MORTGAGE LOAN PAYMENT DEFAULTS MAY CAUSE LOSSES.

     If borrowers default in the first few months after the loan is originated, we may be required to repurchase those loans from the secondary market investors to whom we sold those loans. We may not be able to resell those loans in the secondary market. Our financial performance may be adversely affected during economic downturns when the frequency of loan defaults tends to increase.

WE MAY BE REQUIRED TO REPURCHASE LOANS OR INDEMNIFY INVESTORS IF WE BREACH REPRESENTATIONS AND WARRANTIES.

     When we sell a mortgage loan to a secondary market investor, we will make representations and warranties about characteristics of the mortgage loan, the borrower and the underlying property. If we breach any of these representations and warranties, we may be required to repurchase the loan from the investor or indemnify the investor for any damages caused by the breach.

     With some loan sales, we may be required to return a portion of the premium paid by the investor for the loan if the loan is prepaid within the first year after its sale. If we are regularly required to repurchase loans, indemnify investors or return loan premiums, it would have an adverse effect on our financial performance.

A DELAY IN THE RECEIPT OF SERVICES FROM THIRD PARTIES MAY REDUCE OUR REVENUES.

     We will rely on third party sources for some of the information used in the mortgage loan underwriting process, including credit reports, appraisals and title searches. Any interruptions or delays in obtaining these services may cause delays in our processing and closing of mortgage loans, which could create customer dissatisfaction and injure our market position.

RISKS ASSOCIATED WITH THE COMPANY GENERALLY.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

     Although our common stock is currently listed on the Nasdaq National Market, we cannot guarantee that an active public market for our common stock will continue to exist. The minimum bid price criteria required in order to trade on the Nasdaq National Market is $1.00 per share. If we fail to maintain the requisite bid price, our securities could be delisted from the Nasdaq National Market. Additional factors giving rise to such delisting could include, but might not be limited to (1) a reduction of our net tangible assets to below $4,000,000, (2) a reduction to one active market maker, or (3) a reduction in the market value of the public float in our securities to less than $5,000,000.

     Additionally, Nasdaq could require IGCA to reapply to the Nasdaq National Market immediately following the Merger. There is no assurance that we will be able to meet the listing requirements either now or at the time of such reapplication.

     If our securities are delisted from the Nasdaq National Market, quotations, if any, in our common stock would thereafter be available in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of IGCA by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

     To date, we have not paid any cash dividends on our common stock, and, regardless of whether the Merger is consummated, we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

     Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. Our authorized capital consists of 100,000,000 shares of capital stock, of which 4,000 shares have been designated Series B Convertible Preferred Stock, par value $0.01 per share, 2,000 shares have been designated Series C Convertible Preferred Stock, par value $0.01 per share, and 3,000 shares have been designated Series D Convertible Preferred Stock, par value $0.01 per share. As of the Record Date, we had outstanding 8,952,366 shares of common stock, 280 shares of Series B Convertible Preferred Stock, 900 shares of Series C Convertible Preferred Stock and 1,612.5 share of Series D Convertible Preferred

Stock. If the merger is consummated, we will have outstanding approximately 46,000,000 additional shares of common stock.

     The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights granted to holders of the Units issued in our initial public offering. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

     Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving IGCA or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

     As permitted by Minnesota law, our Articles of Incorporation provide that members of our Board of Directors are not personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held on           , 2000, at 9:00 a.m., local
time, at the Company's offices at 4725 Aircenter Circle, Reno, Nevada.

PURPOSE OF SPECIAL MEETING

     At the Special Meeting, the holders of shares of IGCA common stock will consider and vote upon proposals to: (i) adopt the Asset Purchase Agreement;
(ii) adopt the Merger Agreement; (iii) amend the Company's Articles of Incorporation to change the name of the Company, contingent upon consummation of the Merger, to "nMortgage.com, Inc."; and (iv) transact any other business as may properly come before the meeting or any adjournments thereof (each of (i), (ii), (iii) and (iv) are referred to herein as a "PROPOSAL", and collectively as the "PROPOSALS").

RECORD DATE

     The Board of Directors of IGCA has fixed the close of business on
          , 2000 as the record date (the "RECORD DATE") for the determination of holders of IGCA common stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 8,952,366 shares of IGCA common stock outstanding, each entitled to one vote.

REQUIRED VOTE; QUORUM; REVOCATION OF PROXIES

     Required Vote; Revocation of Proxies. Each Proposal must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of IGCA common stock present in person or represented by proxy at the Special Meeting, except that approval of the Merger and the Gaming Divestiture each require the affirmative vote of the holders of a majority of the shares of IGCA common stock outstanding on the Record Date.

     Voting and Revocation of Proxies.

     Shares of IGCA stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF IGCA STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSALS AND TRANSACTIONS CONTEMPLATED THEREBY.

     Abstentions may be specified on all IGCA Proposals. Shares of IGCA common stock represented at the Special Meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     For voting purposes at the Special Meeting, only shares affirmatively voted in favor of a Proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such Proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such Proposal. Under Minnesota law, shares represented by proxies that reflect "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the IGCA Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of all business. Because broker non-votes will be treated as unvoted with respect to the approval of the Merger and the Gaming Divestiture, they will also have the same effect as votes against such Proposals. However, broker non-votes will be treated as unvoted for purposes of determining approval of the change in IGCA corporate name and will not be counted as votes for or against such proposal.

     IGCA proxy holders may, in their discretion, vote shares to adjourn the Special Meeting to solicit additional proxies in favor of such Proposals. However, shares of IGCA stock with respect to which a proxy is signed and returned indicating a vote against any Proposal will not be so voted to adjourn.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of IGCA, prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of IGCA proxies should be addressed to IGCA at its principal executive offices. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     The IGCA Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment subject to applicable Securities and Exchange Commission rules.

SOLICITATION OF PROXIES AND EXPENSES

     IGCA will bear all costs and expenses incurred in connection with the printing and mailing of this Proxy Statement, and will bear the cost of soliciting proxies for the Special Meeting. IGCA also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of IGCA common stock. Proxies are being solicited primarily by mail, but officers and directors of IGCA may also solicit proxies personally, by telephone or by special letter.

     THE BOARD OF DIRECTORS OF IGCA HAS DETERMINED THAT THE GAMING DIVESTITURE AND THE MERGER ARE EACH IN THE BEST INTERESTS OF IGCA AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET PURCHASE AGREEMENT AND THE MERGER AGREEMENT AND RECOMMENDS THAT ALL IGCA SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE ASSET PURCHASE AGREEMENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY EACH SUCH AGREEMENT. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ALL IGCA SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY, CONTINGENT UPON THE CONSUMMATION OF THE MERGER, TO NMORTGAGE.COM, INC.

                             THE GAMING DIVESTITURE

GENERAL; BACKGROUND

     As a condition to the merger, IGCA must divest substantially all of its gaming related assets (the "GAMING ASSETS"). If such assets were not sold prior to consummation of the Merger, the parent corporation of nMortgage would be required to be licensed and found suitable under various gaming jurisdictions. nMortgage does not desire to undertake gaming licensing given its principle line of business. Accordingly, on February 1, 2000, IGCA, Innovative Gaming, Inc., a Nevada corporation and a wholly owned subsidiary of IGCA, and Xertain entered into the Asset Purchase Agreement. If approved by the IGCA shareholders, upon the terms and subject to the conditions contained in the Asset Purchase Agreement, IGCA will sell and divest substantially all of the Gaming Assets to Xertain in exchange for the consideration described below.

ASSET PURCHASE AGREEMENT; CONSIDERATION

     Pursuant to the terms and subject to the provisions of the Asset Purchase Agreement, a copy of which is attached as APPENDIX A to this Proxy Statement, IGCA will sell the IGCA Gaming Assets to Xertain for an aggregate of $4,000,000 and a promissory note made by Xertain and payable to IGCA in an amount equal to the accounts receivable of IGCA as of the closing date of the Gaming Divestiture, as adjusted for certain payments to be made by Xertain and IGCA as provided in the note (the "ACCOUNTS RECEIVABLE PROMISSORY NOTE"). The Accounts Receivable Promissory Note will be secured by the accounts receivables of IGCA which are being acquired by Xertain pursuant to the Gaming Divestiture.

     Of the $4,000,000 referenced above as part of the purchase price, $1,000,000 will be payable in cash at the closing of the transaction, provided that prior to such time Xertain has obtained interim approval to manufacture gaming machines from the Nevada gaming regulatory authorities. If Xertain cannot obtain such interim approval prior to the closing, Xertain will deliver either
(i) a $1,000,000 unsecured promissory note due upon Xertain's obtaining approval from the Nevada gaming regulatory authorities (but in no event later then September 1, 2000) , or (ii) an irrevocable letter of credit in the amount of $750,000.

     The remaining $3,000,000 of the purchase price will be paid in the form of an unsecured convertible promissory note which will have a 36-month term, bear interest at 8.5% per annum, and have interest and principle payable upon the due date. At the holder's option, such promissory note will be convertible into Xertain common stock at $4.50 per share upon the earlier of (a) twelve months from the closing date of the Gaming Divestiture or (b) upon initial public offering of Xertain common stock. Additionally, Xertain will issue to IGCA a six-month term note bearing interest at 8.5% with the principle amount equal to the accounts receivable outstanding at the closing of the Gaming Divestiture, as adjusted for certain payments made by Xertain or IGCA pursuant to the terms of the note. In addition to paying the purchase price for substantially all the Gaming Assets, Xertain will assume certain contracts and liabilities of IGCA. Following consummation of the Gaming Divestiture, IGCA will not own or have any interest in the Gaming Assets.

     In addition to various standard conditions of closing, the Gaming Divestiture is subject to the simultaneous closing of the Merger, shareholder approval, and the termination of various employment contracts of certain key employees of IGCA. If that the Gaming Divestiture is terminated by IGCA because IGCA has accepted another proposal with respect to the purchase of the Gaming Assets and the Asset Purchase Agreement has not been terminated pursuant to the terms thereof, IGCA would be required to pay Xertain $150,000.

DESCRIPTION OF THE GAMING ASSETS

     The assets of IGCA set forth below will be included as part of the Gaming Assets which, upon receipt of shareholder approval, will be sold by IGCA pursuant to Asset Purchase Agreement.

INTELLECTUAL PROPERTY

     IGCA has exclusive ownership and licensing rights pertaining to its blackjack, craps, roulette and SuperSuits Progressive Blackjack machines in gaming markets worldwide. IGCA(R), BJ Blitz(TM), Hot Shot Dice(TM), Lightning Strike Roulette(TM), Live Video Blackjack(R), Live Video Craps(R), Live Video Roulette(R), Monster Money(TM), Bonus Streak(TM), Cascade of Diamonds(TM), Mythical Reels(TM), and SuperSuits(R) are all trademarks of IGCA for which the Company has federally registered or applied for federal registration. IGCA has also been granted a Trademark and Design registration for Lightning Strike Roulette in Australia. In addition, IGCA believes that the technical know-how, trade secrets and creative skills of our employees and contract personnel are substantial assets of the Company.

REAL PROPERTY LEASES

     Our corporate office, which is located in Reno, Nevada, at 4925 Aircenter Circle, is a 55,000 square foot two-story building which is comprised of approximately 44,630 square feet of production/warehouse space and approximately 10,370 square feet of office space, break room and conference room. IGCA leases this corporate office/building for $23,587 per month, with the lease expiring on October 31, 2001. The Company also leases a satellite sales and service office which is located in Las Vegas, Nevada, at 2300 East Patrick Lane, for $2,670 per month, with such lease expiring on February 29, 2000. This sales and service office is a 2,420 square foot building consisting of 1,868 square feet of office space and 552 square feet of production warehouse space.

VEHICLES AND EQUIPMENT

     The Company owns vehicles, office equipment, test and shop equipment, And leasehold improvements with an approximate carrying value of $685,000.

INVENTORY

     As of December 31, 1999, the approximate carrying value of the Company's inventories totaled $6,800,000.

NO RELATION BETWEEN PARTIES.

     No executive officer, director, or shareholder of Xertain is an employee officer, director or significant shareholder of IGCA.

                                   THE MERGER

GENERAL

     If approved by the IGCA shareholders and the stockholders of nMortgage, upon the terms and subject to the satisfaction of the conditions contained in the Merger Agreement (including without limitation the conditions referenced below under the caption "Conditions to the Merger"), nMortgage will be merged with and into Merger Subsidiary at the Effective Time. Merger Subsidiary will be the surviving corporation in the Merger, will be renamed "nMortgage.com, Inc." and will continue to be a wholly-owned subsidiary of the IGCA.

     At the Effective Time, each outstanding share of nMortgage capital stock, par value $0.01 per share (collectively, the "NMORTGAGE SHARES"), will be automatically converted into the right to receive a pro rata share of the greater of (i) an aggregate of Forty Six Million (46,000,000) shares of common stock of IGCA, or (ii) 75% of the then outstanding shares of common stock of IGCA on a fully-diluted basis.

BACKGROUND

     Since IGCA's inception, revenues realized by the Company have generally failed to meet or exceed the costs associated with operating its business. In addition, the costs over time of obtaining the capital necessary to continue operations have become prohibitively expensive and difficult to locate. In an attempt to retain value for the IGCA shareholders, the Company began to explore strategic alternatives to the continued operation of the Company. In 1998, IGCA retained the investment banking firm of Gerald Klauer Mattison & Co., Inc. to analyze the Company's strategic alternatives, including finding a strategic partner for the Company for a potential sale, joint venture, merger or other form of business combination. The Company has also contacted several private entities interested in potentially acquiring the assets of IGCA. On September 15, 1999, Equitex contacted the Company to express an interest in merging with and into IGCA contingent upon IGCA's divestiture of its gaming assets. After further negotiations with Equitex and continued assessment other strategic alternatives available to IGCA, Equitex and IGCA signed a non-binding letter of intent on October 8, 1999, outlining the terms of a contemplated merger between IGCA and nMortgage. On December 31, 1999, IGCA and nMortgage, along with Equitex and IGCA Acquisition Corp., executed the Merger Agreement. The Merger Agreement was amended by the parties thereto on February 11, 2000, in order to extend time by which each of IGCA and nMortgage must have delivered to the other certain schedules to the Merger Agreement and completed due diligence review to their respective satisfaction.

CONDITIONS TO THE MERGER

     The respective obligations of IGCA and nMortgage to consummate the Merger are subject to the satisfaction or waiver of certain conditions on or prior to the Effective Time, including (among other things) that: (i) the Merger has been approved by the requisite vote of the shareholders of IGCA and, if required by applicable law, the requisite vote of the stockholders of Equitex (ii) IGCA has consummated the Gaming Divestiture, (iii) delivery of certain schedules to the Merger Agreement on or prior to February 29, 2000, (iv) completion by each of IGCA and nMortgage of due diligence to their respective satisfaction on or prior to February 29, 2000, (v) IGCA has net tangible assets in an amount equal to $2,000,000 at the Effective Time, and (vi) the execution and delivery by IGCA and nMortgage of certain certificates and other documents which are customary in transactions of this nature.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Board of Directors of IGCA has unanimously determined that the Gaming Divestiture and the Merger are each in the best interests of the Company and its shareholders and have approved the Asset Purchase Agreement, the Merger Agreement and the transactions contemplated by each such agreement. The Board of IGCA believes that the Gaming Divestiture, in combination with the Merger, offers its shareholders a unique opportunity to participate in the mortgage loan industry during a period of potential growth based on nMortgage's Internet mortgage strategy. The Board of IGCA approved the Gaming Divestiture and the Merger primarily because of the opportunity for increased long-term value which it believes would be provided to the IGCA shareholders as a result of the transactions.

     During the course of its negotiations with nMortgage, the directors of IGCA considered the alternative of continuing to operate the Company as a developer, manufacturer, marketer and distributor of gaming machines. The Board of IGCA determined to proceed with the nMortgage negotiations rather than to continue its operations based upon the Company's high cost of capital, the character and market position of IGCA, the current risks associated with the operations of IGCA and its future prospects, and the likely prospects of IGCA as an independent company. Other considerations leading to the decision by the Board of IGCA to approve the transactions included, without limitation:

     - the Board's understanding of the present and anticipated environment of the gaming industry and the potential for further consolidation within the industry that could adversely affect IGCA's competitive position;

     - the market price of the IGCA common stock recently and over the past several years;

     - the terms of the Asset Purchase Agreement and the Merger Agreement, including IGCA's "no solicitation" covenant which prohibits IGCA from soliciting an acquisition proposal or, subject to the fiduciary duties of the Board, from negotiating with any other parties with respect to an acquisition proposal, and the obligation of IGCA to pay a termination fee to nMortgage if an acquisition proposal were consummated or an agreement were entered into with respect thereto following the termination of the Merger Agreement; and

     - the oral opinion of Craig Hallum Capital Group, Inc. delivered to the Board on December 17, 1999, confirmed in Craig-Hallum's written opinion dated December 17, 1999, to the effect that the consideration to be received by the holders of the IGCA common stock pursuant to the Merger is fair from a financial point of view to such holders.

     In view of the number and disparate nature of the factors considered by the IGCA Board, the IGCA Board did not assign relative weight to the factors considered in reaching its conclusions. Rather, the Board viewed its conclusions and recommendations to IGCA shareholders as being based on the totality of the information being presented to and considered by it.

     THE BOARD OF DIRECTORS OF IGCA RECOMMENDS THAT THE IGCA SHAREHOLDERS VOTE FOR THE ADOPTION OF THE ASSET PURCHASE AGREEMENT AND THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO IGCA

     On December 17, 1999, Craig-Hallum Capital Group, Inc. delivered its oral opinion to the IGCA Board of Directors that, as of such date, based on and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by the holders of IGCA common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Craig-Hallum subsequently confirmed its oral opinion by delivering to the IGCA Board a written opinion dated as of December 17, 1999, that based on and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by the holders of IGCA common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

     A COPY OF CRAIG-HALLUM'S WRITTEN OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. IGCA SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED BY CRAIG-HALLUM. THE SUMMARY OF CRAIG-HALLUM'S OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Craig-Hallum's opinion was delivered pursuant to its engagement by the IGCA Board and was directed solely to the IGCA Board and solely for its benefit and use in considering the Merger. Craig-Hallum's opinion was not rendered with a view toward serving as or constituting a recommendation to any shareholder of IGCA with respect to whether to vote in favor of the approval and the and adoption of the Merger Agreement, and should not be relied upon by any shareholder of IGCA as such.

     In connection with rendering its review of the Merger Agreement, and in arriving at its opinion, Craig-Hallum, among other things: (i) reviewed and analyzed (A) the financial terms of the Merger Agreement, (B) certain publicly available financial statements and other information of IGCA and Equitex, (C) certain internal financial statements and other historical financial and operating data concerning IGCA prepared by the management of IGCA, (D) certain internal financial statements and other historical financial and operating data concerning nMortgage prepared by the management of nMortgage, (E) certain financial projections prepared by the management of each of IGCA and nMortgage,
(ii) performed site visits and conducted discussions with members of the senior management of each of IGCA and nMortgage with respect to the business and prospects of each, (iii) analyzed the pro-forma impact of the Merger Agreement on the common stock of IGCA and Equitex, (iv) reviewed the reported prices and trading activity for the common stock of each of IGCA and Equitex, (v) compared the financial performance of IGCA and the price of its common stock with that of certain other comparable publicly-traded companies and their securities, (vi) compared the financial performance and pro-forma financial projections of nMortgage with those of certain other comparable publicly-traded companies,
(vii) participated in discussions among representatives of IGCA and their financial and legal advisors and (viii) conducted such other analyses and examinations and considered such other financial, economic and market criteria that it deemed necessary in arriving its opinion.

     In rendering its opinion, Craig-Hallum assumed and relied on the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, the financial, legal, tax, operating and other information that was provided it to by IGCA and nMortgage and each of their accounting and legal advisors and all information that was otherwise reviewed by it. Craig-Hallum did not make or receive an independent evaluation or appraisal of any of the respective assets or liabilities of IGCA or nMortgage. With respect to the financial forecasts and projections furnished to it, Craig-Hallum assumed that they had been reasonably prepared on the bases reflecting the best then currently available estimates and judgments of the management of IGCA and nMortgage of the respective future financial performance of IGCA and nMortgage, and Craig-Hallum expressed no view as to such projections or the assumptions on which they were based. Craig-Hallum made no independent investigations of any legal matters affecting IGCA or nMortgage and assumed the correctness of all legal advise given to the Board of Directors of IGCA by its counsel.

     Craig-Hallum's opinion was based on economic, market, financial and other conditions as they existed and could be evaluated by it on, and on the information made available to it as of, the date of its opinion. Although subsequent developments could materially affect the assumptions used in preparing its opinion, Craig-Hallum has no obligation to update, revise or reaffirm its opinion. The Craig-Hallum opinion does not constitute an opinion as to the price at which IGCA's common will trade at any time.

     As part of its securities and investment banking business, Craig-Hallum is regularly engaged in the valuation of businesses and securities, in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for other purposes. Craig-Hallum has acted as financial advisor to IGCA in connection with the Merger and will receive a fee of approximately $80,000 from IGCA for its services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and management of IGCA and nMortgage have interests in the Merger (described below and under the Captions "The Merger-Interests of Certain Persons in the Merger") that are different from and in addition to the interests generally of shareholders of IGCA. IGCA's Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Examples of these interests include:

     - If the Merger is completed, up to two (2) directors of IGCA may become directors of the surviving corporation to the Merger.

     - The executive officers of IGCA have employment agreements containing change of control payment provisions which could be triggered if these officers are terminated after the Merger. IGCA currently estimates that the aggregate payments it would be required to make under these agreements, if triggered, would amount to approximately $959,999. Of such amount, Xertain, pursuant to the Asset Purchase Agreement, has agreed to reimburse IGCA for the severance payments to be made to all of IGCA's executive officers with the exception of Edward G. Stevenson, IGCA's Chairman and Chief Executive Officer. In addition, the employment agreements permit the executive officers to exercise outstanding options for periods ranging from one to three years after the termination of their employment with IGCA.

     - The outstanding but non-vested options held by the executive officer's and directors of IGCA will accelerate and vest automatically upon the consummation of the Merger.

     - Upon consummation of the Merger, each outside director of IGCA will receive options to purchase up to 50,000 shares of IGCA common stock.

     - Upon consummation of the Merger, Edward G. Stevenson, IGCA's Chairman and Chief Executive Officer, will be issued options to acquire 200,000 shares of IGCA common stock and Barrett V. Johnson, IGCA's President and Chief Operating Officer, will be issued options to acquire 50,000 shares of IGCA common stock.

     - Henry Fong, Chief Executive Officer, Chairman of the Board and a substantial stockholder of Equitex, directly or indirectly owns shares of IGCA common stock and holds promissory notes which obligate IGCA to pay Mr. Fong or his affiliates an aggregate of $800,000.

     - Edward D. Stevenson, Ronald R. Zideck and Leo V. Seevers, each intend to resign their respective positions as members of IGCA's Board of Directors concurrently with or immediately following the consummation of the Merger. If any such director does resign, the remaining director or directors (as the case may be) would be entitled, pursuant to Minnesota law and Section (IV)(12) of the IGCA bylaws, to fill the vacancies created by such resignations. Notwithstanding the present intention of each of Mr. Stevenson, Mr. Zideck and Mr. Seevers to resign from the IGCA Board, none of such directors is obligated, contractually or otherwise, to do so. The IGCA shareholders are not being asked to vote for the election of directors (including any replacement directors) at the Special Meeting.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting under the generally accepted accounting principles ("GAAP"), with nMortgage treated as the acquiror.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Pursuant to the Merger Agreement, IGCA will acquire nMortgage in exchange for approximately 75% of the outstanding common stock of IGCA. For federal income tax purposes, no gain or loss will be recognized by IGCA or IGCA shareholders as a result of the Merger.

                              THE MERGER AGREEMENT

     The following is brief summary of certain provisions of the Merger Agreement, which is attached as APPENDIX B to this Proxy Statement and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.

TERMS OF THE MERGER

     The Merger Agreement provides that following the approval of the Merger Agreement and the Merger by the shareholders of IGCA and the satisfaction or waiver of the other conditions to the Merger, nMortgage shall be merged with and into Merger Subsidiary, the separate existence of nMortgage shall cease (except as may be continued by operation of law) and Merger Subsidiary shall continue its corporate existence as the surviving corporation to the Merger and a subsidiary of IGCA. The Certificate of Incorporation and the Bylaws of Merger Subsidiary, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the directors and officers of Merger Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time.

EFFECTIVE TIME

     As soon as practicable after all of the conditions to the Merger as set forth in ARTICLE VI of the Merger Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties to the Merger Agreement will file Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Minnesota. Pursuant to the Delaware General Corporation Law, the parties must also file a Certificate of Merger with the Secretary of State of Delaware.

CONVERSION OF SHARES

     At the Effective Time, (i) all of the issued and outstanding shares of the capital stock of nMortgage shall be converted into the right to receive the greater of an aggregate of 46,000,000 shares of IGCA common stock or 75% of the shares of IGCA common stock then outstanding on a fully diluted basis (the "MERGER CONSIDERATION"), and (ii) the shares of Merger Subsidiary common stock outstanding immediately prior to the Merger shall be converted into one share of the common stock of the Surviving Corporation, which share shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by IGCA. The number of shares of IGCA common stock comprising the Merger Consideration shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of the Merger Agreement and prior to the Effective Time applicable to shares of IGCA common stock. Each share of nMortgage capital stock held in the treasury of nMortgage shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

     At and as of the Effective Time, the holders of certificates representing shares of the capital stock of nMortgage at the Effective Time (collectively, the "NMORTGAGE STOCKHOLDERS") shall cease to have any rights as stockholders of nMortgage, except such rights, if any, as they may have pursuant to Delaware law. Until certificates representing shares of nMortgage capital stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

EXCHANGE OF NMORTGAGE COMMON SHARES

     After the Effective Time, each nMortgage stockholder shall be entitled, upon surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of nMortgage capital stock, to receive the Merger Consideration from IGCA pursuant to the procedures set forth in detail in the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties relating to, among other things: (a) the incorporation and corporate power of IGCA, Merger Subsidiary, nMortgage and First Bankers Mortgage Services, Inc., a subsidiary of nMortgage ("FBMS"); (b) the valid execution and delivery and the binding nature of the Merger Agreement with respect to IGCA and nMortgage; (c) the absence of certain conflicts with, violations of, or defaults under, the organization documents and certain other documents of IGCA, nMortgage and FBMS; (d) the absence of any requirement on the part of IGCA, nMortgage, or FBMS to submit any notices or other filings with any governmental authority in connection with the consummation of or the transactions contemplated by the Merger Agreement; (e) the capital structure of the IGCA, nMortgage and FBMS; (f) the accuracy of the financial statements of IGCA and FBMS; (g) the absence of material undisclosed liabilities of IGCA, nMortgage and FBMS; (h) the absence of material adverse changes, since September 30, 1999, in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of nMortgage or FBMS; (i) the compliance by IGCA, nMortgage and FBMS with all laws applicable to each (j) the possession by IGCA, nMortgage and FBMS of, and the compliance by each with, all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses; (k) certain matters with respect to the legal title to certain properties owned or leased by IGCA, nMortgage and FBMS; (l) the validity of the accounts receivable of each of IGCA and FBMS as reflected on their respective balance sheets dated September 30, 1999; (m) the timely and accurate filing of tax returns by IGCA, nMortgage and FBMS; (n) the validity and existence of certain material contracts of IGCA, nMortgage and FBMS; (o) the existence and validity of certain intellectual property rights of nMortgage and FBMS; (p) the existence of certain pending or threatened litigation involving IGCA, nMortgage, or FBMS; (q) the status of certain employees and related employee matters at IGCA nMortgage and FBMS; (r) certain employee benefit plan matters applicable to IGCA, nMortgage and FBMS;
(s) the status and validity of certain insurance policies of IGCA, nMortgage and FBMS; (t) the existence or nonexistence of certain transactions with affiliates or other parties related to IGCA, nMortgage or FBMS; (u) the adoption and implementation by each of nMortgage and FBMS of a Y2K compliance plan with respect to the information and business systems or online operations of each;
(v) the nonexistence of brokers, finders or financial advisors who might claim a right to payment for services rendered in connection with the Merger; (w) the nonexistence of material misstatements or omissions by either IGCA or nMortgage contained in the Merger Agreement or any other documents in connection therewith.

CERTAIN COVENANTS

     The Merger Agreement also contains various customary covenants, including covenants of each of IGCA and nMortgage that, during the period from December 31, 1999, until the Effective Time, unless otherwise agreed to in writing, each shall: (a) conduct its business in the ordinary course and consistent with past practice, preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with all persons with whom it does business; (b) not (i) materially amend its certificate of incorporation or bylaws; (ii) issue, sell or otherwise dispose of any shares of its capital stock (or, in the case of nMortgage, the capital stock of FBMS) or any options, warrants, or rights of any kind to acquire or sell any shares of the same (except for the issuance of shares of stock pursuant to the exercise of stock options outstanding on December 31, 1999, in accordance with their present terms); (iii) split, combine or reclassify any shares of its capital stock (or, in the case of nMortgage, the capital stock of FBMS) or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property) in respect of the same (other than dividends or distributions to nMortgage or FBMS); (iv) redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities (and in the case of nMortgage, the capital stock of FBMS); (v) other than in the ordinary course of business, (A) create, incur or assume any debt (except the refinancing of existing obligations of nMortgage, FBMS or IGCA on terms that are no less favorable to such entities than the existing terms; (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person; (C) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel, relocation or business advances to employees); (D) acquire the stock or assets of, or merge or consolidate with, any other Person; (E) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (F) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber any material assets or properties, other than to secure permitted debt; (vi) increase the compensation of any officers or employees or enter into, amend or terminate any employment, consulting agreement or any arrangement for compensation or benefits, other than as required pursuant to the terms of agreements in effect on December 31, 1999; (vii) take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and (c) use its reasonable commercial efforts to comply with all applicable laws and maintain in full force and effect all the permits necessary for the conduct of their respective businesses;

     IGCA and nMortgage have also agreed that each of IGCA and nMortgage shall:
(a) promptly notify each other upon the occurrence of any of the following: (i) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Merger; (ii) receipt of any material notice from any governmental authority in connection with the Merger; (iii) an event which would be reasonably likely to have a material adverse effect on business, assets, conditions, liabilities, or results of operations (iv) the commencement or threat of any litigation involving or affecting it or any of its properties or assets; (b) grant each other access to its offices and other facilities and to all contracts, agreements, commitments, books and records for the purpose of making reasonable inspections, and furnish each other with such financial and operating data as each may from time to time reasonably request; (c) use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, to consummate the Merger and satisfy the conditions of the Closing set forth in the Merger Agreement; (d) so long as the Merger Agreement is in effect, abstain from issuing or causing the publication of any press release or any other announcement with respect to the Merger without the obtaining the prior written consent of the other, except where such release or announcement is required by law; (e) comply in all material respects with the provisions of the Exchange Act and the Securities Act and all other applicable laws; (f) notwithstanding any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States that is or may become applicable to the Merger, take such actions as are necessary to consummate the Merger on the terms contemplated in the Merger Agreement.

     Each of IGCA and nMortgage have agreed that they shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in either IGCA, nMortgage or FBMS, or any similar transaction or business combination involving IGCA, nMortgage, or FBMS, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Each has further agreed to notify the other if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and promptly provide the other with such information regarding such proposal, offer, inquiry or contact as the other may request. Notwithstanding the foregoing, each may furnish information concerning its business to a third party making an unsolicited proposal or offer and enter into discussions, negotiations or agreements with such third party if it concludes that an applicable fiduciary duty of any of its directors or officers require such actions. In addition, IGCA shall be permitted to solicit offers and proposals with respect to the Gaming Divestiture as contemplated by the Merger Agreement.

     IGCA has agreed that immediately prior to the Closing, it shall have, in the aggregate, not more than Sixteen Million (16,000,000) shares of common stock issued and outstanding on a fully diluted basis after giving effect to the exercise, issuance or conversion securities convertible or exercisable for shares of IGCA common stock, subscription agreements or any other agreement which may require the issuance of IGCA common stock. Until the 2000 Annual Meeting of the shareholders of IGCA, and until their successors are elected and qualified, the board of directors of IGCA following the consummation of the Merger shall consist of seven directors of which two shall be selected by IGCA and five shall be selected by Equitex.

The parties to the Merger Agreement have also agreed that such directors shall stand for re-election as directors of IGCA at the next annual meeting of the shareholders of IGCA following the Merger.

     nMortgage has agreed to approve and adopt the Merger Agreement and the transactions contemplated thereby as soon as practicable after the execution of the Merger Agreement, and IGCA has agreed to take all steps necessary to duly call, give notice of, convene and hold the Special Meeting in order to, among other things, approve and adopt the Merger Agreement. In connection with the Special Meeting, IGCA board of directors has agreed to use its best efforts to obtain any necessary approval by the IGCA shareholders. Equitex has agreed to execute an irrevocable proxy in favor of such person as the IGCA shall designate with respect to all of the common stock of nMortgage beneficially owned by Equitex to vote in favor of the Merger contemplated by this Agreement.

CONDITIONS

     The respective obligations of IGCA and nMortgage to consummate the Merger are subject to the satisfaction or waiver of certain conditions on or prior to the Effective Time, including that: (a) the Merger has been approved by the requisite vote of the shareholders of IGCA and, if required by applicable law, the stockholders of Equitex; (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been enacted, entered, promulgated or enforced by any governmental authority which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn; (c) IGCA and Equitex have obtained or obviated the need to obtain all consents, approvals or waivers from governmental bodies or agencies, regulatory authorities and third parties, necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement; (d) any consents required to consummate the Merger or the transactions contemplated by the Merger Agreement have been obtained and are in full force and effect, except tor those the failure of which to obtain will not have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of IGCA or the Surviving Corporation and its subsidiaries taken as a whole; (e) IGCA has consummated the Gaming Divestiture; (f) IGCA has received all state securities law authorizations necessary to consummate the Merger; (g) there has been no material legal or governmental proceedings seeking to restrain, enjoin or otherwise prohibit, nor has any court or governmental authority of competent jurisdiction issued any order, restraining, enjoining or otherwise prohibiting, the Merger; (h) each of IGCA and nMortgage has delivered certain schedules to the Merger Agreement on or prior to February 10, 2000; and (i) each of IGCA and nMortgage has completed due diligence to their respective satisfaction on or prior to February 10, 2000.

     The obligation of nMortgage to consummate the Merger is further subject to the satisfaction or waiver of certain other conditions on or before the Effective Time, including that: (a) the representations and warranties of the IGCA are be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of the Merger;
(b) IGCA shall have materially performed and complied with all of the covenants and agreements required to be performed and complied with by it and materially satisfied all of the conditions required to be satisfied by it, each as set forth in the Merger Agreement, prior to the Closing Date; (c) there shall not occurred after the execution of the Merger Agreement, any event that would be reasonably likely to have a material adverse effect on the on the business, assets, condition (financial or otherwise), liabilities or the results of operations of IGCA, taken as a whole; (d) IGCA shall have delivered, or caused to be delivered, to nMortgage (i) a certificate executed on its behalf by an authorized officer of nMortgage to the effect that the certain conditions set forth in the Merger Agreement have been satisfied, (ii) a certificate of Good Standing from the Secretary of State of the State of Minnesota stating that IGCA is a validly existing corporation in good standing, (iii) a certificate of good standing from the Secretary of State of Minnesota stating that Merger Subsidiary is a validly existing corporation in good standing, and (iv) duly adopted resolutions of the Board of Directors of IGCA and the Board of Directors and the shareholder of Merger Subsidiary approving the execution, delivery and performance of the Merger Agreement and the instruments contemplated thereby, and of IGCA's shareholders approving the adoption of the Merger Agreement and approval of the Merger, each certified by its respective Secretary; (e) nMortgage shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of the Merger Agreement, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes; and (f) IGCA shall have net tangible assets in an amount equal to $2,000,000 at the Effective Time.

     The obligation of IGCA to consummate the Merger is further subject to the satisfaction or waiver of certain other conditions on or before the Effective Time, including that: (a) the representations and warranties of nMortgage are be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of the Merger; (b) nMortgage shall have materially performed and complied with all of the covenants and agreements required to be performed and complied with by it and materially satisfied all of the conditions required to be satisfied by it, each as set forth in the Merger Agreement, prior to the Closing Date; (c) there shall not occurred after the execution of the Merger Agreement, any event that would be reasonably likely to have a material adverse effect on the on the business, assets, condition (financial or otherwise), liabilities or the results of operations of nMortgage, taken as a whole; (d) Equitex shall have executed and delivered an agreement pursuant to which Equitex agrees to indemnify IGCA for losses resulting from nMortgage's breach of any representations and warranties contained in the Merger Agreement and any claims bought by the stockholders of nMortgage relating to the Merger; (e) nMortgage shall have delivered or caused to be delivered, to IGCA (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that certain conditions set forth in the Merger Agreement have been satisfied, (ii) a certificate of good standing from the Secretary of State of the State of Delaware, stating that nMortgage is a validly existing corporation in good standing, (iii) a certificate of good standing from the Secretary of State of the State of Florida, stating that FBMS is a validly existing corporation in good standing, (iv) duly adopted resolutions of the board of directors of nMortgage approving the execution, delivery and performance of the Merger Agreement and the instruments contemplated thereby, and of the stockholders of nMortgage adopting the Merger agreement and approving the Merger, each certified by the Secretary of the nMortgage; (v) certified copies of the articles of incorporation and bylaws of nMortgage, Equitex and FBMS; and (v) other documents and instruments as IGCA reasonably may request.

TERMINATION AND REMEDIES

     The Merger Agreement may be terminated by the mutual written consent of IGCA and nMortgage, and may be terminated by either IGCA or nMortgage if (a) the Merger has not been consummated on or prior to May 31, 2000 (unless such date is extended by the mutual agreement of each of the parties hereto), provided such termination right shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; (b) the requisite approval for the Merger by the shareholders of IGCA is not been obtained at the Special Meeting or at any adjournment or postponement thereof; (c) the approval of the stockholders of Equitex (if such approval is required by applicable law) is not obtained; or (d) any governmental authority has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

     IGCA may terminate the Merger Agreement if (a) nMortgage has materially breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to nMortgage of such breach; (b) the board of directors of the nMortgage or any committee thereof has withdrawn or modified in a manner adverse to IGCA its approval or recommendation of the Merger, failed to reconfirm its recommendation within 15 business days after a written request to do so, approved or recommended any proposal or offer made by a third party for an acquisition of nMortgage or FBMS (whether involving the sale of equity or assets), or has resolved to take any of the foregoing actions. In addition, IGCA may terminate the Merger Agreement in the event that its board of directors determines in good faith that the failure to terminate the Merger Agreement (and concurrently with or after such termination, cause IGCA to enter into any acquisition agreement or similar agreement with respect to any bona fide offer or proposal for any business combination, liquidation, or similar transaction involving IGCA, or the acquisition of any significant equity interest in, or a substantial portion of the assets of IGCA (with the exception of offers and proposals with respect to the Gaming Divestiture) which the board of directors of IGCA determines in its good faith judgment to be more favorable to the IGCA shareholders than the Merger) could create a reasonable possibility of a breach of its fiduciary duties to IGCA's shareholders under applicable law.

     nMortgage may terminate the Merger Agreement if (a) IGCA has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of notice to IGCA of such breach; (b) the board of directors of IGCA or any committee thereof has withdrawn or modified in a manner adverse to nMortgage its approval or recommendation of the Merger, failed to reconfirm its recommendation within 15 business days after a written request to do so, approved or recommended any proposal or offer made by a third party for an acquisition of IGCA (whether involving the sale of equity or assets other than in connection with the Gaming Divestiture), or resolved to take any of the foregoing actions. In addition, nMortgage may terminate the Merger Agreement in the event that its board of directors determines in good faith that the failure to terminate the Merger Agreement (and concurrently with or after such termination, cause nMortgage to enter into any acquisition agreement or similar agreement with respect to any bona fide offer or proposal for any business combination, liquidation, or similar transaction involving nMortgage or FBMS, or the acquisition of any significant equity interest in, or a substantial portion of the assets of nMortgage or FBMS which the board of directors of nMortgage determines in its good faith judgment to be more favorable to the nMortgage stockholders than the Merger) could create a reasonable possibility of a breach of its fiduciary duties to nMortgage's stockholders under applicable law.

     In the event of the termination of the Merger Agreement by either IGCA or nMortgage, the Merger Agreement shall become void and, except as provided in the Merger Agreement, there shall be no liability on the part of either IGCA or nMortgage or their respective directors, officers, employees, agents, legal or financial advisors or other representatives. Notwithstanding the foregoing, no such termination shall relieve either IGCA or nMortgage from any liability for any breach of the Merger Agreement prior to termination. In the event that a bona fide proposal by a third party for an acquisition (whether involving the sale of equity or assets other than in connection with the Gaming Divestiture) of either IGCA or nMortgage (including any offer or proposal related to FBMS) is made known to IGCA or nMortgage or has been made directly to their respective shareholder and stockholders generally or any person or entity has publicly announced an intention (whether or not conditional) to make such a proposal and such proposal or announced intention shall not have been withdrawn, and thereafter the Agreement is terminated by the IGCA or nMortgage as permitted under the Merger Agreement, then the recipient of such proposal shall promptly pay the other party an amount equal all reasonable out-of-pocket charges and expenses incurred by such other party in connection with the Merger Agreement in an amount not to exceed $350,000.

SURVIVAL; INDEMNIFICATION

     The respective representations, warranties, covenants and agreements of IGCA and nMortgage contained in the Merger Agreement or in any certificates or other documents to be delivered prior to or at the Closing shall survive the execution and delivery of the Merger Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except as otherwise provided in the Merger Agreement.

MISCELLANEOUS

     The Merger Agreement may be not be amended, modified or supplemented except in a writing executed by all of the parties to the Merger Agreement. The Merger Agreement is binding upon and will inure to the benefit of the parties thereto and their respective successors and permitted assigns, except that neither the Merger Agreement nor any of the rights, interests or obligations thereunder shall be assigned by any of the parties thereto prior to the Effective Time without the prior written consent of the other parties thereto, provided that Equitex may assign its rights and obligations the Merger Agreement to a wholly owned subsidiary owns all of the outstanding capital stock of nMortgage owned by Equitex on December 31, 1999.

     Except as otherwise expressly provided for in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses. The Merger Agreement will be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Minnesota.

APPRAISAL RIGHTS

     IGCA is governed under the laws of the State of Minnesota, and, accordingly, is governed by the provisions of the Minnesota Business Corporation Act (the "MBCA"). Pursuant to the relevant sections of the MBCA, the shareholders of IGCA have the right to an appraisal of the value of their share in connection with the Gaming Divestiture and the Merger.

     Sections 302A.471 and 302A.473 of the MBCA entitle any IGCA shareholder who objects to the Merger and who follows the procedures prescribed by Section 302A.473, in lieu of receiving the consideration proposed under the Gaming Divestiture and the Merger, to receive cash equal to the "fair value" of such shareholder's shares of IGCA common stock. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as APPENDIX D attached to this Proxy Statement and to any amendments to such provisions as may be adopted after the date of this Proxy Statement.

     ANY IGCA SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE GAMING DIVESTITURE AND/OR THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF APPENDIX D (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

     The MBCA provides dissenters' rights for any IGCA shareholder who objects to the Gaming Divestiture and/or the Merger who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any IGCA shareholder who (i) files with IGCA a written notice of his, her or its intent to demand the fair value of such shareholder's IGCA common stock if the Gaming Divestiture and/or the Merger is consummated and becomes effective, which notice is filed with IGCA on or before the vote is taken at the Special Meeting and (ii) does not vote such shares of IGCA common stock at the Special Meeting in favor of the proposal(s) to approve the Gaming Divestiture or the Merger, as applicable, shall be entitled, if the Gaming Divestiture and/or the Merger is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of IGCA common stock upon compliance with the applicable statutory procedural requirements. A failure by any IGCA shareholder to vote against the proposal(s) to approve the Gaming Divestiture and/or the Merger will not in and of itself constitute a waiver of the dissenters' rights of such shareholder under the MBCA. In addition, an IGCA shareholder's vote against the proposal(s) to approve the Gaming Divestiture and/or the Merger will not satisfy the notice requirement referred to in clause (i) above.

     Any written notice of an IGCA shareholder's intent to demand payment for such shareholder's shares of IGCA common stock if the Gaming Divestiture and/or Merger is consummated must be filed with IGCA at 4725 Aircenter Circle, Reno, Nevada 89502, Attention: Edward G. Stevenson, prior to the vote on the Gaming Divestiture and/or the Merger at the Special Meeting. A shareholder who votes for the Gaming Divestiture and/or the Merger will have no dissenters' rights with respect to such Proposal.

A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder's shares of IGCA common stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the Gaming Divestiture and the Merger Agreement.

     After the proposed Gaming Divestiture and Merger have been approved, IGCA must send written notice to all shareholders who have given written notice of their intent to demand the fair value of their shares of IGCA Common Stock and who have not voted in favor of the Gaming Divestiture and/or the Merger as described above. The notice will contain: (i) the address where the demand for payment and certificates representing shares of IGCA common stock (each a "Certificate") must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in Appendix D with a brief description of the procedures to be followed under those provisions. An IGCA shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her Certificate or Certificates within 30 days after such notice is given by IGCA. Prior to the Effective Time, an IGCA shareholder exercising dissenters' rights retains all other rights of an IGCA shareholder. From and after the Effective Time of the Gaming Divestiture and/or the Merger, as applicable, dissenting shareholders will no longer be entitled to any rights of an IGCA shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the MBCA.

     After the Effective Time of the Gaming Divestiture or the Merger, as applicable, or upon receipt of a valid demand for payment, whichever is later, IGCA must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount IGCA estimates to be the fair value of such shareholder's shares of IGCA common stock, plus interest accrued from the Effective Time of the Gaming Divestiture and/or the Merger, as applicable, to the date of payment. The payment also must be accompanied by certain financial data relating to IGCA, IGCA's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the IGCA common stock. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered. If IGCA fails to remit payment within 60 days of the deposit of the Certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited Certificates and cancel all transfer restrictions; however, IGCA may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. If a dissenting shareholder believes that the amount remitted is less than the fair value of the IGCA common stock plus interest, such dissenting shareholder may give written notice to IGCA of his or her own estimate of the fair value of the shares, plus interest, within 30 days after IGCA mails its remittance, and demand payment of the difference.

     If IGCA receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with IGCA or file in court a petition requesting that the court determine the fair value of the IGCA common stock.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by IGCA, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to IGCA if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

     Costs of the court proceeding shall be determined by the court and assessed against IGCA, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

     If the court finds that IGCA did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against IGCA. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

     A shareholder of record may assert dissenters rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies IGCA in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     Under Subdivision 4 of Section 302A.471 of the MBCA, an IGCA shareholder has no right, at law or in equity, to set aside the approval of the Gaming Divestiture or the Merger Agreement or the consummation of either except if such adoption or consummation was fraudulent with respect to such shareholder or IGCA.

                            SELECTED FINANCIAL DATA

IGCA

     The consolidated balance sheets of IGCA as of December 31, 1998 and December 31, 1997, and the consolidated statements of operations, cash flows and shareholders' equity for the fiscal years ended December 31, 1998 and December 31, 1997, each of which is set forth below, have been derived from the audited financial statements of IGCA. The consolidated balance sheet of IGCA as of September 30, 1999, and the consolidated statements of operations and of cash flows for the nine-month periods ended September 30, 1999 and September 30, 1998, each of which is set forth below, have been derived from the unaudited financial statements of IGCA.

                                      IGCA
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                             1998           1997           1999
                                                         ------------   ------------   -------------
                                                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents.............................     $ 1,617        $   518         $   465
Total Current Assets..................................     $13,465        $14,073         $ 9,363
                                                           -------        -------         -------
Total Assets..........................................     $17,093        $18,461         $12,791
                                                           =======        =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities.............................     $ 1,365        $ 1,470         $ 2,039
Notes Payable, less Current Portion...................     $   856        $   509         $ 3,396
                                                           -------        -------         -------
Total liabilities.....................................     $ 2,221        $ 1,979         $ 5,435
                                                           -------        -------         -------
Total shareholders' equity............................     $14,872        $16,482         $ 7,356
                                                           =======        =======         =======

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED                 NINE MONTHS ENDED
                                             --------------------------   -----------------------------
                                             DECEMBER 31   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1998           1997           1999            1998
                                             -----------   ------------   -------------   -------------
Net Sales.................................     $ 8,509       $10,292         $ 2,897         $ 7,373
Cost of Sales.............................     $ 7,134       $ 7,189         $ 4,239         $ 5,723
Selling, General and Administrative
  Expenses................................     $ 5,819       $ 5,285         $ 4,935         $ 4,227
Interest Income...........................     $   106       $   247         $   (73)        $    83
Loss From Operations......................     $(4,444)      $(2,182)        $(6,277)        $(2,577)
                                               -------       -------         -------         -------
NET LOSS..................................     $(4,338)      $(1,935)        $(6,350)        $(2,494)
                                               =======       =======         =======         =======
Basic & Diluted Net Loss per Share........     $ (0.63)      $ (0.43)        $ (0.91)        $ (0.37)

                                      IGCA
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                  YEARS ENDED                   NINE MONTHS ENDED
                                          ----------------------------    ------------------------------
                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                              1998            1997            1999             1998
                                          ------------    ------------    -------------    -------------
Net Operating Loss....................      $(4,338)        $(1,935)         $(6,350)         $(2,494)
Net cash used in operating
  activities..........................      $(2,106)        $(7,516)         $(2,762)         $(1,638)
Net cash provided by investing
  activities..........................      $   (92)        $   555          $  (152)         $   231
Net cash provided by financing
  activities..........................      $ 1,617         $   518          $ 1,762          $ 3,415
                                            -------         -------          -------          -------
INCREASE(DECREASE) IN CASH & CASH
  EQUIVALENTS.........................      $ 1,099         $(2,475)         $(1,152)         $ 2,008
                                            =======         =======          =======          =======

                                      IGCA
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                CLASS B NONVOTING     CONVERTIBLE
                                               COMMON STOCK       COMMON STOCK      PREFERRED STOCK
                                              ---------------   -----------------   ---------------
                                              SHARES   AMOUNT   SHARES    AMOUNT    SHARES   AMOUNT
                                              ------   ------   -------   -------   ------   ------
BALANCE 12/31/96...........................   6,477     $ 65       --       $--         --   $   --
                                              =====     ====      ===       ===     ======   ======
Series A preferred stock issued............      --       --       --        --      4,000    3,122
Preferred stock accretion adjustment.......      --       --       --        --         --      878
Series A preferred stock conversion to
  common stock.............................   1,055       10       --        --     (4,000)  (4,000)
Preferred stock dividends paid.............       3       --       --        --         --       --
Unrealized gain on available for-sale
  securities...............................      --       --       --        --         --       --
Net loss...................................      --       --       --        --         --       --
                                              -----     ----      ---       ---     ------   ------
BALANCE 12/31/97...........................   7,535       75       --        --         --       --
                                              =====     ====      ===       ===     ======   ======
Series B Preferred Stock issued............      --       --       --        --      3,000       --
Preferred stock accretion adjustment.......      --       --       --        --         --       --
Preferred Stock dividends paid.............      --       --       --        --         --       --
Net Loss...................................      --       --       --        --         --       --
                                              -----     ----      ---       ---     ------   ------
BALANCE 12/31/98...........................   7,535     $ 75       --       $--      3,000   $   --
                                              =====     ====      ===       ===     ======   ======

                                       ADDITIONAL                                 GAIN / (LOSS) ON
                                        PAID-IN     ACCUMULATED     UNEARNED     AVAILABLE FOR-SALE
                                        CAPITAL       DEFICIT     COMPENSATION       SECURITIES        TOTAL
                                       ----------   -----------   ------------   ------------------   -------
BALANCE 12/31/96.....................   $24,951      $(10,279)         --                 (7)         $14,730
                                        =======      ========         ===                ===          =======
Series A preferred stock issued......       622            --          --                 --            3,744
Preferred stock accretion
  adjustment.........................        --          (878)         --                 --                0
Series A preferred stock conversion
  to common stock....................     3,990            --          --                 --                0
Preferred stock dividends paid.......        12           (76)         --                 --              (64)
Unrealized gain on available for-sale
  securities.........................        --            --          --                  7                7
Net loss.............................        --        (1,935)         --                 --           (1,935)
                                        -------      --------         ---                ---          -------
BALANCE 12/31/97.....................    29,575       (13,168)         --                 --           16,482
                                        =======      ========         ===                ===          =======
Series B Preferred Stock issued......     2,804            --          --                 --            2,804
Preferred stock accretion
  adjustment.........................       297          (297)         --                 --                0
Preferred Stock dividends paid.......        --           (76)         --                 --              (76)
Net Loss.............................        --        (4,338)         --                 --           (4,338)
                                        -------      --------         ---                ---          -------
BALANCE 12/31/98.....................   $32,676      $(17,879)         --                 --          $14,872
                                        =======      ========         ===                ===          =======

NMORTGAGE

     The consolidated balance sheets of FBMS as of December 31, 1998 and December 31, 1997, and the consolidated statements of operations, cash flows and shareholders' equity for the fiscal years ended December 31, 1998 and December 31, 1997, each of which is set forth below, have been derived from the audited consolidated financial statements of FBMS.

              FIRST BANKERS MORTGAGE SERVICES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1998           1997
                                                                -----------    -----------
ASSETS
Cash........................................................    $   403,294    $   279,243
Mortgage loans held for sale................................     60,407,432     59,711,231
Receivables due on mortgages sold...........................      1,011,868      1,232,150
Advances and other receivables..............................      1,723,460      1,232,519
Prepaid expenses and deferred charges.......................        154,777        136,658
Deferred income taxes (Note 4)..............................         25,628         10,000
Property and equipment, net (Note 1)........................        922,389        911,589
Related party advances (Note 6).............................              0        329,000
                                                                -----------    -----------
                                                                $64,648,848    $63,842,390
                                                                ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Warehouse loans and other notes payable (Note 2)............    $54,616,448    $55,331,758
Accounts payable and accrued expenses.......................      5,011,976      4,680,841
Dividends payable...........................................         45,535         29,732
Customer deposits...........................................      1,084,493        395,902
Federal and state tax liability (Note 4)
  Current...................................................        283,725         20,000
  Deferred..................................................              0        232,000
                                                                -----------    -----------
TOTAL LIABILITIES...........................................     61,042,177     60,690,233
                                                                ===========    ===========
COMMITMENTS (NOTES 5 AND 8)
STOCKHOLDERS' EQUITY (NOTE 3)
Preferred stock, 12% cumulative, callable at par value, $10
  par; 1,000,000 shares outstanding, 208,950 shares issued
  and outstanding...........................................      2,089,500      1,752,000
Common stock, $.01 par; 10,000,000 shares authorized,
  3,000,000 shares issued and outstanding...................         30,000          2,000
Additional paid-in capital..................................      1,351,687      1,379,687
Retained earnings...........................................        135,484         18,470
TOTAL STOCKHOLDERS' EQUITY..................................      3,606,671      3,152,157
                                                                -----------    -----------
                                                                $64,648,848    $63,842,390
                                                                ===========    ===========

              FIRST BANKERS MORTGAGE SERVICES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                   1998           1997
                                                                -----------    -----------
OPERATING REVENUES
Loan originations...........................................    $ 3,461,348    $ 1,643,357
Sales of mortgage servicing rights..........................     23,449,275     12,761,948
Interest from mortgage operations...........................      5,061,693      2,717,380
Commercial income...........................................        223,464              0
Appraisal services..........................................         82,985         64,393
                                                                -----------    -----------
TOTAL OPERATING REVENUES....................................     32,278,765     17,187,078
                                                                ===========    ===========
OPERATING EXPENSES
Personnel, including officers' salaries and employee
  benefits..................................................      6,743,825      5,205,653
Sales commissions and fees..................................     15,539,598      7,134,896
General and administrative..................................      4,961,827      1,906,198
Interest....................................................      4,434,843      2,578,007
                                                                -----------    -----------
TOTAL OPERATING EXPENSES....................................     31,680,093     16,824,754
Income from operations......................................        598,672        362,324
Provisions for income taxes (Note 4)........................        173,465        165,000
                                                                -----------    -----------
NET INCOME..................................................    $   425,207    $   197,324
                                                                ===========    ===========

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                   ---------------------    --------------------     PAID-IN      RETAINED
                                   SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL      EARNINGS      TOTAL
                                   -------    ----------    ---------    -------    ----------    --------    ----------
BALANCE AT DECEMBER 31, 1996...     56,500    $  565,000      200,000    $2,000     $1,379,687    $106,476    $2,053,163
Capital Contributions..........    118,700     1,187,000           --        --             --         --      1,187,000
Dividends declared.............         --            --           --        --             --    (285,330)     (285,330)
Net income for the year........         --            --           --        --             --    197,324        197,324
                                   -------    ----------    ---------    -------    ----------    --------    ----------
BALANCE AT DECEMBER 31, 1997...    175,200    $1,752,000      200,000    $2,000     $1,379,687    $18,470     $3,152,157
                                   =======    ==========    =========    =======    ==========    ========    ==========
Capital Contributions..........     33,750       337,500    2,800,000    $28,000       (28,000)        --        337,500
Dividends declared.............         --            --           --        --             --    (308,193)     (308,193)
Net income for the year........         --            --           --        --             --    425,207        425,207
                                   -------    ----------    ---------    -------    ----------    --------    ----------
BALANCE AT DECEMBER 31, 1998...    208,950    $2,089,500    3,000,000    $30,000    $1,351,687    $135,484    $3,606,671
                                   =======    ==========    =========    =======    ==========    ========    ==========

              FIRST BANKERS MORTGAGE SERVICES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                               -------------------------
                                                                  1998          1997
                                                               ----------   ------------
OPERATING ACTIVITIES
Net income..................................................   $  425,207   $    197,324
  Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
     Depreciation and amortization..........................      324,533        164,518
     Deferred income taxes..................................     (246,493)       296,000
     Mortgage loan reserve..................................       94,217        249,073
     Decrease (Increase) in:
       Mortgage loans held for sale.........................     (854,418)   (37,887,521)
       Advances and other receivables.......................     (490,775)       190,868
       Prepaid expenses and deferred charges................      (18,285)        (6,460)
       Receivables due on mortgages sold....................      220,282       (547,017)
       Related party advances...............................      329,000       (329,000)
     Increase in:
       Accounts payable and accrued expenses................      334,436      1,769,533
       Customers deposits...................................      688,591        111,779
       Income tax liability.................................      263,725         11,000
Net cash provided (used) by operating activities............    1,070,020    (35,779,903)
INVESTING ACTIVITIES
  Expenditures for property and equipment...................     (239,691)      (133,841)
Net cash used by investing activities.......................     (239,691)      (133,841)
FINANCING ACTIVITIES
  Borrowings under credit lines, net........................     (751,388)    35,075,689
  Capital contributions.....................................      337,500      1,187,000
  Capital distributions -- cash.............................     (292,390)      (255,598)
Net cash (used) provided by financing activities............     (706,278)    36,007,091
Net increase in cash........................................      124,051         93,347
Cash beginning of period....................................      279,243        185,896
Cash, end of period.........................................   $  403,294   $    279,243
Interest paid...............................................   $2,034,000   $  2,025,000
Income taxes paid...........................................       21,949         18,536
NON CASH INVESTING AND FINANCING ACTIVITIES
  Capital lease obligations incurred For use of equipment...   $   61,186   $    411,188

              FIRST BANKERS MORTGAGE SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PROPERTY AND EQUIPMENT.  Property and equipment consists of the following:

                                                               DECEMBER 31,
                                                         -------------------------
                                                           1998            1997
                                                         ---------       ---------
Furniture and fixtures...............................    $ 162,568       $ 116,090
Office equipment.....................................      235,770         241,838
Leasehold improvements...............................      103,915          87,992
Computer software....................................       58,973          39,402
Computer equipment...................................      310,484         155,018
Telecommunication equipment..........................       85,646          77,322
                                                           957,356         717,662
Accumulated depreciation.............................     (476,815)       (297,759)
                                                         ---------       ---------
                                                         $ 480,541       $ 419,903
                                                         =========       =========

  CAPITALIZED LEASES

     In 1997, the Company entered into a capital lease to purchase computer equipment for its various branch locations. The term of the agreement does not exceed a four year period and the asset is capitalized under the provisions of Financial Accounting standards No. 13.

     Property acquired under capital leases consists of the following:

                                                               DECEMBER 31,
                                                         -------------------------
                                                           1998            1997
                                                         ---------       ---------
Equipment............................................    $ 662,297       $ 601,111
Accumulated amortization.............................     (220,449)       (109,425)
                                                         ---------       ---------
                                                         $ 441,848       $ 491,686
                                                         =========       =========

     The Company also has various equipment acquired under capital lease agreements which require payments of principal and interest. There were no capitalized interest costs related to these transactions for either 1998 or 1997. The total lease payments for 1998 and 1997 respectively were $203,356 and $98,181 net of interest.

     The future minimum lease payments under these financing agreements are as follows:

CAPITAL LEASES
--------------
1999........................................................    $204,578
2000........................................................     122,205
2001........................................................      75,855
2002........................................................      39,791
     Total minimum lease payment............................     442,429
Less: imputed interest......................................      52,222
                                                                --------
Present value of net minimum lease payments.................    $390,207
                                                                ========

2. BORROWINGS. BORROWINGS CONSIST OF THE FOLLOWING:

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1998           1997
                                                                   ----           ----
Warehouse credit line, $25,000,000 limit at December 31,
  1998 bearing interest at the federal funds rate plus
  1.625% (8.750% December 31, 1998), matures in February 28,
  1999 requires certain equity and leverage ratios,
  collateralized by first mortgage loans with a carrying
  value of $23,219,229 and $29,119,936 for 1998 and 1997
  respectively and is guaranteed by the Company's
  stockholders..............................................    $21,834,671    $27,383,526
Loan financing credit line, $30,000,000 limit at December
  31, 1997, bearing interest at the federal funds rate
  (7.2168 at December 31, 1997), due on demand,
  collateralized by first mortgage loans with a carrying
  value of $27,846,089. This loan was converted in 1998 to a
  repo loan.................................................             --    $27,563,736
Warehouse credit line, $30,000,000 limit at December 31,
  1998. Bearing interest at the Cooper River Funding rate
  plus 1.9625% (7.15% December 31, 1998) matures in February
  1999 requires certain equity and leverage ratios,
  collateralized by first mortgage loans with a carrying
  value of $27,846,089 for 1998 and is guaranteed by the
  Company's stockholders....................................     26,310,079             --
Working capital credit facility at December 31, 1998,
  interest payable monthly at an annual rate equal to the
  lender's prime rate plus 1% uncollateralized line of
  credit matures August 1999................................        477,000        180,000
Warehouse credit line, $7,5000,000 limit at December 31,
  1998, bearing interest at the federal funds rate plus .50%
  requires certain equity and leverage ratios,
  collateralized by first mortgage loans with a carrying
  value of $5,722,509 and is guaranteed by the Company's
  stockholders..............................................      5,398,593             --
Other notes payable at December 31, 1998, consists of bank
  debt and notes with private investors, bearing interest
  rates of 10.25% to 15.00%, with interest payable as agreed
  upon......................................................        596,105        204,496
                                                                -----------    -----------
                                                                $54,616,448    $55,331,758
                                                                ===========    ===========

3. STOCKHOLDERS' EQUITY. The Company is required to maintain certain regulatory net worth requirements. These requirements prohibit the Company from paying dividends or other distributions which would reduce its regulatory net worth below standards set by certain regulatory agencies. The Company's net worth at December 31, 1998 and 1997 was in excess of the regulatory requirements of $1,469,502 and $1,260,345, respectively.

     Additionally, the company in accordance with requirements under a warehouse loan agreement is required to maintain a minimum adjusted tangible net worth of $2,500,000.

4.  INCOME TAXES.  The Company's provision for income taxes was as follows:

                                                              1998        1997
                                                              ----        ----
Current.................................................    $419,958    $(131,000)
Deferred................................................    (246,493)     296,000
                                                            --------    ---------
     Total Provision for Income Taxes...................    $173,465    $ 165,000
                                                            ========    =========

     The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized if appropriate. Realization of the future tax benefit of net operating loss carryforwards is dependent on the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered this in reaching its conclusion that no valuation allowance is necessary for financial reporting purposes.

     The income tax effect of temporary differences comprising the deferred tax assets (liabilities) on the accompanying balance sheets is a result of the following:

                                                              1998        1997
                                                              ----        ----
Deferred tax assets:
  Federal tax operating
  Loss carryforwards.....................................    $25,628    $  10,000
Other....................................................         --           --
Deferred tax liabilities:
  Federal................................................         --     (152,000)
  State..................................................         --      (80,000)
Valuation allowance......................................         --           --
                                                             -------    ---------
     Net deferred tax asset (liability)..................    $25,628    $(232,000)
                                                             =======    =========

     A reconciliation between the statutory federal income tax rate (34%) and the effective rate of income tax expense for each of the two years during the period ended December 31, 1998 and 1997 follows:

                                                                1998        1997
                                                                ----        ----
Statutory federal income tax rate...........................       34%        34%
Increase/(decrease) in taxes resulting from:
State tax average rates.....................................        9          9
Utilization of tax benefit (costs)..........................    (14.0)      (2.5)
Effective rate..............................................     29.0%      45.5%

5. COMMITMENTS. The Company leases one of its facilities under the terms of an operating lease from an entity in which the principal stockholders of the Company are partners. The lease contains an escalatory clause which is tied to the consumer price index. Additionally, the Company leases office facilities and equipment under operating leases with unrelated parties. Rent expense for 1998 and 1997 aggregated $425,000 and $390,490, respectively including $155,150 and $121,430 on the related party lease.

     The total future minimum lease commitments pursuant to these leases are as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
1999........................................................    $395,631
2000........................................................     212,069
2001........................................................      71,998

     Minimum lease commitments terminate in year 2001.

6. RELATED PARTY TRANSACTIONS. Amounts due from an officer reflected as related party advances were repaid during 1998 by the issuance of additional compensation to the officer.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" ("SFAS No. 107"), requires that the Company disclose estimated fair value for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments:

                                                  DECEMBER 31, 1998             DECEMBER 31, 1997
                                              --------------------------    --------------------------
                                               CARRYING         FAIR         CARRYING         FAIR
                                                AMOUNT          VALUE         AMOUNT          VALUE
                                               --------         -----        --------         -----
    Assets:
    Mortgagee loans held for Sale.........    $60,407,432    $61,257,892    $59,711,231    $60,539,512
    Liabilities:
    Warehouse Loans and Other Payables....    $54,616,448    $54,616,448    $55,331,758    $55,331,758

     The fair value estimates are made at a distinct point in time based on relevant market information and information about the financial instruments. Because the Company's financial instruments are not quoted on a specific market, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     On December 31, 1999, nMortgage, Inc. (nMortgage) entered into an agreement and plan of merger with Innovative Gaming Corporation of America (IGCA). At closing, nMortgage's stockholders will receive the greater of (i) an aggregate of 46,000,000 shares of IGCA common stock, or (ii) 75% of the then outstanding shares of IGCA common stock on a fully-diluted basis. nMortgage plans to record this transaction as a reverse merger and recapitalization. The following unaudited pro forma condensed statements of operations for the nine month period ended September 30, 1999 give effect to the transaction as if it had occurred effective January 1, 1999. The following unaudited condensed balance sheet as of September 30, 1999 gives effect to the transaction as if it occurred on September 30, 1999.

     These financial statements do not purport to present results which would actually have been obtained if the transaction had been in effect during the period covered or any future results which may in fact be realized. These financial statements should be read only in conjunction with the accompanying notes and the separate historical financial statements and notes thereto of Innovative Gaming Corporation of America and nMortgage, Inc.

                    INNOVATIVE GAMING CORPORATION OF AMERICA
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999

                              INNOVATIVE                   INNOVATIVE
                                GAMING                       GAMING                                                     PRO FORMA
                             CORPORATION    PRE-MERGER     CORPORATION                   PRE-MERGER                      MERGER
                              OF AMERICA    ADJUSTMENTS    OF AMERICA      NMORTGAGE     ADJUSTMENTS     NMORTGAGE     ADJUSTMENTS
                             (HISTORICAL)    (NOTE 3)     (AS ADJUSTED)   (HISTORICAL)    (NOTE 3)     (AS ADJUSTED)    (NOTE 4)
                             ------------   -----------   -------------   ------------   -----------   -------------   -----------
ASSETS
CURRENT ASSETS:
Cash & cash equivalents....    $    465       $ 1,000(A)    $  1,465        $   431        $3,958(B)      $ 4,389       $   (200)(C)
Mortgage loans held for
  sale.....................           0                            0         28,778                        28,778
Receivables due on
  mortgage.................           0                            0            158                           158
Accounts receivable, net...         549          (549)             0              0                             0
Current portion of notes
  receivable...............         331          (331)             0              0                             0
Other receivable...........           0             0              0            664                           664
Inventories................       7,715        (7,715)             0              0                             0
Other current assets.......         303          (303)             0            581                           581
                               --------       -------       --------        -------        ------         -------       --------
TOTAL CURRENT ASSETS.......       9,363        (7,898)         1,465         30,612         3,958          34,570           (200)
Property and equipment,
  net......................       1,397        (1,397)(A)          0            883                           883
Notes receivables, less
  current position.........         164          (164)(A)      3,000              0                             0
                                                3,000(A)
OTHER ASSETS...............                                                     265                           265
Intangible assets, net.....       1,867        (1,867)             0          7,763                         7,763
                               --------       -------       --------        -------        ------         -------       --------
                               $ 12,791       $(8,326)      $  4,465        $39,523        $3,958         $43,481       $   (200)
                               ========       =======       ========        =======        ======         =======       ========


                             PROFORMA
                             --------
ASSETS
CURRENT ASSETS:
Cash & cash equivalents....  $  5,654
Mortgage loans held for
  sale.....................    28,778
Receivables due on
  mortgage.................       158
Accounts receivable, net...         0
Current portion of notes
  receivable...............         0
Other receivable...........       664
Inventories................         0
Other current assets.......       581
                             --------
TOTAL CURRENT ASSETS.......    35,835
Property and equipment,
  net......................       883
Notes receivables, less
  current position.........     3,000

OTHER ASSETS...............       265
Intangible assets, net.....     7,763
                             --------
                               47,746
                             ========

                              INNOVATIVE                   INNOVATIVE
                                GAMING                       GAMING                                                     PRO FORMA
                             CORPORATION    PRE-MERGER     CORPORATION                   PRE-MERGER                      MERGER
                              OF AMERICA    ADJUSTMENTS    OF AMERICA      NMORTGAGE     ADJUSTMENTS     NMORTGAGE     ADJUSTMENTS
                             (HISTORICAL)    (NOTE 3)     (AS ADJUSTED)   (HISTORICAL)    (NOTE 3)     (AS ADJUSTED)    (NOTE 4)
                             ------------   -----------   -------------   ------------   -----------   -------------   -----------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
Short-term warehouse
  borrowings...............    $      0                     $      0        $21,934                       $21,934
Accounts payable...........         588                          588          1,467                         1,467
Federal & State tax
  liabilities..............           0                            0            284                           284
Escrow liabilities.........           0                            0            957                           957
Notes payable, current
  portion..................         921                          921              0                             0
Accrued liabilities........         530                          530          2,784                         2,784
                               --------       -------       --------        -------        ------         -------       --------
Total current
  liabilities..............       2,039             0          2,039         27,426             0          27,426              0
Long-term liabilities:
Notes payable, less current
  portion..................       3,396                        3,396          1,602                         1,602
Capital lease
  obligations..............                                                     425                           425
                               --------       -------       --------        -------        ------         -------       --------
TOTAL LIABILITIES..........       5,435             0          5,435         29,453             0          29,453              0
                               ========       =======       ========        =======        ======         =======       ========
Minority interest..........                                                   2,857                         2,857
STOCKHOLDERS' EQUITY:
Preferred stock............                                                   4,510           396(B)        4,906
Common stock...............          75                           75            120                           120            340(E)
Additional paid-in
  capital..................      31,715                       31,715          2,832         3,562           6,394        (33,100)(E)
                                                                                                                            (200)(C)
RETAINED EARNINGS
  (DEFICIT)................     (24,434)       (8,326)(A)    (32,760)          (249)                         (249)        32,760(E)
                               --------       -------       --------        -------        ------         -------       --------
TOTAL SHAREHOLDERS'
  EQUITY...................       7,356        (8,326)          (970)         7,213         3,958          11,171           (200)
                               --------       -------       --------        -------        ------         -------       --------
                               $ 12,791       $(8,326)      $  4,465        $39,523        $3,958         $43,481       $   (200)
                               ========       =======       ========        =======        ======         =======       ========


                             PROFORMA
                             --------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
Short-term warehouse
  borrowings...............  $ 21,934
Accounts payable...........     2,055
Federal & State tax
  liabilities..............       284
Escrow liabilities.........       957
Notes payable, current
  portion..................       921
Accrued liabilities........     3,314
                             --------
Total current
  liabilities..............    29,465
Long-term liabilities:
Notes payable, less current
  portion..................     4,998
Capital lease
  obligations..............       425
                             --------
TOTAL LIABILITIES..........    34,888
                             ========
Minority interest..........     2,857
STOCKHOLDERS' EQUITY:
Preferred stock............     4,906
Common stock...............       535
Additional paid-in
  capital..................     4,809
RETAINED EARNINGS
  (DEFICIT)................      (249)
                             --------
TOTAL SHAREHOLDERS'
  EQUITY...................    10,001
                             --------
                             $ 47,746
                             ========

             See notes to condensed pro forms financial statements.

                    INNOVATIVE GAMING CORPORATION OF AMERICA
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (NOTE 3)

                                                 INNOVATIVE
                                                   GAMING                      PRO FORMA
                                                CORPORATION                     MERGER
                                                 OF AMERICA     NMORTGAGE     ADJUSTMENTS
                                                (HISTORICAL)   (HISTORICAL)    (NOTE 4)        PROFORMA
                                                ------------   ------------   -----------      --------
REVENUES.....................................     $ 2,897         $ 410         $(2,897)(D)    $   410
COST OF SALES................................       4,239             0          (4,239)(D)          0
                                                  -------         -----         -------        -------
GROSS PROFIT.................................      (1,342)          410           1,342            410
OPERATING EXPENSES
Selling, general & administrative............       4,935           143          (4,935)(D)        143
Other operating expenses.....................           0           474               0(D)         474
                                                  -------         -----         -------        -------
Income (loss) from operations................      (6,277)         (207)          6,277           (207)
OTHER INCOME (EXPENSE)
Interest expense, net........................         (73)          (42)             73(D)         (42)
                                                  -------         -----         -------        -------
INCOME (LOSS) BEFORE TAXES...................      (6,350)         (249)          6,350           (249)
                                                  -------         -----         -------        -------
PROVISION FOR (BENEFIT OF) INCOME TAXES......           0             0               0(D)           0
                                                  -------         -----         -------        -------
NET LOSS.....................................     $(6,350)        $(249)        $ 6,350        $  (249)
                                                  -------         -----         -------        -------
Preferred stock accretion adjustments........         120                                          120
Preferred stock dividends....................          84                                           84
                                                  -------                                      -------
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS...............................      (6,554)                                        (453)
                                                  =======                                      =======
BASIC -- LOSS PER SHARE OF COMMON STOCK......     $ (0.91)                                     $ (0.01)
                                                  =======                                      =======
WEIGHTED AVERAGE COMMON SHARE OUTSTANDING....       7,221                                       53,221
                                                  =======                                      =======

             See notes to condensed pro forma financial statements.

                    INNOVATIVE GAMING CORPORATION OF AMERICA
           NOTES TO UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

(1) DESCRIPTION OF THE TRANSACTION

     On December 31, 1999, nMortgage, Inc. (nMortgage) entered into an agreement and plan of merger with Innovative Gaming Corporation of America (IGCA). At closing, nMortgage's stockholders will receive 46,000,000 shares of IGCA common stock in exchange for their nMortgage common stock. nMortgage plans to record this transaction as a reverse merger and recapitalization. The unaudited pro forma condensed statements of operation for the nine month period ended September 30, 1999 give effect to the transaction as if it had occurred effective January 1, 1999. The unaudited condensed balance sheet as of September 30, 1999 gives effect to the transaction as if it occurred on September 30, 1999.

(2) NMORTGAGE, INC. PERIODS OF PRESENTATION

     On August 23, 1999, nMortgage, Inc. through its wholly-owned subsidiary, FBMS Acquisition Corp., merged with First Bankers Mortgage Services, Inc.
(FBMS). FMBS continued as the surviving corporation. The transaction was recorded as a purchase in accordance with APB No. 16. Accordingly, the Statement of Operations for nMortgage includes the activity for the period from August 23, 1999 to September 30, 1999.

(3) DESCRIPTION OF PER-MERGER ADJUSTMENTS

     IGCA contemplates the following transactions in advance of the merger transaction:

     (A) To record the sale of substantially all of its gaming related assets to Xertain on February 1, 2000 for $4,000,000 payable $1,000,000 in cash and $3,000,000 in an unsecured promissory note of a 36-month term, payable upon the due date, plus interest at 8.5% per annum. In the event Xertain cannot obtain interim approval to manufacture gaming machines from the Nevada gaming regulatory authorities prior to the closing, Xertain will deliver either(i) a $1,000,000 unsecured promissory note due upon Xertain's obtaining approval from the Nevada gaming regulatory authorities (but in no event later than September 1, 2000), or (ii) an irrevocable letter of credit in the amount of $750,000 in place of the $1,000,000 in cash.

     nMortgage contemplates completing the following transaction in advance of the merger transaction:

     (B) To record the sale of approximately 3,575,000 shares of preferred stock at $1.00 per share.

(4) DESCRIPTION OF PROFORMA ADJUSTMENTS

     (C) To record legal, accounting and banking fees and other costs of the transaction.

     (D) To reflect the reverse merger as if it had occurred on January 1, 1999. Since IGCA will be a non-operating entity at the date of the transaction, none of the revenues or expenses of IGCA would have resulted during the period had the transaction occurred on January 1, 1999. Accordingly, the adjustment reflects the removal of these revenues and expenses.

     (E)  To record the transaction as reverse merger.

                            CURRENT BUSINESS OF IGCA

GENERAL

     IGCA and its wholly owned operating subsidiary, Innovative Gaming, Inc. ("IGI"), together (the "Company"), develop, manufacture, market and distribute multi-station and other specialty gaming machines to regulated gaming markets world-wide. The Company has four primary product lines: multi-player/multi-station video table games; bonus "top box" games that are placed on top of slant top spinning reel slot machines; single player video slot machines incorporating state of the art graphics and sound, and unique specialty gaming machines such as "Mythical Reels(TM)", that projects the slot machine's spinning reels out in front of the box as if spinning in space. The Company also owns the world-wide patent rights to a unique machine that combines elements of roulette play and pinball in a single player machine.

CONCEPT

     The Company's primary target markets have been gaming jurisdictions in North America. The Company has also engaged in substantial international sales activity. The Company distributes its products directly and through distributors, primarily on a cash sales basis. In Nevada, through its internal sales force, the Company places its products under lease, sales (cash or extended payment terms) or participation agreements. Under participation agreements the Company retains ownership and shares in the net win of the games with the casino. The Company believes that its gaming machines appeal to casinos/clubs, lotteries and slot route operators seeking to enhance the entertainment experience by providing new and unique forms of gaming.

PRODUCTS

     The Company has four primary product lines: multi-player/multi-station video table games; bonus "top box" games that are placed on top of slant top spinning reel slot machines; single player video slot machines incorporating state of the art graphics and sound, and unique specialty gaming machines such as "Mythical Reels(TM)". The Company also owns the world-wide patent rights to a unique machine that combines elements of roulette play and pinball in a single player machine.

MULTI-PLAYER/MULTI-STATION VIDEO TABLE GAMES

     BJ BLITZ(TM) AND LIVE VIDEO BLACKJACK(R) are electronic audio/video multi-player blackjack games. Each blackjack machine consists of a central "dealer" and three or five "player" stations that face the dealer in a semicircle, in the same configuration as a live action blackjack table. These blackjack games accounted for an aggregate of 40% of sales in 1998, 49% in 1997 and 14% in 1996.

     HOT SHOT DICE(TM) AND LIVE VIDEO CRAPS(R) are electronic craps machines which consist of a rectangular table that is approximately half the size of a live action craps table, with a lighted canopy. Each table accommodates six players, two on each side, and one at each end. The game incorporates sound effects such as rolling dice, and visual effects such as a croupier rake that wipes away chips, in addition to electronically-generated voices, music and flashing lights. These electronic craps games accounted for an aggregate of 0% of sales in 1998, 5% in 1997 and 7% in 1996.

     LIGHTNING STRIKE(TM) ROULETTE AND LIVE VIDEO ROULETTE(R) are roulette machines which consist of a rectangular table that is approximately half the size of a live action roulette table. The table accommodates five players, two on each side and an additional player at one end. These roulette games accounted for an aggregate of 38% of sales in 1998, 38% in 1997 and 70% in 1996.

BONUS "TOPBOX" GAMES

     BONUS STREAK is used in conjunction with a slant top spinning reel slot machine. The video bonus game was the first in the industry to utilize the active, high resolution LCD display.

SINGLE PLAYER VIDEO SLOT MACHINES

     This new series of slot machines incorporates a unique PC platform.

UNIQUE SPECIALTY GAMES

     MYTHICAL REELS is a spinning reels slot machine in an oversized or "mini-bertha" cabinet. The spinning reels appear to float in space and are so real in appearance that viewers feel that they can reach out and touch them.

     REVOLVING RINGS(TM): This new product currently under development incorporates a patented entirely different operational concept from any other known gaming devices.

MANUFACTURING AND SUPPLY ARRANGEMENTS

     The Company's primary products are assembled at its production facility in Reno, Nevada, utilizing various parts and components from a large base of vendors. Except for certain electronic components purchased from Japanese vendors, the Company has identified alternate sources of supply for significant parts and components should any of its current vendors fail to meet order requirements by the Company.

INTELLECTUAL PROPERTY

     On February 2, 1996, the Company acquired the balance of all remaining intellectual property including patents, trademarks, picture rights and copyrights for its games from its Japanese suppliers in exchange for an aggregate 225,000 shares of IGCA common stock. The Company has exclusive ownership and licenses pertaining to its blackjack, craps, roulette and Supersuits Progressive Blackjack in gaming markets worldwide.

     IGCA(R), BJ Blitz(TM), Hot Shot Dice(TM), Lightning Strike Roulette(TM), Live Video Blackjack(R), Live Video Craps(R), Live Video Roulette(R), Bonus Streak(TM), Cascade of Diamonds(TM), Mythical Reels(TM) and Supersuits(R) are all trademarks of Innovative Gaming Corporation of America. The Company has either Federally registered or applied for Federal registration of these trademarks. In November 1997, IGCA received notification that it was granted a Trademark and Design registration for Lightning Strike Roulette in Australia.

     The Company believes that the technical know-how, trade secrets and creative skills of its employees and contract personnel are substantial rights of the Company.

DISTRIBUTORSHIP AND SALES AGENCY ARRANGEMENTS

     The Company distributes and/or anticipates to distribute its products both directly to gaming markets and through licensed distributors. In certain jurisdictions the Company may use an existing licensed distributor to sell its products pursuant to any necessary Tribal or regulatory transaction approvals.

COMPETITION

     Many gaming equipment companies, several of which are large and well-established, supply the casino and video lottery industries with video gaming machines and other gaming equipment. Management believes that Aristocrat, Alliance Gaming, International Game Technology and WMS Industries are among the largest and most-established gaming machine suppliers. There can be no assurance that these competitors, or another competitor, will not develop gaming machines that are similar to the Company's gaming machines in the future. Furthermore, the Company is developing games for the intensely competitive single player game market. There can be no assurance that any single player games developed by the Company will be accepted in such competitive markets.

                       DESCRIPTION OF NMORTGAGE BUSINESS

GENERAL

     nMortgage, through its wholly-owned subsidiary, First Bankers Mortgage Services, Inc. ("FBMS"), is a retail and wholesale mortgage banking company engaged in the business of originating, selling and brokering residential mortgage loans. nMortgage was formed to hold all of the outstanding shares of capital stock of FBMS, which was acquired by Equitex on August 23, 1999. FBMS sells in the secondary market all of its mortgage loans and all of the servicing rights associated with those mortgage loans. In connection with the mortgages it originates, FBMS offers its clients ancillary services including insurance, flood certification and property appraisal.

THE NMORTGAGE BUSINESS

LOAN GENERATION.

     FBMS is an approved lender for Federal National Mortgage Associate (FNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Housing Authority (FHA), Veterans Administration (VA) and Government National Mortgage Association (GNMA) and is licensed to do business in 27 states, with 2 additional states pending.

     FBMS offers mortgages on both a retail and wholesale level, with the wholesale business representing approximately 80% of the company's loan originations. FBMS's retail division was established in 1990 and currently has four retail branch offices located in the states of Florida, New Jersey, New York and Pennsylvania. The retail division completes and processes mortgage loan applications directly from borrowers and prepares and organizes necessary mortgage loan documents. The retail division then underwrites these mortgage loans to conform to either agency or private investor guidelines and collects origination fees and closing costs from the borrower.

     FBMS's wholesale division was established in 1995. The wholesale division closes and funds loans originated by mortgage brokers and correspondent lenders and then selling the same mortgage loans to investors. FBMA obtains wholesale mortgage loans through a network of more than 1,000 mortgage brokers, correspondents and other financial intermediaries who are screened and approved by FBMS.

     FBMS also offers subprime loans ("B/C mortgages") to applicants whose credit review does not qualify them for the best rates offered to those applicants with "A" credit ratings.

ADMINISTRATION OF LOANS.

     All mortgage loan applications must be underwritten and approved in accordance with FBMS's underwriting standards and criteria which, for conforming loans, is promulgated by FNMA. Non-conforming loans are underwritten subject to credit and appraisal standards established by specific investors. In underwriting mortgage loans, FBMS analyzes the borrower's credit standing, financial resources and repayment ability, as well as the risk of the underlying collateral.

     FBMS originates and purchases all of its mortgage loans with the intent to sell the mortgage loans and the related servicing rights into the secondary market. The mortgage loans are sold primarily to institutional investors, national banks and mortgage lenders. FBMS holds the originated or purchased mortgage loan from the time that the mortgage loan application is submitted by the borrower until the time the mortgage loan is sold to an investor. During such time, the interest rate on the mortgage loan might be higher or lower than the market rate at which FBMS can sell the mortgage loan to an investor. Therefore, this market rate determines whether a market gain or loss results on the mortgage loan. To protect against interest rate changes on mortgage loan that are in the warehouse (mortgage loans that have closed but not been sold) and pipeline loans (loans which are not yet closed but on which the interest rate has been set), FBMS often commits to deliver mortgage loans at a specific price for future delivery to investors through the use of commitments on a "best efforts" basis.

FBMS OBJECTIVES.

     FBMS's objective is to capture an early market share of mortgage products through the Internet. To support its growth, FBMS has five principal business strategy elements. First, FBMS focuses primarily on the retail channel. This channel allows FBMS to control the loan origination process and provides it with direct access to the consumer. Second, FBMS leverages out banker/broker structure in order to offer consumers low rates on a broad array of mortgage products on a consistent basis. Third, FBMS provides consumers a "one-step" source of mortgage-related products. These mortgage-related product sales allow FBMS to increase revenues without significant capital investment. Fourth, FBMS employs a commission and incentive system for its loan originators and an incentive compensation system for its operation employees that is designed to motivate such loan originators and employees to maximize loan volume and profitability while simultaneously creating a variable cost structure for FBMS which is adaptable to changes in origination volume. Last, FBMS recruits highly-skilled employees with mortgage industry experience and seeks technologies and process improvements that streamline the origination process to ensure the continuous delivery of superior customer service.

INTERNET STRATEGY.

     FBMS has implemented an online mortgage services system called nMortgage.com. The strategy that FBMS intends to pursue is two-fold: (1) to offer an interactive instant approval retail page, and (2) to private label its technology to third party originators.

     INTERACTIVE INSTANT APPROVAL RETAIL PAGE. When using the nMortgage website, consumers will be afforded the opportunity to inspect rates, identify how much they can afford and pre-qualify themselves for a loan. Once they understand the product and how much they want or need, they can submit a loan application online. Telephone support to answer questions or guide them through the application process will be available as well. Once the loan is in process, the customer can lock in the interest rate over the Internet and get real time status updates on the loan. Conceivably, a loan can be processed in its entirety without the need for a telephone call to the borrower.

     FBMS has recently completed the development and the debut of its Internet web site. FBMS's Phase I system enables consumers to access mortgage loan rates and programs, and to apply online for mortgage loans. nMortgage is currently testing its Phase II online mortgage system, which will enable customers to track the status of their loans online as well as offer interactive online customer service. FBMS anticipates that retail loan volume in the next twenty-four months will shift from retail originators to Internet based originators.

PRIVATE LABEL STRATEGY.

     FBMS intends to implement a system by which it will manage electronically the mortgage loan process. The goal of the private label strategy is to deliver a customized Internet program to third parties that will enable such third parties to receive a home page at a nominal price and "back office" support by FBMS for all loans originated. The mortgage will be handled entirely by FBMS, but the mortgage loan documents will bear the originating company's name. FBMS will not only earn fees from the mortgage loans, but will become a fee based Internet Service Provider to third parties. Through this private label strategy, FBMS hopes to capture an under-served market in a significant way, and is currently negotiating the terms of contracts to implement this program. In addition, the private label strategy will leverage FBMS's experience with brokers, community banks and credit unions.

INTELLECTUAL PROPERTY

     nMortgage believes that its copyrights, trademarks, trade dress, trade secrets, and similar intellectual property are critical to its success. By attempting to protect its intellectual property against infringement, nMortgage believes that it decreases the risk that such infringement could damage the company's reputation or create brand confusion in the market.

     In an attempt to protect its intellectual property, nMortgage has applied for registration of the mark "nMORTGAGE" In addition, nMortgage protects its internally-developed technology through a combination of copyright, trade secret and trademark law. However, nMortgage has no patents issued or applied for on its technology.

COMPETITION

     nMortgage, through FBMS, competes with other mortgage banking companies, commercial banks, savings associations, credit unions, insurance companies and other financial institutions in every aspect of our business. Many of these companies and financial institutions are larger, more experienced and have greater financial resources than nMortgage. Accordingly, nMortgage may not be able to successfully compete in the mortgage banking market. Its competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They also may be able to undertake more extensive promotional activities, offer more attractive terms to borrowers and adopt more aggressive pricing policies.

CAPITAL STOCK OF NMORTGAGE

     No established trading market exists for the shares of capital stock of nMortgage.

LITIGATION

     The following are descriptions of material pending legal proceedings to which nMortgage is a party:

     - GN MORTGAGE CORPORATION V. RAYMOND FRASER AND FIRST BANKERS MORTGAGES SERVICES, INC., Case No. 99-01435-CA (Circuit Court, 4th Judicial Circuit, Duval County, Florida). On or about September 24, 1999, GN Mortgage commenced this action alleging, among other things, that (i) FBMS conspired with Raymond Fraser, the Executive Vice President of FBMS' Wholesale Markets division, in connection with the termination of Fraser's employment with GN Mortgage, the corporation at which Fraser was employed prior to accepting employment from FBMS, and (ii) that FBMS intentionally interfered with GN Mortgages's business relationship with certain mortgage brokers who formerly did business with GN Mortgage. FBMS has denied all material allegations and believes that the claims are without merit. No trial date has been set.

     - ZUCK, ET AL. V. FIRST BANKERS MORTGAGE SERVICES, INC., ET AL. Case No 99-018815 (09) (Circuit Court, 17th Judicial Circuit, Broward County, Florida). On or about November 3, 1999, the Zucks commenced this action seeking to recover on a $200,000 investment in preferred stock of FBMS. The Zucks claim that FBMS had previously agreed to repurchase the preferred stock. A settlement of this matter has been negotiated and the settlement documentation is in the process of being finalized.

     In addition, four additional complaints have been filed naming nMortgage or FBMS as parties. However, these actions are routine litigation incidental to the mortgage lending business in which nMortgage operates.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     IGCA has outstanding one class of voting securities, common stock, $0.01 par value, of which 8,952,366 shares were outstanding as of the close of business on the Record Date. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth certain information regarding beneficial ownership of IGCA's common stock as of the Record Date, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names.

                                      PRIOR TO THE MERGER               FOLLOWING THE MERGER
                                 -----------------------------    --------------------------------
NAME OF BENEFICIAL OWNER (1)     NUMBER             % OF CLASS      NUMBER              % OF CLASS
----------------------------     -------            ----------    ----------            ----------
Edward G. Stevenson..........    375,000(2)            4.02%         575,000(3)            1.04%
Barrett V. Johnson...........     40,000(4)               *           90,000(4)(7)            *
Ronald R. Zideck.............     15,000(5)(6)            *           65,000(5)(6)(7)         *
Ronald A. Johnson............     10,000(6)               *           60,000(6)(7)            *
Leo V. Seevers...............     10,000(6)               *           60,000(6)(7)            *
Equitex, Inc. (11) ..........          0(8)               0       46,000,000(8)           83.71%
All executive officers and
  directors as a group (5
  persons)...................    450,000(9)            4.80%         850,000(10)           1.53%

---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the address of each person is 4725 Aircenter Circle, Reno, Nevada 89502.

 (2) Includes 350,000 shares that such person has the right to acquire within 60 days.

 (3) Includes (i) 350,000 shares that such person has the right to acquire within 60 days and 200,000 shares that such person will have the right to acquire upon the consummation of the Merger.

 (4) Includes 40,000 shares that such person has the right to acquire within 60 days.

 (5) Includes 4,000 shares that such person owns indirectly in his capacity as co-trustee of the Ronald A. Zideck Family Trust dated September 19, 1984. Mr. Zideck has shared voting rights with his spouse.

 (6) Includes 10,000 shares that such person has the right to acquire within 60 days.

 (7) Includes 50,000 shares that such person will have the right to upon the consummation of the Merger.

 (8) Does not include [          ] shares of IGCA common stock beneficially
     owned by Henry Fong, Equitex's Chairman and Chief Executive Officer.

 (9) Includes 420,000 shares that such persons have the right to acquire within 60 days.

(10) Includes 420,000 shares that such persons have the right to acquire within 60 days and 350,000 shares that such persons will have the right to acquire upon the consummation of the Merger.

(11) The address of Equitex, Inc. is 7315 East Peakview Avenue, Englewood, Colorado, 80111.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

     IGCA's authorized capital consists of 100,000,000 shares of capital stock, of which 4,000 shares have been designated as Series B Convertible Preferred Stock (the "Series B Stock"), $.01 par value per share, 3,000 shares have been designated as Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Stock") and 3,000 shares have been designated as Series D Convertible Preferred Stock, $.01 par value per share (the "Series D Stock"). IGCA's Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series or preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including par values, dividends, liquidation and voting rights. As of the Record Date, IGCA had outstanding 8,952,366 shares of common stock, 280 shares of Series B Stock, 900 shares of Series C Stock and 1,612.5 shares of Series D Stock issued and outstanding.

COMMON STOCK

     Each share of common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Significant corporate transactions, such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation, require approval by the affirmative vote of the majority of the outstanding shares of common stock. Other matters to be voted upon by the holders of common stock normally require the affirmative vote of a majority of the shares present at the particular stockholders' meeting. There are no preemptive, subscription, conversion or redemption rights pertaining to the common stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of common stock be issued. Holders of the common stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.

     The rights of holders of the shares of common stock may currently be, and may in the future become, subject to prior and superior rights and preferences in the event that the Board of Directors establishes one or more additional classes of common stock or one or more series of preferred stock.

SERIES B CONVERTIBLE PREFERRED STOCK

     On May 13, 1998, the Company issued 3,000 shares of Series B Convertible Preferred Stock (the "Preferred Stock") at a price of $1,000 per share in a private placement for total proceeds of $3,000,000 prior to any offering expenses. The Company received net proceeds of approximately $2,804,000 after the payment of fees and expenses associated with such private placement. An annual dividend of 4% shall be paid quarterly in arrears either in Preferred Stock of the Company or cash at the Company's discretion. Each share of Preferred Stock is convertible into shares of the Company's common stock at a conversion price of 91% of the three consecutive day average of the lowest closing bid price of the Company's common stock over the twenty-day trading period ending the day prior to conversion (the "Conversion Price"). The Conversion Price may not exceed $5.16, which represents 135 % of the ten-day average of the closing bid price of the Company's common stock ending on May 12, 1998. The maximum number of shares of common stock that may be issued upon conversion is 1,505,000. In the event there is a holder of Preferred Stock that is unable to convert shares of Preferred Stock into common stock at a discount because either (a) 1,505,000 shares have been issued at a discount or (b) such holder would beneficially own in excess of 4.9% of the Company's common stock, then the Company may either (1) redeem any unconverted Preferred Stock for cash at a price equal to 115% of the liquidation value of the shares or (2) convert such unconverted shares without a discount into common stock and pay cash to the holder of such unconverted shares equal to the economic value that would have been received by such holder if able to convert at a discount. The Company has the right to redeem the Preferred Stock at 115% of par in cash. As of December 31, 1999, all of the Preferred Stock was convertible into common stock, at the election of the holder thereof. A holder of Preferred Stock may not convert such stock into common stock if, following such conversion, the holder beneficially owns in excess of 4.9% of the Company's common stock. As of December 31, 1999, no Preferred Stock had been converted into common stock.

SERIES C CONVERTIBLE PREFERRED STOCK

     On June 1, 1999, we issued 1,400 Series C Preferred Shares with a stated value of $1,000 per share in a private placement for total proceeds of $1,400,000 prior to any offering expenses. Of such net proceeds, $1,100,000 was used to redeem 1,100 shares of our Series B Preferred Shares.

     The annual dividend of 4% on the Series C Preferred Shares is cumulative and is payable quarterly in arrears either in cash or in registered shares of our common stock. Each Series C Preferred Share is convertible into shares of our common stock, at a conversion price equal to 91% of the average of the lowest three consecutive day closing bid prices of our common stock as reported on by Bloomberg, L.P. over a period of twenty trading days ending on the day prior to which the holder of Series C Preferred Shares notifies us of such holder's intent to convert a specified portion of such Series C Preferred Shares, provided that the maximum conversion price shall not exceed $1.877. The total number of shares of common stock issuable upon conversion of the Series C Preferred Shares cannot exceed 1,331,500 shares (which represents 20% of the number of outstanding shares of common stock on June 1, 1999), unless the Company obtains shareholder approval as required by the Nasdaq National Market. If a holder of Series C Preferred Shares is unable to convert shares of Series C Preferred Shares into common stock because 1,331,500 shares have already been issued as described in the preceding sentence, we must redeem any unconverted Series C Preferred Shares presented for conversion for cash at a price equal to 115% of their stated value. We have the right to redeem the Series C Preferred Shares in cash at 115% of their stated value plus accrued and unpaid dividends at any time after July 31, 1999. All Series C Preferred Shares which are still outstanding on June 1, 2001 are mandatorily converted at the conversion price.

     We are not required to convert Series C Preferred Shares, whether upon request for conversion by the holder or upon the June 1, 2001 mandatory conversion date, if and to the extent that such holder or any affiliate of such shareholder would then own in excess of 4.9% of our common stock. If, notwithstanding the foregoing, such holder is deemed by a court to be the beneficial owner of more than 4.9% of our common stock, we are required to redeem for cash such number of shares of Series C Preferred Shares as will reduce such holder's ownership to not more than 4.9% at a redemption price equal to 115% of the stated value plus accrued and unpaid dividends. In the case of mandatory conversion, we may elect to pay a redemption price in cash equal to 115% of the stated value plus accrued and unpaid dividends.

SERIES D CONVERTIBLE PREFERRED STOCK

     During October 1999, the Company issued a total of 2,450 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock") at a price of $1,000 per share in a private placement for total proceeds of $2,450,000, prior to any offering expenses, and warrants (the "Warrants") to acquire 245,000 shares of the Company's common stock at $2.75 per share. An annual dividend of 6% shall be paid quarterly in arrears either in common stock of the Company or cash at the Company's discretion. Each share of Series D Preferred Stock is convertible into shares of the Company's common stock at a conversion price of the lesser of $3.00 or 75% of the average of closing bid price of the Company's common stock for the five consecutive days immediately preceding the conversion date. The Company has reserved 1,750,000 shares of common stock for issuance upon conversion of the Series D Preferred Stock and 245,000 shares of common stock to be issued upon the exercise of the Warrants. The Company has the right to redeem the Series D Preferred Stock at 135% of par in cash if the market price is lower than the market price on the date the Series D Preferred Stock was issued. A Registration Statement related to the common stock to be issued will be filed by, and at the expense of, the Company pursuant to obligations contained in Registration Rights Agreements dated October 14 to 22, 1999.

     All outstanding shares of Series D Preferred Stock will automatically be converted into common stock on the fifth anniversary of its issuance. A holder of Preferred Stock may not convert such stock into common stock if, following such conversion, the holder beneficially owns in excess of 4.9% of the Company's common stock.

              AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE
                THE NAME OF THE COMPANY TO "NMORTGAGE.COM, INC."

     Upon the approval of the Gaming Divestiture and the Merger, IGCA will no longer be engaged in developing, manufacturing, marketing and distributing gaming machines. In light of this change in strategic focus, the Board of Directors believes that it will be in the best interest of the Company to amend its Articles of Incorporation and change its name from Innovative Gaming Corporation of America to "nMortgage.com, Inc." The Board believes that this new name will better reflect the nature of the Company's business following the Merger.

     In conjunction with this action, IGCA's Board of Directors approved a change in its corporate name from Innovative Gaming Corporation of America to "nMortgage.com, Inc.", subject to and contingent upon (i) the receipt of shareholder approval and (ii) the consummation of the Gaming Divestiture and the Merger.

     The Board of Directors is requesting approval by the shareholders of an amendment to Article I of IGCA's Articles of Incorporation changing the name of the Company from Innovative Gaming Corporation of America to "nMortgage.com, Inc."

     Approval of the resolution approving the issuance of additional stock options to non-employee directors requires the affirmative vote of the holders of a majority of the shares of the outstanding IGCA common stock represented in person or by proxy and entitled to vote at the Special Meeting.

     Shares of IGCA stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of IGCA stock represented by the proxy will be voted for the Proposal and the transactions contemplated thereby.

     For voting purposes at the Special Meeting, only shares affirmatively voted in favor of approving the issuance of additional options to each of the Company's non-employee directors upon consummation of the Merger (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such Proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such proposal.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE GRANT OF ADDITIONAL STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

INDEPENDENT ACCOUNTANTS

     During October 1998, Arthur Andersen LLP resigned as independent public accountants for the Company and the Company retained Kafoury & Armstrong & Co. in their place. Representatives of Kafoury & Armstrong & Co. are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The Audit Committee of IGCA's Board of Directors participated in and approved the decision to change independent accountants.

     The reports of Arthur Andersen LLP on IGCA's financial statements for the most recent two fiscal years for which that firm audited such financial statements, the most recent of which was the fiscal year ended December 31, 1997, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the 1996 and 1997 fiscal years and the subsequent period preceding the resignation of that firm, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the 1996 and 1997 fiscal years and the subsequent period preceding the resignation of that firm, there were no reportable events.

     During IGCA's two most recent fiscal years prior to engaging Kafoury & Armstrong & Co., IGCA did not consult with Kafoury & Armstrong & Co. on any item regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on IGCA's financial statements, or (2) the subject matter of a disagreement or reportable event with the former independent accountants.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and Nasdaq. Officers, directors and greater than ten per cent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires IGCA to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

(1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048

(2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, like IGCA, that file information electronically with the Commission.

     The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this Proxy Statement, and related information that we file with the Commission will automatically update and supersede information we have included in this Proxy Statement. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the date of the Special Meeting. The following are specifically incorporated herein by reference:

     1. Annual Report on Form 10-K405 for the fiscal years ended December 31, 1998;

     2. Amendment to Annual Report on Form 10-K405/A for the fiscal year ended December 31, 1998;

     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     4.    Current Report on Form 8-K filed as of June 7, 1999; and

     5.    Current Report on Form 8-K filed as of October 25, 1999.

     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the Company's executive offices.

PROPOSALS OF SHAREHOLDERS

     Any shareholder who desires to submit a proposal for action by the stockholders at the next annual meeting must submit such proposal in writing to Edward G. Stevenson, Chairman, Innovative Gaming Corporation of America, Inc.,
4725 Aircenter Circle, Reno, Nevada, 89502, by           , 2000. Due to the
complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

     On May 21, 1998, the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934. The amendment to 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the shareholder has not sought to include in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days before the date of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 2000 Annual Meeting of Shareholders, if the Company is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in the Company's proxy statement by
          , 2000, the management proxies will be allowed to use their discretionary authority as outlined above.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.
                                          By Order of the Board of Directors

                                          /s/ Edward G. Stevenson
                                          --------------------------------------
                                          Secretary

                                                                      APPENDIX A

                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                                 XERTAIN, INC.
                                    "BUYER"
                            INNOVATIVE GAMING, INC.,
                                      AND
                    INNOVATIVE GAMING CORPORATION OF AMERICA
                                    "SELLER"
                                FEBRUARY 1, 2000

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of February 1, 2000, by and between Xertain, Inc., a Delaware corporation ("Buyer"), and Innovative Gaming Corporation of America, a Minnesota corporation, ("IGCA") and Innovative Gaming, Inc., a Nevada corporation ("IGI" and collectively with IGCA, "Seller");

                                    RECITALS

     WHEREAS, Seller is engaged in the business of designing, manufacturing and selling gaming machines at its facility in Reno, Nevada (the "Business");

     WHEREAS, the Seller and Mortgage, Inc., a Delaware corporation ("nMortgage") entered into a Agreement and Plan of Merger of even date hereof pursuant to which the Seller would acquire all of the outstanding capital stock of nMortgage in exchange for shares of the Seller's common stock (the "nMortgage Transaction");

     WHEREAS, as a condition to the nMortgage Transaction, Seller must sell and divest substantially of its gaming assets utilized in the Business (the "Assets");

     WHEREAS, on the terms and subject to the conditions of this Agreement, Seller desires to sell and Buyer desires to (i) purchase certain specifically delineated assets of Seller utilized in, related to or arising from the Business and (ii) assume certain specifically delineated liabilities of Seller relating to or arising from the Business; and

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.  PURCHASE AND SALE OF ASSETS.

     1.1 GENERALLY. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, on and as of the Closing Date (as defined in Section 4 hereof), the property and assets (the "Assets") of Seller as follows:

     (1) The equipment, spare parts, tools, accessories, furniture and other miscellaneous tangible personal property of Seller listed on SCHEDULE 1.1(A)hereto (collectively, the "Equipment");

     (2) All rights of Seller under any warranty or guarantee by any manufacturer, supplier or other transferor of the Assets;

     (3) All rights of Seller to the finished goods, inventory, and all other inventory (the "Inventory") as listed on SCHEDULE 1.1(C) hereto;

     (4) All interests of Seller in any trade names, including the name "Innovative Gaming", trade marks, certification marks, service names, service marks, master works, designs, logos, inventions, know-how, technology, patents, industrial designs, copyrights and applications therefor, domestic and foreign, together with particulars of registration, if any registration with respect thereto has been effected, and all other intellectual property, utilized in, related to or arising from the Business, together with pending applications for any of the foregoing (the "Intellectual Property"), including without limitation, the Intellectual Property identified in SCHEDULE 1.1(D) hereto;

     (5) All rights and obligations of Seller under the contracts, guarantees, leases, (except for the Office Lease referred to in Section 7.9(a) commitments, or other agreements (other than the Non-Assumed Contracts) listed IN SCHEDULE 1.1(E) hereto (the "Assigned Contracts") including the Distribution Agreements (as defined herein);

     (6) All goodwill and other general intangibles of Seller related to or arising from that portion of the Business in which the Assets were associated;

     (7) All sales records, purchase records, customer lists, supplier lists, advertising and promotional materials, vendor records and information, production records and other records relating to the Business or the Assets; all deeds and other instruments, maps, and profiles relating to the Business; all records regarding the Occupational Safety and Health Act ("OSHA") and other governmental examinations and clearances relating to the Business or the Assets; and all personnel records of any employee that is employed by Buyer following the Closing; provided, however, that Seller may make and retain copies of any records transferred to Buyer;

     (8) All rights of Seller under any insurance policies, claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off and rights of recoupment for Seller related to the Assets.

     The Assets will be transferred by Seller to Buyer in accordance with this Agreement with all required consents of any and all third parties free and clear of all liens, security interests or encumbrances.

     1.2 EXCLUDED ASSETS. The following property and assets of Seller are excluded from sale to Buyer (the "Excluded Assets"), however, any asset or property owned by Seller which is not listed below will not be deemed to have been included in the definition of Assets unless such asset or property is specifically referenced in Section 1. 1 of this Agreement:

     (1) Cash;

     (2) All accounts receivable of Seller existing on the Closing Date in accordance with Section 11;

     (3) All escrow accounts for the benefit of Seller;

     (4) All stock in Seller's subsidiary, Innovative Gaming, Inc.;

     (5) All gaming regulatory licenses;

     (6) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, tax returns, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a publicly traded corporation (provided that Buyer shall have access thereto to the extent reasonably necessary for the operation of the Business and the preparation of tax returns and financial statements of Buyer following the Closing Date);

     (7) The rights and obligations of Seller under the agreements set forth on
SCHEDULE 1.2 hereof (the "Non-Assumed Contacts"); and

     (8) Any of the rights of Seller under this Agreement or any other agreement between Seller and Buyer entered into on or after the date of this Agreement in accordance with the terms hereof.

2.  PURCHASE PRICE

     2.1 GENERALLY. The total purchase price to be paid to Seller for the Assets (hereinafter referred to as the "Purchase Price") shall be equal to FOUR MILLION DOLLARS ($4,000,000) subject to adjustment as provided in Section 2.2 plus the Accounts Receivables Note as indicated in Section 11. Each party hereto agrees to report to the Internal Revenue Service such information concerning the allocation of the Purchase Price as may be required by Section 1060 of the Internal Revenue Code as set forth below. Within ninety (90) days following Closing, Buyer shall deliver to Seller Buyer's suggested allocation of the Purchase Price. Seller shall have five (5) business days in which to notify Buyer of any objection to such allocation. If the parties cannot agree on an allocation of the purchase Price within thirty (30) days of Buyer's receipt of Seller's objection, the parties shall jointly appoint an independent appraiser whose determination of the allocation of the Purchase Price shall be final.

     2.2 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall pay the Purchase Price as follows:

     (1) LICENSING CONSIDERATION.

     (A) ONE MILLION DOLLARS ($1,000,000) in cash payable at Closing (the "Cash Portion") in the event that prior to Closing Buyer obtains necessary gaming regulatory licensing in Nevada such that it

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can manufacture gaming machines in Nevada on an interim basis ("Interim
Approval") prior to full approval of Nevada gaming regulatory authorities.

     (B) In the event that Buyer cannot obtain Interim Approval prior to Closing, Buyer shall deliver either, at the election of Buyer, which such election shall be made pursuant to notice duly given to Seller no later than thirty (30) days prior to the Closing:

          (i) ONE MILLION DOLLARS ($1,000,000) evidenced by a promissory note (the "Licensing Note") substantially in the form of EXHIBIT A.

          (ii) an irrevocable letter of credit (the "Letter of Credit") in the form and substance and from a bank reasonably acceptable to Seller in the amount of $750,000, which shall be due on the earlier of (a) the date the Buyer obtains necessary gaming regulatory licensing in Nevada such that it can manufacture gaming machines in Nevada or (b) September 1, 2000.

     (2) CONVERTIBLE NOTE. THREE MILLION DOLLARS ($3,000,000) in a convertible promissory note (the "Convertible Note") substantially in the form attached hereto as EXHIBIT B.

     (3) ACCOUNTS RECEIVABLE NOTE. A six month term note (the "Accounts Receivable Note") substantially in the form attached hereto as EXHIBIT C, secured by the Sellers's account receivables.

3. ASSUMPTION OF LIABILITIES. Except as hereinafter specifically provided, Buyer shall not assume any liabilities or obligations of Seller. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall assume only the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

     (1) Obligations of Seller arising from and after the Closing Date under Purchase Orders identified in SCHEDULE 3.1(C) hereto;

     (2) Obligations of Seller arising from and after the Closing Date under the Assigned Contracts identified in SCHEDULE 1.1(E) hereto;

     (3) Obligations of Seller relating to the Finova financing (as defined in SCHEDULE 1.1(E)), provided, however, that in the event that Nevada gaming law prohibits Buyer from collecting "bucket sales", the Seller shall collect the "bucket sales" and directly pay Finova, provided, that any such direct payment from Seller to Finova would not relieve Buyer from its assumptions of the liabilities hereunder.

     (4) Obligations of Seller to IGT relating to "Bonus Streak" games.

4.  CLOSING.

     4.1 The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date all conditions to close are met pursuant to Sections 9 and 10 and certified by each party as set forth below, or such other date as Buyer and Seller may mutually agree (the "Closing Date") at the Seller's offices in Reno, Nevada. At any time, but not more than twice each month following the date of this Agreement, each party may request the other party to provide a written list of the items needed to be completed, under
Section 9 for the Buyer and under Section 10 for the Seller, in order for such party's conditions to close to have been satisfied, which list shall include a detailed explanation of such items remaining unsatisfied. A party may waive its own conditions to close in writing at any time.

     4.2 At the Closing (a) Buyer shall (i) pay to Seller the Purchase Price as specified in Sections 2.2 hereof, (ii) deliver to Seller the various certificates, instruments and documents referred to in Section 10 hereof and
(iii) deliver to Seller an Assumption Agreement in the format of EXHIBIT D hereto to evidence the assumption by Buyer of the Assumed Liabilities, and (b) the Seller shall (1) deliver to Buyer such bills of sale, assignments, consents, estoppels, warranties, and other documents of transfer reasonably required to transfer to Buyer the interest of Seller in the Assets; (ii) an estoppel certificate and consent from the lessor under the Office Lease; (iii) a sublease in the form mutually agreed upon by the parties and (iv) deliver to Buyer the various certificates instruments and documents referred to in Section 9 hereof.

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5.  LABOR AND EMPLOYMENT MATTERS.  Except as set forth in Sections 9.10 and 12 hereof, Buyer shall not assume any employment obligations, wage or salary payment obligations, including without limitation those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Seller regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement. Seller shall afford Buyer a reasonable opportunity to interview its employees for prospective employment by Buyer if so requested by Buyer. Seller will furnish to Buyer such information in its personnel files as Buyer may reasonably request in connection with determining whether to employ a person presently employed by Seller. Buyer, at its sole discretion, may offer employment to any employees of Seller as of the Closing Date.

6. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS. If between the date of this Agreement and the Closing Date, the Assets are lost, destroyed or condemned, or suffer any material damage and this Agreement shall not have been terminated pursuant to Section 14 hereof, if applicable, then, either (a) the Purchase Price shall be reduced by the excess of (i) the fair market value of such Assets prior to such loss, destruction, condemnation or damage, over (ii) the salvage value, if any, of such Assets following such loss, destruction, condemnation or damage, or (b) no adjustment to the Purchase Price shall be made and Seller shall, on the Closing Date, assign to Buyer all insurance and/or condemnation proceeds payable to Seller on account of such loss, destruction, condemnation or damage pursuant to an assignment in form and substance satisfactory to Buyer and pay to Buyer the amount of any deductible under any such insurance. The determination of whether clause (a) or (b) shall apply will be in the sole control of Buyer.

7. REPRESENTATIONS AND WARRANTIES OF THE SELLER. IGCA and IGI hereby represent and warrant to Buyer that:

     7.1 CORPORATE ORGANIZATION. IGCA and IGI are duly organized, validly existing and in good standing under the laws of the states of Minnesota and Nevada, respectively, with full corporate power to carry on the Business as it is now and has since its organization been conducted and to own, lease or operate the Assets. Except for its ownership of Innovative Gaming, Inc., a Nevada corporation ("IGI") and IGCA Acquisition Corp., a Minnesota corporation formed for purposes of completing the nMortgage Transaction, Seller does not own, directly or indirectly, any outstanding capital stock of any class of any other corporation, nor is Seller a party to any partnership or joint venture related to the Assets or the Business.

     7.2 QUALIFICATION TO DO BUSINESS. Seller is qualified to do business and is in good standing in each jurisdiction in which the nature of the Business makes such qualification necessary.

     7.3 CORPORATE POWER. Seller has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     7.4 CONFLICTING AGREEMENTS, GOVERNMENTAL CONSENTS. The execution and delivery by Seller of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto (collectively, the "Transaction Documents"), the consummation of the transactions contemplated hereby, pursuant to the terms and conditions hereof, and the performance or observance by the Seller of any of the terms or conditions hereof or thereof, will not (with or without notice or lapse of time) (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of the Assets pursuant to, the Articles of Incorporation or By-Laws of Seller, any award of any arbitrator, or any indenture, contract or agreement, instrument, order, judgment or decree to which Seller or the Assets is subject, or (b) except as set forth in SCHEDULE 7.4, require any filing or registration with, or any consent or approval of, any federal, state, tribal, or local governmental agency or authority, or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Assets is subject (or result in the imposition of any security interest upon any of such assets).
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     7.5  CORPORATE AUTHORITY.  Subject to the approval of the Seller's
Shareholders at a special meeting called for the purpose of approving this Agreement and the transactions contemplated hereby, the execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action. Subject to the foregoing, this Agreement and the Transaction Documents are, or when delivered will be, legally valid and binding obligations of the Seller, enforceable in accordance with their respective terms.

     7.6 ACTIONS, SUITS, PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against any of the Seller, or any of the Seller's property in any court or before any federal, state, municipal or other governmental agency or before any other private or public tribunal or quasi-tribunal which, (a) if decided adversely to the Seller, would have a materially adverse effect upon the Business or Assets,
(b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or (c) in any way call into question the validity of this Agreement or the other agreements and instruments to be executed and delivered by the Seller; nor is the Seller in default with respect to any order of any court or governmental agency entered against Seller in respect of the Business or Assets.

     7.7 NO MATERIAL VIOLATIONS. The Seller is not in violation of any applicable law, rule or regulation relating to the Business that would reasonably be expected to have a material adverse effect on the Business, and, to the knowledge of the Seller, there are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against the Seller alleging the existence of any such violation.

     7.8 EMPLOYEES. SCHEDULE 7.8 hereto lists all employees of Seller as of the date hereof engaged in operation of the Business and in the case of each such employee sets forth the position, level of compensation, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service under any employee plans.

     7.9 OFFICE LEASE. (a) Seller is a party to a certain Lease Agreement (the "Office Lease") between Seller and Dermody Properties, dated July 9, 1996. Seller has good and marketable title to the leasehold interest under the Office Lease, which is free and clear of all liens and encumbrances or charges of any kind or character; there is no default under the Office Lease on the part of Seller and/or on the part of the lessor under the Office Lease. There is no act, event or happening or contingency which, with the passage of time or giving of notice or both would be a default by lessor under the Office Lease, and the Office Lease is in full force and effect and all obligations and conditions thereof to be performed by lessor and Seller thereunder and necessary to the enforceability of the Office Lease have been satisfied.

     (a) To the best of Seller's knowledge, Seller is not in violation of any applicable law regulating the uses that may be made of the premises leased pursuant to the Office Lease or other law, regulation or requirement relating to the operation of such leased premises, and Seller has not received any written notice of any such violation, or of the existence of any condemnation proceeding with respect to any of such leased premises.

     (b) Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges under the Office Lease, and to the Selling Parties' knowledge, there are no present assessments payable by Seller as lessee under the Office Lease.

     7.10 TITLE TO PERSONAL PROPERTY. Except as indicated on Schedule 10.12, Seller has good title to all personal property included in the Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances.

     7.11 CONDITION OF ASSETS. All of the tangible Assets are free from defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

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     7.12  INTELLECTUAL PROPERTY RIGHTS.  SCHEDULE 1.1(D) hereto lists and describes correctly all Intellectual Property included in the Assets, all of which are solely registered in the name of Seller, of which Seller has all right, title and interest, and have not been licensed or otherwise been made available by Seller for use by others except as set forth on SCHEDULE 7.12 hereto. All such registered intellectual property rights are in full force and effect and will not expire or require renewal until the date (if any) set forth in SCHEDULE 1.1(D). Seller does not own or have any interest in or to any other copyrights, patents, trademarks, service marks, trade names, master works, logos, trade secrets, designs, and other intellectual property (or applications therefor) and does not license from others the right to use any industrial or intellectual property rights. Except as set forth on SCHEDULE 7.12, Seller owns or possesses, is licensed under, or otherwise has lawful access to, all copyrights, patents, trademarks, service marks, trade names, master works, logos, trade secrets, designs, and other intellectual property (or applications therefor) necessary for the lawful conduct of the Business as now conducted, without any infringement of or conflict with the industrial or intellectual property rights of others. To the best knowledge of the Seller there has been no unauthorized use or disclosure or misappropriation of any of its intellectual properties, and Seller has taken reasonable steps to protect against the unauthorized use or disclosure of its intellectual property. Except as disclosed in SCHEDULE 1.1(D), Seller has no reason to believe that (i) any of the Intellectual Property listed in SCHEDULE 1.1(D) is invalid or unenforceable (whether due to the existence of prior art, inequitable conduct such as patent fraud or misuse, prior use or creation, or otherwise), (ii) any payments to governmental agencies required to maintain the effectiveness of any of such registered Intellectual Property have not been timely paid, or (iii) any of such pending applications will be denied or will be materially restricted or conditioned or any prior art exists which would cause such denial, restriction or condition.

     7.13 FINANCIAL INFORMATION. All financial statement filed with the Securities and Exchange Commission, including the statements as of September 30, 1999, (the "Balance Sheet Date"), fairly present in all material respects the financial condition of the Business at such date and the results of operations for the period then ended and have been prepared in accordance with generally accepted accounting principles, consistently applied. Since the Balance Sheet Date, there has not been:

     (1) any material adverse change in the financial condition of the Business, the Assets or the liabilities of Seller;

     (2) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business or the Assets;

     (3) any sale or transfer of any of the Assets used in or useful to the Business, except in the ordinary course of business; or

     (4) any transaction affecting the Business or the Assets entered into by Seller, other than in the ordinary course of business, except this Agreement.

     7.14 TAXES. Seller has paid all federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) relating to the Business, in each case to the extent that such have become due and are not being contested in good faith. No claims for additional taxes have been asserted against Seller and no audits are pending with respect to any tax liabilities of Seller.

     7.15 INSURANCE. Seller maintains property and casualty insurance on a replacement costs basis on all tangible Assets and product liability insurance with respect to the Business. All policies providing such insurance are in full force and effect and Seller has not received any notice of impending cancellation or non-renewal thereof.

     7.16 BROKERS AND FINDERS. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

     7.17 PRODUCT LIABILITY. Seller has no knowledge of any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold,

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

or delivered by Seller, other than liabilities that both individually and in the aggregate are not material to the Business and that are reasonably expected to be fully covered by Seller's insurance.

8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

     8.1 ORGANIZATION. Buyer is a corporation duly incorporated and existing and in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     8.2 CONFLICTING AGREEMENTS, GOVERNMENTAL CONSENTS. The execution and delivery by Buyer of this Agreement, the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Buyer of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-Laws of Buyer, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or
(b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

     8.3 CORPORATE AUTHORITY. The execution and delivery of this Agreement, and the Transaction Documents, and the consummation of transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action. This Agreement and the Transaction Documents are, or when delivered will be, legally, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

     8.4 BROKERS AND FINDERS. Buyer has not retained any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

9. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

     9.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

     9.2 OBSERVANCE AND PERFORMANCE. The Seller shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by the Seller on or prior to the Closing Date.

     9.3 OFFICER'S CERTIFICATE. Seller shall have delivered to Buyer a certificate of the President or Chief Executive Officer of Seller, dated the Closing Date, to the effects set forth in Sections 9.1 and 9.2 above.

     9.4 CONSENTS OF THIRD PARTIES. Buyer shall have received duly executed copies of any consents necessary to permit the assignment of the Assets, and the Assigned Contracts without breach thereof.

     9.5 REGULATORY APPROVALS AND GAMING LICENSING. Except with respect to Nevada gaining licenses, Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required, including required gaming regulatory licensure of Buyer, its officers and directors or waivers thereof from the appropriate gaming regulatory authority, in connection with the purchase and sale contemplated by this Agreement.

     9.6 BUYER FINANCING. Buyer shall have received to the satisfaction of Seller, financing of the Licensing Note by February 22, 2000.

     9.7 NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, fin-n, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

     9.8 CLOSING DOCUMENTS. Buyer shall have received all necessary bills of sale, assignment documents, an estoppel certificate from the lessor under the Office Lease (in form satisfactory to Buyer), and the Office Lease lessor's consent to execution of the Office SubLease, a non-disturbance agreement from any lender of record, assignments and other documents of transfer reasonably required to transfer to Buyer the interests of Seller in the Assets consistent with the terms of this Agreement.

     9.9 AMENDMENT OF NOTES. Certain Promissory Notes of the Seller issued June 1, 1999, shall be amended to release the collateral securing such notes.

     9.10 KEY EMPLOYEE SEVERANCE AGREEMENTS. The employment agreements by and between the Seller and each of B.V. Johnson, Rex Stock, Nick Greenwood, and Eric Bendell (collectively, the "Key Employees") shall be terminated and all severance obligations thereunder shall be assumed by Seller pursuant to severance agreements in accordance with Section 12.

     9.11  INTELLECTUAL PROPERTY SCHEDULE.  Seller shall deliver to Buyer:

          (a) a schedule indicating all sources codes, object codes and configurations relating to the Seller's gaming products (the "Source Codes");

          (b) a diskette and a print-out containing the Source Codes; and

          (c) a copy of physical design drawings, manufacturer's and process plans and drawings relating to the Seller's gaming products.

10. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

     10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date, as if made on the Closing Date.

     10.2 OBSERVANCE AND PERFORMANCE. Buyer shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by Buyer on or prior to or at the Closing Date, including delivery of the following documents: (a) either (i) the Cash Portion,
(ii) the Licensing Note or (iii) the Letter of Credit, (b) the Convertible Note and (c) the Accounts Receivable Note.

     10.3 OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a certificate of the President or Chief Executive Officer of Buyer, dated the Closing Date, to the effects set forth in Sections 10.1 and 10.2 above.

     10.4 REGULATORY APPROVAL AND GAMING LICENSING. Except with respect to Nevada gaming licenses, Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required in connection with the purchase and sale contemplated by this Agreement.

     10.5 NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

     10.6 BUYER FINANCING. Buyer shall have received, to the satisfaction of Seller, financing of the Licensing Note pursuant to terms acceptable to Seller by February 22, 2000.

     10.7 CLOSING OF NMORTGAGE TRANSACTION. The nMortgage Transaction shall close contemporane-ously with the closing of the transactions contemplated by this Agreement.

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     10.8  SHAREHOLDER APPROVAL.  This Agreement and the transactions contemplated hereby shall be approved by Seller's Shareholders

     10.9 SUBLEASE OF RENO FACILITY. Buyer and Seller shall enter into a sub lease for the Seller's facility at 4725 Aircenter Circle, Reno, Nevada.

     10.10 KEY EMPLOYEE SEVERANCE AGREEMENTS. The employment agreements by and between the Seller and each of the Key Employees shall be terminated and all severance obligations thereunder shall be assumed by Seller pursuant to severance agreements in accordance with Section 12.

11.  ACCOUNTS RECEIVABLES.

     11.1 ACCOUNTS RECEIVABLES NOTE. Ten days prior to the Closing Date, Seller shall estimate accounts receivables (the "Accounts Receivables") for the 180 days after Closing indicating the amount and of such Accounts Receivable (the "Accounts Receivable Estimate") and Buyer shall issue at Closing to Seller the Accounts Receivable Note substantially in the form of Exhibit C, with the principal amount equal to:

          a) the Accounts Receivables Estimate, plus

          b) the aggregate of six months severance of base salary of the Key Employees due to the Key Employees pursuant to the Severance Agreements, minus

          c) One Hundred Thousand Dollars ($100,000) which shall be considered a subsidy for Reno rent payments.

     The principal balance of the Accounts Receivables Note shall be further decreased by any payments made by Buyer pursuant to Section 11.2 and increased by the Reimbursement Shortfall pursuant to Section 12.

     11.2  ACCOUNTS RECEIVABLES.  During the term of the Accounts Receivable
Note:

          a) Buyer shall provide to Seller, ten (10) days after month-end, financial statements certified by the Buyer's President and Chief Financial Officer for such month indicating all Accounts Receivable received in such month, including the source and amount of such monies received.

          b) Seller shall pay the Monthly Severance Payments in accordance with the Severance Agreement as indicated in Section 12. Buyer shall reimburse the Seller such amount of Monthly Severance Payment out of monthly Accounts Receivables collections received for such month (the "Severance Reimbursement").

          c) Buyer shall remit to Seller 25% of Accounts Receivables collections received for such month after subtracting the Severance Reimbursement ("Accounts Receivable Payoff") 15 days after month end and the principal amount of the Accounts Receivables Note shall be reduced by the amount of such Accounts Receivable Payoff.

          d) The principal amount of such Note shall be reduced by fair and reasonable payments made by Buyer to third parties to account for normal software support for such six month period.

12.  KEY EMPLOYEE SEVERANCE.    Each Key Employee and Seller shall enter into a
severance agreement (individually, a "Severance Agreement") which will contain the following terms:

          a) the employment agreements (collectively, the "Employment Agreement") between each Key Employee and the Seller shall be terminated.

          b) Seller shall pay each key Employee 12 months base salary as severance to be pursuant to the Employment paid monthly to the Key Employees over a 12 month period by Seller (each such monthly payment, a "Monthly Severance Payment").

          c) for the first six months following the Closing Date, the Buyer shall reimburse Seller ("Severance Reimbursement") out of monthly Accounts Receivables fifteen (15) days after each month end an amount equal to the Monthly Severance Payments.

          d) for the first six months following the Closing Date, to the extent that the Accounts Receivables are insufficient to reimburse the Seller the Monthly Severance Payments, the principal amount of the Accounts Receivables Note shall be increased by the difference between the Monthly Severance Payment and the Severance Reimbursement (the "Reimbursement Shortfall").

13. OPERATION OF BUSINESS PRIOR TO CLOSING. The Seller agrees that, except with the prior written consent of Buyer, from the date of this Agreement to the
Closing:

     13.1 EMPLOYEES. Seller will not hire any new employees for the Business or effect any increase in compensation or employee benefits for its employees engaged in operating the Business except in the ordinary course of business.

     13.2 NO DISPOSITION OF ASSETS. Seller will not sell, transfer, dispose of or abandon any portion of the Assets, except in the ordinary course of business and consistent with past practice.

     13.3 NO ADDITIONAL LIENS. Seller will not permit any of the Assets to become subject to any mortgage, lien, charge, or encumbrance.

     13.4 NO MODIFICATION OF AGREEMENTS. Seller will not modify or amend any Assigned Contract, any material contract, lease, commitment or agreement to be assigned to or assumed by Buyer hereunder, or waive or assign to any third party any of its rights under any such contract, lease, commitment or agreement or under any Assigned Contract.

     13.5 MAINTENANCE OF TANGIBLE ASSETS. Seller will maintain all tangible Assets in good order and repair, ordinary wear and tear excepted.

     13.6 MAINTENANCE OF INTANGIBLE ASSETS. Seller will maintain and protect all material intangible Assets including but not limited to the Intellectual Property.

     13.7 NO EXTRAORDINARY AGREEMENTS. Seller will not enter into any contract or agreement which relates to the Business or Assets and which contains terms or conditions inconsistent with past business practices of Seller or the continued operation of the Business as a going concern.

     13.8 MAINTENANCE OF INSURANCE. Seller will continue to carry all existing policies of insurance or will effect renewals or replacements thereof in substantially the same form and amount, and providing substantially the same coverage, as such existing policies.

     13.9 INSPECTION RIGHTS. Prior to Closing, Seller will permit employees and agents of Buyer during normal business hours to inspect the Assets and to inspect all contracts, agreements, other documents and records reflecting or reasonably relating to the Assets or the Business. All information and records obtained by Buyer pursuant to this Section shall be maintained as confidential and shall not be disclosed to any third party without the consent of Seller except in response to legal process or to the extent required to comply with applicable law. Buyer shall not be obligated to maintain as confidential any information obtained from Seller which is publicly available, readily ascertainable from public sources, known to Buyer at the time the information was disclosed or which is rightfully obtained from a third party. The obligations of confidentiality arising under this Section shall survive the termination or abandonment of this Agreement.

14.  TAXES, FEES AND OTHER EXPENSES.

     14.1 TAXES AND FEES. Seller shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, and all deed taxes and recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Buyer.

     14.2 EXPENSES. Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation its attorneys' fees and accountants' fees.

15. TERMINATION OF AGREEMENT. In addition to certain provisions contained in this Agree-ment, this Agreement may be terminated at any time prior to the Closing Date:

     15.1  MUTUAL CONSENT.  By mutual consent of Buyer and Seller.

     15.2 BREACH OF AGREEMENT. By Buyer giving written notice to any of Seller if Seller is in breach, or by Seller giving written notice to Buyer if Buyer is in breach, in any material respect of any representation, warranty, covenant or condition to closing contained in this Agreement.

     15.3 GOVERNMENT ACTION. By Buyer or Seller if any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

16. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their permitted successors and assigns, and no person, firm or corporation other than the parties, their permitted successors and assigns, shall acquire or have any rights under or by virtue of this Agreement. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to a related or affiliated Person.

17. EXCLUSIVE DEALING. From the date hereof and until the later of the Closing Date or the lawful termination of this Agreement, the Seller agrees that neither it nor any of their subsidiaries, officers, directors, or the directors and officers of its subsidiaries, shall (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a Acquisition Proposal of Seller or any of its subsidiaries, or
(b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (c) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal. In the event that any of the Selling Parties receives an Acquisition Proposal, such party shall immediately (but not more than twenty-four (24) hours following receipt or knowledge of the Acquisition Proposal) notify Buyer of the existence of such Acquisition Proposal. Notwithstanding the foregoing, Seller may furnish information concerning its business to a third party making an unsolicited Acquisition Proposal and enter into discussions, negotiations or agreement with such third party if Sellers concludes after due consideration, which shall include consultation with legal counsel and other advisors, that an applicable fiduciary duty of any of Sellers directors or officers require such actions. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Seller (other than the nMortgage Transaction) or the acquisition of any significant equity interest in, or a substantial portion of the Assets hereto, other than the transactions contemplated by this Agreement. In the event that Seller accepts an Acquisition Proposal subsequent to the execution of this Agreement and prior to the termination of this Agreement, Seller shall pay Buyer ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000).

18. PUBLIC ANNOUNCEMENT. Except to the extent required by law, any and all public announcements of any kind or nature whatsoever concerning the transactions contemplated hereby made before, on or after the Closing Date shall require the prior written approval of Buyer and Seller; provided, however, either party may make any announcements required by securities or other applicable law or NASDAQ rules.

19. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached to this Agreement, constitutes the entire agreement and understanding between the Seller and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

20. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived by a writing signed by the party against which enforcement of the amendment or waiver is sought.

21. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, without regard to its choice of law provisions, as though all acts and omissions related to this Agreement occurred in the State of Nevada; provided, however, that all disputes arising under this agreement shall be resolved by arbitration pursuant to the commercial rules of the American Arbitration Association then in effect in Reno, Nevada with enforcement of any arbitration award or decision enforceable in Federal District Court having jurisdiction in Nevada.

22. SEVERABILITY. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

24. FACSIMILE EXECUTION. This Agreement may be executed by one or more of the parties by facsimile transmitted signature and all parties agree that the reproduction of signatures by way of telecopying device will be treated as though such reproductions were executed originals

25. INTERPRETATION. All references herein to Articles and Sections refer to Articles and Sections of this Agreement. All Article and Section headings are for reference purposes only and shall not affect the interpretation of this Agreement. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The parties acknowledge that this Agreement and the Transaction Documents were mutually drafted by both parties and that the interpretation thereof will not prejudice any one party due to control of the Agreement.

26. NEGOTIATIONS. Until all parties have fully executed this Agreement, this Agreement constitutes nonbinding negotiations between the parties hereto and no rights shall arise hereunder.

27. NOTICES. All notices given pursuant to this Agreement shall be delivered in writing by overnight courier or sent by United States registered mail, postage prepaid, or Telecopier, addressed as follows (or to another address or person as a party may specify on notice to the other):

     (i)   If to the Seller:

       Innovative Gaming Corporation of America
       4725 Aircenter Circle
       Reno, Nevada 89502
       Attention: Edward G. Stevenson
       Telecopier: (775) 823-3030
       Telephone: (775) 823-3000

       with a copy to:
       Maslon, Edelman, Borman & Brand, LLP
       3300 Norwest Center
       Minneapolis, Minnesota 55402-4140
       Attention: Douglas T. Holod, Esq.
       Telecopier: (612) 672-8397
       Telephone: (612) 672-8200

     (ii)  If to the Buyer:
           Xertain, Inc.
           2700 East Sunset Road, Suite 38/39
           Las Vegas, NV 89014
           Telecopier: (702) 895-7713
           Telephone: (702) 895-7373

           with a copy to:

           Johnson, Hamilton, Quigley, Twait & Foley, PLC
           W1450 First National Bank Building
           332 Minnesota Street
           St. Paul, MN 55101
           Attention, Kevin Quigley
           Telecopier:(651) 602-9916
           Telephone:(651) 602-6262

28. KNOWLEDGE CONVENTION. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to Seller's, or Buyer's knowledge" or "to the best of Seller's, or Buyer's knowledge" or words of similar intent or effect of any party or its representative, such statement shall be deemed to be made to the best knowledge of the party and, to the extent applicable, its senior management and shall be deemed to include a representation that a reasonable investigation of the subject matter thereof has been conducted.

29. INDEPENDENT ENTITIES. It is the intention of the parties hereto that Seller and Buyer remain independent entities and that no joint venture, partnership or similar arrangement exist among Buyer and Seller.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

                                          XERTAIN, INC.

                                          By: /s/ Roland Thomas
                                            ------------------------------------
                                          Roland Thomas, Chief Executive Officer

                                          INNOVATIVE GAMING CORPORATION OF
                                          AMERICA

                                          By: /s/ Edward G. Stevenson
                                            ------------------------------------
                                          Edward G. Stevenson, Chief Executive
                                          Officer

                                          INNOVATIVE GAMING, INC

                                          By: /s/ Edward G. Stevenson
                                            ------------------------------------
                                          Edward G. Stevenson, Chief Executive
                                          Officer

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 31, 1999

                                  BY AND AMONG

                                NMORTGAGE, INC.,

                                 EQUITEX, INC.

                    INNOVATIVE GAMING CORPORATION OF AMERICA

                                      AND

                             IGCA ACQUISITION CORP.

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of December 31, 1999, by and among nMortgage, Inc., a Delaware corporation (the "COMPANY"), EQUITEX, INC., a Delaware corporation, (the "COMPANY PARENT"), INNOVATIVE GAMING CORPORATION OF AMERICA, a Minnesota corporation ("PURCHASER"), and IGCA ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of Purchaser ("MERGER SUB").

     WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Purchaser have approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the laws of the States of Minnesota and Delaware and the provisions of this Agreement.

     WHEREAS, the Company, Merger Sub, Company Parent and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth in the parties hereto agree as follows:

                                   ARTICLE I.
                              TERMS OF THE MERGER

     1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Minnesota Business Corporation Act (the "MBCA"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, the Company shall be merged with and into Merger Sub in accordance with the MBCA and the separate existence of the Company shall thereupon cease, and Merger Sub, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Minnesota as a subsidiary of Purchaser. The parties shall prepare and execute articles of merger (the "ARTICLES OF MERGER") in order to comply in all respects with the requirements of the MBCA and with the provisions of this Agreement.

     1.2. EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA or at such later time as may be specified in the Articles of Merger (the "EFFECTIVE TIME"). As soon as practicable after all of the conditions set forth in Article VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Purchaser and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "CLOSING") shall occur. The date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

     1.3.  MERGER CONSIDERATION.

          (a) Subject to the provisions of this Agreement, all of the issued and outstanding shares (the "COMPANY SHARES") of the capital stock of the Company (the "COMPANY CAPITAL STOCK") (as more specifically described in
     Section 2.6), as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for the Company Shares, an aggregate of amount 46,000,000 shares of the common stock of Purchaser (the "PURCHASER STOCK"), par value $.01 per share (the "MERGER CONSIDERATION"). Notwithstanding the foregoing, it is understood by the parties hereto that at the Closing, the Merger Consideration shall, represent , in the aggregate, no less than seventy-five percent (75%) of the shares of Purchaser Stock issued and outstanding on a fully diluted basis after giving effect to the exercise, issuance or conversion of any stock options, warrants, securities convertible or exercisable for shares of Purchaser Stock, subscription agreements or any other agreement which may require the issuance of Purchaser Stock. The number of shares of Purchaser Stock comprising the Merger Consideration shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement and prior to the Effective Time applicable to shares of the Purchaser Stock. Furthermore, the Purchaser Stock does not include 2,000,000 shares of common stock of Purchaser that will be reserved for issuance at Closing for the assumption of the nMortgage Stock Option Plan (as defined herein).

          (b) Each share of Company Stock held in the treasury of the Company shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

          (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Merger Sub common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Purchaser.

     1.4. STOCKHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented the Company Shares (the "CERTIFICATES") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as defined in Section 2.4 below) and this Agreement, shall only represent the right to receive the Merger Consideration.

     1.5  SURRENDER AND EXCHANGE OF SHARES.

          (a) Prior to the Closing Date, Purchaser shall appoint an agent reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for the Merger. Promptly after the Effective Time, Purchaser shall make available, or cause to be made available, to the Exchange Agent certificates evidencing the merger Consideration, and, when necessary, aid the Exchange Agent in order to affect the exchange of such certificates.

          (b) On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a Certificate, within five business days of receiving from the Company list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for certificates representing the Merger Consideration.

          (c) After the Effective Time, the stockholders of the Company shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, each stockholder of the Company shall receive a certificate representing such stockholder's pro rata portion of the Merger Consideration. Until so surrendered and exchanged, the outstanding Certificates after the Effective Time shall be deemed for all purposes to evidence the right to receive the Merger Consideration; PROVIDED, HOWEVER, that no dividends or other distributions, if any, in respect of the shares of Purchaser Stock, declared after the Effective Time shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered are provided herein. Subject to applicable Law (as defined below), after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the Merger Consideration. Holders of any unsurrendered Certificates shall not be entitled to vote Purchaser Stock until such Certificates are exchanged pursuant to this Agreement.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter, other than transfers of shares of Company Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Purchaser Stock as provided in SECTION 1.3 hereof.

          (e) If consideration in respect of Company Shares is to be made to a person other than the person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser that such tax either has been paid or is not payable.

          (f) None of the Company or Purchaser shall be liable to any holder of Company Shares for any such shares of Purchaser Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     1.6. CERTIFICATE OF INCORPORATION AND BYLAWS. Subject to SECTION 5.11 hereof, at and after the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be identical to the certificate of incorporation and the bylaws of Merger Sub in effect at the Effective Time (subject to any subsequent amendments), which articles and bylaws shall be substantially similar in form and substance as the articles and bylaws of the Company as of the Effective Time.

     1.7. STOCK OPTIONS. Each option to purchase shares of Company Common Stock that is outstanding at the Effective Time (a "COMPANY OPTION") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Purchaser. From and after the Effective Time, all references to the Company in the Company Option shall be deemed to refer to Purchaser. The Company Option assumed by Purchaser shall be exercisable upon the same terms and conditions as under the Company Option except that the number of shares and option exercise price per share shall be adjusted on a pro rata basis in accordance with the Merger.

     1.8. DIRECTORS AND OFFICERS. At and after the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     1.9. OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the MBCA.

     1.10.  PROXY STATEMENT.

          (a) For the purposes of holding the meeting of Purchaser's shareholders to vote upon the issuance of Purchaser Stock to the holders of the Company Shares in the Merger as contemplated by this Agreement (the "PURCHASER PROPOSAL"), Purchaser and the Company will cooperate in the preparation of a proxy statement (such proxy statement, together with any and all amendments and supplements thereto, being herein referred to as the "PROXY STATEMENT") satisfying all requirements of applicable state securities Laws, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "SECURITIES EXCHANGE ACT").

          (b) The parties hereto will furnish each other with such information concerning each other as is necessary in order to cause the Proxy Statement, to comply with applicable Law. None of the information supplied by either party for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The parties agree promptly to advise each other if, at any time prior to the meeting of the shareholders of the parties hereto referenced herein, any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide such party with the information needed to correct such inaccuracy or omission. Each party hereto will furnish such other party with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to such party, to comply with applicable Law after the mailing thereof to the shareholders of such party.

          (c) The Company and Purchaser agree to cooperate in making any preliminary filings of the Proxy Statement with the Securities and Exchange Commission (the "SEC"), as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

          (d) Purchaser shall provide the Company for its review a copy of the Proxy Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby and shall not make any filing with the SEC without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company authorizes Purchaser to utilize the Proxy Statement and in all such state filed materials, the information concerning the Company provided to Purchaser in connection with, or contained in, the Proxy Statement.

     1.11. TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE"). None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     1.12. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the other party of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company (which for purposes hereof includes the subsidiaries of the Company) and the Company Parent represent and warrant to Purchaser and Merger Sub that, except as specifically set forth in the Schedules attached hereto and delivered to Purchaser on the date hereof:

     2.1. SUBSIDIARIES. The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity other than First Bankers Mortgage Services, Inc., a Florida corporation ("FBMS"). FBMS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the outstanding shares of capital stock of FBMS, including the FBMS Preferred Shares (as hereinafter defined) and other securities convertible into capital stock, are validly issued, fully paid and nonassessable, and, as of the Closing Date, all such shares are owned by the Company free and clear of any lien and, except as set forth on SCHEDULE 2.1, not subject to any option or right to purchase any such shares. Except as set forth on SCHEDULE 2.1, neither the Company nor any

Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

     2.2. ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company (a "COMPANY MATERIAL ADVERSE EFFECT"). The copies of the Company's and FBMS' articles of incorporation and bylaws, each of which will have been furnished by the Company to Purchaser prior to January 15, 2000, reflect all amendments made thereto and are correct and complete as of the date hereof.

     2.3. EXECUTION, DELIVERY; VALID AND BINDING AGREEMENTS. The Company and the Company Parent have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the Company Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized and, with the exception of obtaining the approval of the stockholders of Company Parent (if required by applicable Law), no other proceedings on either of their parts are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been, and the other agreements to be executed pursuant hereto will be at Closing, duly and validly executed and delivered by the Company and the Company Parent and constitutes the valid and binding obligations of each, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("ENFORCEABILITY EXCEPTIONS").

     2.4. NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other governing instruments of the Company or Company Parent, (ii) require any Consent (as hereinafter defined) under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which the Company or Company Parent is a party, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or Company Parent or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("LAW") to which the Company or Company Parent or its respective assets or properties are subject, except, in the case of clauses (ii), (iii) and
(iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

     2.5. GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing ("CONSENT") with any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization ("GOVERNMENTAL AUTHORITY") on the part of the Company or FBMS is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Minnesota in accordance with the MBCA,
(ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iv) such filings as may be required in any jurisdiction where FBMS is licensed as a mortgage broker or banker with respect to the transaction contemplated by this agreement, and (v) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

     2.6. CAPITALIZATION. The authorized shares of Company Capital Stock consists of (i) Seventy-five Million (75,000,000) shares of common stock, par value $.01 per share, (the "COMPANY COMMON STOCK"), of which Twelve Million (12,000,000) shares are issued and outstanding, (ii) Seven Million, Five Hundred Thousand (7,500,000) shares of Series A Preferred Stock, $.01 par value per share (the "COMPANY SERIES A PREFERRED"), of which Three Million, Two Hundred Thousand (3,200,000) shares are issued and outstanding, and (iii) Five Hundred
Thousand (500,000) shares of Series B Preferred Stock, $          par value per
share (the "COMPANY SERIES B PREFERRED", and collectively with the Company
Series A Preferred, as the "COMPANY PREFERRED STOCK"), of which [          ]
([          ]) shares are issued and outstanding. All shares of Company Capital
Stock will be automatically converted into shares of the Merger Consideration at the Effective Time. The authorized capital stock of FBMS consists of (i) 10,000,000 shares of FBMS common stock, $.01 par value per share (the "FBMS COMMON STOCK"), of which 3,000,000 shares are issued and outstanding, (ii) 1,000,000 shares of Series A Preferred Stock, par value $10.00 per share (the "FBMS SERIES A PREFERRED"), of which 285,750 shares are issued and outstanding, and (iii) Five Hundred Thousand (500,000) shares of FBMS Series B Preferred Stock, par value $10.00 per share (the "FBMS SERIES B PREFERRED", and collectively with the FBMS Series A Preferred, as the "FBMS PREFERRED STOCK"), of which up to 500,000 shares are issued and outstanding and owned by the Company Parent. As of the Closing, the Company shall own all of the issued and outstanding Common Stock of FBMS. As of the Closing, all issued and outstanding shares of FBMS Series A Preferred shall be either a) converted into Company Series A Preferred; b) acquired by the Company Parent; or c) redeemed by the Company or FBMS. No other capital stock of the Company or FBMS is authorized or issued. All issued and outstanding shares of the Company Common Stock, Company Preferred Stock, FBMS Common Stock and FBMS Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in SCHEDULE 2.6, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company or FBMS, and there is no authorized or outstanding security of any kind convertible into or exchangeable, for any such capital stock or other security. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company or FBMS and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company or FBMS any shares of capital stock or other securities of the Company or FBMS of any kind.

     2.7. FBMS FINANCIAL STATEMENTS. The Company has delivered to Purchaser copies of (a) the unaudited balance sheet, as of October 31, 1999, of FBMS (the "LATEST BALANCE SHEET") and the unaudited statements of earnings, shareholders' equity and cash flows of FBMS for the eleven-month period ended October 31, 1999, (such statements and the Latest Balance Sheet being herein referred to as the "LATEST FINANCIAL STATEMENTS") and (b) the audited balance sheets, as of December 31, 1998, December 31, 1997 and December 31, 1996, of FBMS and the audited statements of earnings, shareholders' equity and cash flows of FBMS for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, (collectively, the "ANNUAL FINANCIAL STATEMENTS"). The Latest Financial Statements and the Annual Financial Statements are true and correct, are based upon the information contained in the books and records of FBMS and fairly present the financial condition of FBMS as of the dates thereof and results of operations, shareholders' equity and cash flows for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with the Annual

Financial Statements and reflect all adjustments other than normal and customary year end adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented.

     2.8. ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, neither the Company nor FBMS have material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in SCHEDULE 2.8.

     2.9. NO MATERIAL ADVERSE CHANGES. Since October 31, 1999, there has not been, and the Company has no reason to believe that from the date hereof through the Closing Date, there will be, any material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or FBMS.

     2.10. ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Latest Balance Sheet except as set forth on SCHEDULE 2.10 (or in the ordinary course of the Company's or FBMS' business as a mortgage broker or mortgage banker), neither the Company nor FBMS has:

          (a) borrowed any amount or incurred or become subject to any liability, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like;

          (c) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets, or canceled any debts or claims;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than Purchaser and authorized representatives of Purchaser, any proprietary confidential information, other than pursuant to confidentiality agreements prohibiting the use or further disclosure of such information, which agreements are identified on
     SCHEDULE 2.16 and are in full force and effect on the date hereof;

          (g) waived any rights of value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) declared or paid any dividends or other distributions with respect to any shares of the Company's or FBMS' capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's or FBMS' capital stock or any options;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "Insider" (as defined in Section 2.22 hereof);

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (m) made any capital expenditure or commitment therefor in excess of $50,000 in the aggregate;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons, with the exception of loans, advances, and guarantees made by the Company in the ordinary course of business;

          (o) made any charitable contributions or pledges; or

          (p) made any change in accounting principles or practices or accounting reserves from those utilized in the preparation of the Annual Financial Statements.

     2.11. COMPLIANCE WITH LAWS. The business of the Company and FBMS has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

     2.12. PERMITS. (i) To the knowledge of the Company or the Company Parent, the Company and FBMS have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, the "COMPANY PERMITS"), (ii) the Company and FBMS are not in violation of any Company Permit, and (iii) no proceedings are pending or, to the knowledge of the Company or the Company Parent, threatened, to revoke or limit any Company Permit.

     2.13. TITLE TO PROPERTIES. There is listed on SCHEDULE 2.13 (i) a description of all real property owned by the Company and FBMS (the "Owned Real Property") including the location of each parcel of the Owned Real Property, the record owner thereof, the legal description thereof, (ii) a description of all lease agreements under which the Company or FBMS is the lessor of the Owned Real Property, and (iii) a description of all of the Company's and FBMS' lease and sublease agreements (the "Leases") for real property (the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property"). True and complete copies of the Leases have been delivered to Purchaser, including all amendments, supplements and modifications thereof. Except as indicated in SCHEDULE 2.13:

          (a) The Real Property has access, sufficient for the conduct of the Company's and FBMS' business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company and FBMS at those locations.

          (b) Either the Company or FBMS has good and marketable, indefeasible, fee simple title to all of the owned Real Property;

          (c) The Leases are in full force and effect, and the Company or FBMS hold a valid and existing leasehold interest under each of the Leases in the Leased Real Property. Neither the Company nor FBMS is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the knowledge of the Company or the Company Parent, is any other party to any of the Leases in default.

          (d) Except as set forth on SCHEDULE 2.13(D), the Company or FBMS owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, and (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen.

          (e) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's or FBMS' business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Company or FBMS owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their respective businesses.

          (f) To the knowledge of the Company or the Company Parent, neither the Company nor FBMS is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and neither the Company nor FBMS has received any notice of, nor does it have any reason to believe
     (i) any such violation exists, or (ii) any condemnation proceeding exists with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Company Material Adverse Effect.

          (g) Neither the Company nor the Company Parent has any knowledge of any improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

     2.14. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 2.14, the accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

     2.15.  TAXES AND RETURNS.  Except as set forth on SCHEDULE 2.15,

          (a) The Company and FBMS have timely filed, or caused to be timely filed all material Tax Returns (as defined below) required to be filed by them, and have paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Latest Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or FBMS for any alleged deficiency in any Tax, and neither the Company nor FBMS has not been notified in writing of any proposed Tax claims or assessments against the Company or FBMS (other than claims or assessments for which adequate reserves in the Latest Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor FBMS have any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or FBMS for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the knowledge of the Company or the Company Parent, there are no liens for material amounts of Taxes on the assets of the Company or FBMS except for statutory liens for current Taxes not yet due and payable.

          (b) For purposes of this Agreement, the term "TAX" (and with the corresponding meaning "Taxes" and "Taxable") shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     2.16.  CONTRACTS AND COMMITMENTS.

          (a) SCHEDULE 2.16(A) lists each of the following agreements, whether oral or written, to which either the Company or FBMS is a party, which are currently in effect, and which relate to the operation of the business of the Company or FBMS:

             (i) collective bargaining agreement or contract with any labor union;

             (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described on SCHEDULE 2.20 (or excluded by such Section from inclusion thereon);

             (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described on
        SCHEDULE 2.20 (or excluded by such Section from inclusion thereon);

             (iv) stock purchase or stock option plans;

             (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

             (vi) confidentiality agreements;

             (vii) contract, agreement or understanding relating to the voting of shares of the capital stock of or the election of directors of the Company or FBMS;

             (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company or FBMS;

             (ix) guaranty of any obligation for borrowed money or otherwise;

             (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party;

             (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal;

             (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $10,000 as of the Latest Balance Sheet Date;

             (xiii) contract which prohibits the Company or FBMS from freely engaging in business anywhere in the world;

             (xiv) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company or FBMS in connection with the intellectual property rights listed on SCHEDULE 2.17;

             (xv) contract or commitment for capital expenditures;

             (xvi) agreement for the sale of any capital asset;

             (xvii) contract with any affiliate which in any way relates to the Company or FBMS (other than for employment on customary terms); or

             (xviii) other agreement which is either material to the business of the Company or FBMS or was not entered into in the ordinary course of business.

          (b) With the exception of those obligations listed on Schedule 2.16(b), the Company and/or FBMS, as appropriate, (i) has performed all material obligations required to be performed by it in connection with the contracts or commitments listed on SCHEDULE 2.16(A),
     (ii) is not in receipt of any claim of default under any such contract or commitment, and (iii) has no present expectation or intention of not fully performing any material obligation pursuant to any such contract or commitment. Neither the Company nor the Company Parent has knowledge of any breach or anticipated breach by any other party to any such contract or commitment listed on SCHEDULE 2.16(A).

          (c) Prior to the date of this Agreement, Purchaser has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, listed on Schedule 2.16(a), together with all amendments, waivers or other changes thereto.

          (d) To the knowledge of the Company or the Company Parent, and except as set forth on SCHEDULE 2.16(D), all mortgage insurance premium payments required to be paid by FBMS to any Government Authority in connection with any loan requiring the payment of mortgage insurance, and all interest, liabilities and penalties in connection with any prior delinquent payments thereof, have been paid to the appropriate Government Authority. FBMS is not subject to any liability or penalty related to any mortgage insurance premium payment due on any loan with the exception of liabilities incurred in the ordinary course of business for obligations not yet due.

          (e) To the knowledge of the Company or the Company Parent, FBMS has performed and satisfied all obligations required to be performed and satisfied by it under all contracts and commitments between FBMS and GE Capital Mortgage Services, Inc., including without limitation, removing all aged loans from FBMS' credit line with GE Capital Mortgage Services, Inc. and paying any and all delinquent interest amounts associated therewith.

2.17.  INTELLECTUAL PROPERTY RIGHTS.

          (a) SCHEDULE 2.17(A) sets forth a complete list of all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how, Internet Web sites, domain names and applications and registrations pertaining thereto or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or FBMS or used in, developed for use in, or necessary to the current conduct of the business of the Company or FBMS as now conducted (the "INTELLECTUAL PROPERTY"). Except as set forth on
     SCHEDULE 2.17(A), all of the Intellectual Property which is owned by the Company or FBMS is owned free and clear of liens or encumbrances of any nature.

          (b) Except as set forth on SCHEDULE 2.17(B), the Company or FBMS owns, or is licensed or otherwise possess legal enforceable rights to use all of the Intellectual Property.

          (c) To the knowledge of the Company or the Company Parent, except as set forth on SCHEDULE 2.17(C), there are no conflicts with or infringements of any Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party.

          (d) SCHEDULE 2.17(D) sets forth a complete list of all material licenses, sub-licenses and other agreements pursuant to which the Company or FBMS has granted rights to use the Intellectual Property to any third party. Except as set forth in SCHEDULE 2.17(D), neither the Company nor FBMS will, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Intellectual Property.

          (e) Neither the Company nor FBMS has received any notice of, nor are there any facts known to either the Company or FBMS which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property. No claim by any third party contesting the validity of any rights of the Company or FBMS in the Intellectual Property has been made, is currently outstanding or, to the knowledge of the Company or the Company Parent, is threatened. Neither the Company nor FBMS has received any notice of any infringement, misappropriation or violation by the Company or FBMS of any intellectual property rights of any third parties and neither the Company nor FBMS has infringed, misappropriated or otherwise violated any such intellectual property rights. No infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to the current conduct of the business of the Company or FBMS.

     2.18. LITIGATION. Except as set forth on SCHEDULE 2.18, there is no suit, action or proceeding ("LITIGATION") pending or, to the knowledge of the Company or the Company Parent, threatened against the Company or FBMS, at law or in equity, or before or by any Government Authority, which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or FBMS which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

     2.19.  EMPLOYEES.

          (a) To the knowledge of the Company or the Company Parent, no group of the Company's or FBMS' employees has any plans to terminate his, her or its employment.

          (b) the Company and FBMS have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes;

          (c) neither the Company nor FBMS has material labor relations problem pending and its labor relations are satisfactory;

          (d) there are no workers' compensation claims pending against the Company or FBMS nor is the Company or FBMS aware of any facts that would give rise to such a claim;

          (e) no employee of the Company or FBMS is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company or FBMS; and

          (f) no employee or former employee of the Company or FBMS has any claim with respect to any rights of the Company or FBMS in the Intellectual Property.

     2.20. EMPLOYEE BENEFIT PLANS. SCHEDULE 2.20 contains a complete and accurate list of all employee benefit plans maintained or contributed to by the Company or FBMS ("COMPANY BENEFIT PLAN"). A "BENEFIT PLAN" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"). The Company has delivered or made available to Purchaser a true, correct and complete copy of each Company Benefit Plan. Each Company Benefit Plan has been maintained in compliance with its terms and all applicable Law. Neither the Company nor FBMS contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

     2.21. INSURANCE. SCHEDULE 2.21 sets forth a true and complete list of all insurance policies carried by, or covering the Company or FBMS with respect to their respective businesses, assets and properties and with respect to which records are maintained at the principal executive offices of the Company or FBMS, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and FBMS maintain insurance policies against all risk of a character, including without
                                      B-13
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limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on SCHEDULE 2.21 is in full force and effect and all premiums due thereon have been paid in full. To the knowledge of the Company or Company Parent, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to, any of such policies.

     2.22. RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.22, no officer, director or employee of the Company or FBMS or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "INSIDERS"), has any agreement with the Company or FBMS (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or FBMS (other than ownership of capital stock of the Company). No Insider has any direct or indirect interest in any competitor, supplier or customer of the Company or FBMS or in any person, firm or entity from whom or to whom the Company or FBMS leases any property, or in any other person, firm or entity with whom the Company or FBMS transacts business of any nature. For purposes of this Section 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     2.23. YEAR 2000 COMPLIANCE. The Company and FBMS have adopted and implemented a commercially reasonable plan to provide (a) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems or online operations of the Company or FBMS and
(b) that the impacts of such change on the vendors and customers of the Company will not have a Company Material Adverse Effect. In the Company's reasonable best estimate, no expenditures materially in excess of currently budgeted items previously disclosed to Purchaser will be required in order to cause the information and business systems of the Company and FBMS to operate properly following the change of the year 1999 to the year 2000. The Company reasonably expects that it will resolve any issues related to such change of the year in accordance with the timetable contemplated by such plan (and in any event on a timely basis in order to be resolved before tho year 2000). Between the date of this Agreement and the Closing Date, the Company and FBMS shall continue to use all commercially reasonable efforts to implement such plan.

     2.24. BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

     2.25. DISCLOSURE. Neither this Agreement, any of the Exhibits or Schedules hereto, any of the documents delivered by or on behalf of the Company pursuant to Article VI hereof, nor any of the financial statements referred to in Section 2.7 hereof, contains any untrue statement of a material fact regarding the Company or FBMS or their respective businesses or any of the other matters dealt with in this Article II relating to the Company or FBMS or the transactions contemplated by this Agreement or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser (which for the purposes hereof includes the subsidiaries of Purchaser, except as otherwise indicated herein) represents and warrants to the Company that, except as specifically set forth in the Schedules attached hereto and delivered to the Company on the date hereof:

     3.1. ORGANIZATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own, lease and operate its properties and to carry on its business as now being conducted. At the Effective Time, Merger Sub shall be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and shall have the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own, lease and operate its properties and to carry on its business as then contemplated. Purchaser is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of Purchaser (a "PURCHASER MATERIAL ADVERSE EFFECT"). The copies of the articles of incorporation and bylaws of Purchaser which have been furnished by Purchaser to the Company prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof.

     3.2. EXECUTION, DELIVERY; VALID AND BINDING AGREEMENTS. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been and the other agreements to be executed pursuant hereto will be at Closing duly and validly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

     3.3. NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other governing instruments of Purchaser, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which the Company is a party, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.4 hereof, contravene any Law to which the Company or its respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

     3.4. GOVERNMENTAL APPROVALS. Assuming divestiture of the Gaming Assets (as defined herein) by the Closing Date, no Consent with any Governmental Authority on the part of Purchaser is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Minnesota in accordance with the MBCA, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (iii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

     3.5. CAPITALIZATION. The authorized capital stock of Purchaser consists of (i) One Hundred Thousand (100,000,000) shares of Capital Stock, of which, as
of the date hereof,           (          ) shares of Common Stock are issued and
outstanding (ii) 4,000 shares have been designated Series B Convertible Preferred Stock, par value $0.01 per share, of which 280 shares are issued and outstanding on the date hereof, (iii) 2,000 shares have been designated Series C Convertible Preferred Stock, par value $0.01 per share, of which 900 shares are issued and outstanding on the date hereof and (iv) 3,000 shares have been designated Series D Convertible Preferred Stock, par value $0.01 per share of which 1,612.5 are issued and outstanding as of the date hereof. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of Purchaser Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in SCHEDULE 3.5, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Purchaser, and there is no outstanding security of any kind convertible into or exchangeable, for any such capital stock or other security. Except as set forth in SCHEDULE 3.5, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Purchaser and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Purchaser any shares of capital stock or other securities of Purchaser of any kind. Except as set forth in SCHEDULE 3.5, there are no agreements or other rights or arrangements existing which obligate Purchaser register shares of its capital stock or any other of its securities with the Security Exchange Commission.

     3.6. SUBSIDIARIES. Purchaser does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity other than (i) Merger Sub, which is a wholly-owned subsidiary of Purchaser, and (ii) Innovative Gaming, Inc., a Nevada corporation ("IGI"). Each of Merger Sub and IGI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the outstanding shares of capital stock of Merger Sub and IGI are owned by Purchaser free and clear of any lien and not subject to any option or right to purchase any such shares. Neither the Merger Sub nor IGI owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

     3.7. PURCHASER FINANCIAL STATEMENTS. Purchaser has delivered to the Company copies of (a) the unaudited balance sheet, as of October 31, 1999, of Purchaser (the "PURCHASER LATEST BALANCE SHEET") and the unaudited statements of earnings, shareholders' equity and cash flows of Purchaser for the eleven-month period ended October 31, 1999, (such statements and the Purchaser Latest Balance Sheet being herein referred to as the "PURCHASER LATEST FINANCIAL STATEMENTS") and (b) the audited balance sheets, as of December 31, 1998, December 31, 1997 and December 31, 1996, of Purchaser and the audited statements of earnings, shareholders' equity and cash flows of Purchaser for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, (collectively, the "PURCHASER ANNUAL FINANCIAL STATEMENTS"). The Purchaser Latest Financial Statements and the Purchaser Annual Financial Statements are true and correct, are based upon the information contained in the books and records of Purchaser and fairly present the financial condition of Purchaser as of the dates thereof and results of operations, shareholders' equity and cash flows for the periods referred to therein. The Purchaser Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Purchaser Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes which are required to be prepared in accordance with generally accepted accounting principles) consistent with the Purchaser Annual Financial Statements and reflect all adjustments necessary to fairly present the financial position, results of operations and cash flows for the interim period(s) presented.

     3.8. ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Purchaser Latest Balance Sheet, Purchaser has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Purchaser Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in SCHEDULE 3.8.

     3.9. ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Purchaser Latest Balance Sheet and except as set forth on SCHEDULE 3.9, Purchaser has not:

          (a) borrowed any amount or incurred or become subject to any liability, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like;

          (c) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets, or canceled any debts or claims;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than the Company and authorized representatives of the Company, any proprietary confidential information, other than pursuant to confidentiality agreements prohibiting the use or further disclosure of such information, which agreements are identified on
     SCHEDULE 3.15 and are in full force and effect on the date hereof;

          (g) waived any rights of value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Purchaser Insider (as defined in Section 3.19 hereof);

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (m) made any capital expenditure or commitment therefor in excess of $50,000 in the aggregate;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons, with the exception of loans, advances, and guarantees made by Purchaser in the ordinary course of business;

          (o) made any charitable contributions or pledges; or

          (p) made any change in accounting principles or practices or accounting reserves from those utilized in the preparation of the Purchaser Annual Financial Statements.

     3.10. COMPLIANCE WITH LAWS. The business of the Purchaser has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Purchaser Material Adverse Effect.

     3.11. PERMITS. (i) The Purchaser has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, the "PURCHASER PERMITS"), (ii) the Purchaser is not in violation of any Purchaser Permit, and (iii) no proceedings are pending or, to the knowledge of the Purchaser, threatened, to revoke or limit any Purchaser Permit.

     3.12. TITLE TO PROPERTIES. There is listed on SCHEDULE 3.12 (i) a description of all real property owned by the Purchaser (the "OWNED REAL PROPERTY") including the location of each parcel of the Purchaser Owned Real Property, the record owner thereof, the legal description thereof, (ii) a description of all lease agreements under which the Purchaser is the lessor of the Purchaser Owned Real Property, and (iii) a description of all of the Purchaser's lease and sublease agreements (the "PURCHASER LEASES") for real property (the "PURCHASER LEASED REAL PROPERTY") (the Purchaser Owned Real Property and the Purchaser Leased Real Property are collectively referred to herein as the "PURCHASER REAL PROPERTY"). True and complete copies of the Purchaser Leases have been delivered to the Company, including all amendments, supplements and modifications thereof. Except as indicated in SCHEDULE 3.12:

          (a) The Purchaser Real Property has access, sufficient for the conduct of the Purchaser's business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Purchaser at those locations.

          (b) Purchaser has good and marketable, indefeasible, fee simple title to all of the Purchaser Owned Real Property;

          (c) The Purchaser Leases are in full force and effect, and the Purchaser holds a valid and existing leasehold interest under each of the Purchaser Leases in the Purchaser Leased Real Property. The Purchaser is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Purchaser Leases; nor, to the knowledge of the Purchaser, is any other party to any of the Purchaser Leases in default.

          (d) Except as set forth on Schedule 3.12(d), the Purchaser owns good and marketable title to each of the tangible properties and tangible assets reflected on the Purchaser Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Purchaser Leases, and (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen.

          (e) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Purchaser's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Purchaser owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

          (f) To its knowledge, the Purchaser is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and the Purchaser has not received any notice of, nor does it have any reason to believe (i) any such violation exists, or (ii) any condemnation proceeding exists with respect to any of the Purchaser Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Purchaser Material Adverse Effect.

          (g) The Purchaser has no knowledge of any improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Purchaser Real Property, and there are no present assessments.

     3.13. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 3.13, the accounts receivable reflected on the Purchaser Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Purchaser Latest Balance Sheet.

     3.14. TAXES AND RETURNS. Except as set forth on SCHEDULE 3.14, Purchaser has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Latest Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against Purchaser for any alleged deficiency in any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than claims or assessments for which adequate reserves in the Purchaser Latest Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Purchaser does not have any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the knowledge of Purchaser, there are no liens for material amounts of Taxes on the assets of Purchaser except for statutory liens for current Taxes not yet due and payable.

     3.15.  CONTRACTS AND COMMITMENTS.

          (a) SCHEDULE 3.15 lists each of the following agreements, whether oral or written, to which Purchaser is a party, which are currently in effect, and which relate to the operation of Purchaser's business:

             (i) collective bargaining agreement or contract with any labor union;

             (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described on SCHEDULE 3.17 (or excluded by such Section from inclusion thereon);

             (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described on
        SCHEDULE 3.17 (or excluded by such Section from inclusion thereon);

             (iv) stock purchase or stock option plans;

             (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

             (vi) confidentiality agreements;

             (vii) contract, agreement or understanding relating to the voting of shares of the Purchaser Stock or the election of directors of Purchaser;

             (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Purchaser;

             (ix) guaranty of any obligation for borrowed money or otherwise;

             (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party;

             (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal;

             (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $10,000 as of the Purchaser Latest Balance Sheet Date;

             (xiii) contract which prohibits Purchaser from freely engaging in business anywhere in the world;

             (ix) contract or commitment for capital expenditures;

             (x) agreement for the sale of any capital asset;

             (xi) contract with any affiliate which in any way relates to Purchaser (other than for employment on customary terms); or

             (xii) other agreement which is either material to Purchaser's business or was not entered into in the ordinary course of business.

          (b) Purchaser (i) has performed all material obligations required to be performed by it in connection with the contracts or commitments listed on SCHEDULE 3.15, (ii) is not in receipt of any claim of default under any such contract or commitment, and (iii) has no present expectation or intention of not fully performing any material obligation pursuant to any such contract or commitment. Purchaser has no knowledge of any breach or anticipated breach by any other party to any such contract or commitment listed on SCHEDULE 3.15.

          (c) Prior to the date of this Agreement, the Company has been supplied with or has had access to a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, listed on SCHEDULE 3.15, together with all amendments, waivers or other changes thereto.

     3.16. LITIGATION. Except as set forth on SCHEDULE 3.16, there is no Litigation pending or, to the knowledge of Purchaser, threatened against Purchaser, at law or in equity, or before or by any Government Authority, which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect.

     3.17. EMPLOYEE BENEFIT PLANS. SCHEDULE 3.17 contains a complete and accurate list of all Benefit Plans (as defined in Section 2.20 hereof) maintained or contributed to by Purchaser ("PURCHASER BENEFIT PLAN"). Purchaser has delivered or made available to the Company a true, correct and complete copy of each Purchaser Benefit Plan. Each Purchaser Benefit Plan has been maintained in compliance with its terms and all applicable Law. Purchaser does not contribute to, or has any outstanding liability with respect to, any Multiemployer Plan.

     3.18. INSURANCE. SCHEDULE 3.18 sets forth a true and complete list of all insurance policies carried by, or covering Purchaser with respect to its business, assets and properties and with respect to which records are maintained at Purchaser's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. Purchaser maintains insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on SCHEDULE 3.18is in full force and effect and all premiums due thereon have been paid in full. To the knowledge of Purchaser, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

     3.19. RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 3.19, no officer, director or employee of Purchaser or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively

"PURCHASER INSIDERS"), has any agreement with Purchaser (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Purchaser (other than ownership of capital stock of Purchaser). No Purchaser Insider has any direct or indirect interest in any competitor, supplier or customer of Purchaser or in any person, firm or entity from whom or to whom Purchaser leases any property, or in any other person, firm or entity with whom Purchaser transacts business of any nature. For purposes of this Section 3.19, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     3.20.  INTELLECTUAL PROPERTY RIGHTS.

          (a) Except as set forth on SCHEDULE 3.20(A), all rights of Purchaser and IGI in any patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how, Internet Web sites, domain names and applications and registrations pertaining thereto or other intellectual property rights owned by, licensed to or otherwise controlled by Purchaser or used in, developed for use in, or necessary to the current conduct of the business of Purchaser as now conducted (the "PURCHASER INTELLECTUAL PROPERTY") is owned by the Purchaser free and clear of liens or encumbrances of any nature.

          (b) Except as set forth on SCHEDULE 3.20(B), the Purchaser owns, or is licensed or otherwise possess legal enforceable rights to use all of the Purchaser Intellectual Property.

          (c) To the knowledge of Purchaser, except as set forth on SCHEDULE 3.20(C), there are no conflicts with or infringements of any Purchaser Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party.

          (d) SCHEDULE 3.20(D) sets forth a complete list of all material licenses, sub-licenses and other agreements pursuant to which Purchaser has granted rights to use the Purchaser Intellectual Property to any third party. Except as set forth in SCHEDULE 3.20(D), Purchaser will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Purchaser Intellectual Property.

          (e) Purchaser has not received any notice of, nor are there any facts known to Purchaser which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Purchaser Intellectual Property. No claim by any third party contesting the validity of any rights of Purchaser in the Purchaser Intellectual Property has been made, is currently outstanding or, to the knowledge of Purchaser, is threatened. Purchaser has not received any notice of any infringement, misappropriation or violation by Purchaser of any intellectual property rights of any third parties and Purchaser has not infringed, misappropriated or otherwise violated any such intellectual property rights. No infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to the current conduct of the business of Purchaser.

     3.21 PURCHASER LIABILITIES. Purchaser does not, and upon reasonable investigation should not, have any liability of Purchaser which will be outstanding to any third party after the Effective Time, other than those liabilities set forth on SCHEDULE 3.21.

     3.22. BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

     3.23. DISCLOSURE. Neither this Agreement, any of the Exhibits or Schedules hereto, any of the documents delivered by or on behalf of Purchaser pursuant to Article VI hereof, nor any of the financial statements referred to in Section 3.7 hereof, contains any untrue statement of a material fact regarding

Purchaser or its business or any of the other matters dealt with in this Article III relating to Purchaser or the transactions contemplated by this Agreement or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Company which could reasonably be anticipated to have a Purchaser Material Adverse Effect.

                                  ARTICLE IV.
           ADDITIONAL COVENANTS OF THE COMPANY AND THE COMPANY PARENT

     The Company covenants and agrees as follows:

     4.1.  CONDUCT OF BUSINESS OF THE COMPANY AND FBMS.

          (a) Unless Purchaser and the Company shall otherwise agree in writing and except as expressly contemplated by this Agreement or the Schedules attached hereto, during the period from the date of this Agreement to the Effective Time, (i) the Company and FBMS shall conduct its business in the ordinary course and consistent with past practice, and the Company and FBMS shall use its reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business, and (ii) without limiting the generality of the foregoing, the Company and FBMS will not:

             (A) except in connection with the Company's Series A Preferred Stock offering currently being undertaken by the Company or in connection with the conversion of any currently outstanding debt or equity securities of FBMS, amend or propose to amend its certificate of incorporation or bylaws (or comparable governing instruments) in any material respect;

             (B) except in connection with (i) the preferred stock offering currently being undertaken by the Company, (ii) in connection with the conversion of any currently outstanding debt or equity securities of FBMS, or (iii) and for issuances of up to 200,000 Company stock options pursuant to the Company's 1999 Qualified Stock Option Plan, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or FBMS including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or FBMS, except for the issuance of Company Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

             (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any Combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or FBMS or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

             (D) other than in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to the Company or FBMS than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel, relocation or business advances to employees); (d) acquire the stock or assets of, or merge or consolidate with, any other Person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company taken as a whole other than to secure debt permitted under
        (a) of this clause (D);

             (E) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice; or

             (F) take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b) The Company and FBMS shall use their respective reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

     4.2. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt by the Company or FBMS of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting the Company or FBMS, or any of the properties or assets of either, or, to the knowledge of the Company, any employee, agent, director or officer, in his or her capacity as such, of the Company or FBMS which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

     4.3. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and FBMS, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and FBMS as Purchaser may from time to time reasonably request.

     4.4. STOCKHOLDER APPROVAL. As soon as practicable, the Company and its stockholders shall approve and adopt this Agreement and the transactions contemplated hereby.

     4.5. REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

     4.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in affect, the Company shall not, and shall cause its affiliates not to issue or cause the publication of any press release or any other announcement, whether written or oral, with respect to the Merger or the transactions contemplated hereby without the obtaining the prior written consent of Purchaser, except where such release or announcement is required by applicable Law, in which case the Company, upon learning of such requirement and prior to making such announcement, notifies Purchaser in writing of such requirement and attempts in good faith to comply with this Section 4.6.

     4.7. COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply in all material respects, with all other applicable Laws.

     4.8.  NO SOLICITATION.

          (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, investment bankers, brokers and other representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Acquisition Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its officers, directors, employees, investment bankers, brokers and other representatives and agents to, directly or, indirectly, (i) take any action to solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in negotiations with, or disclose any information relating to the Company or afford access to the properties, books, or records of the Company to any Person that may be considering making, or has made, an Company Acquisition Proposal. For purposes of this Agreement, "COMPANY ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or FBMS, or the acquisition of any significant equity interest in, or a substantial portion of the assets of the Company or FBMS, other than the transactions contemplated by the Merger Agreement.

          (b) Except as set forth in this Section 4.8, neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such board of directors or such committee of this Agreement and the transactions contemplated hereby,
     (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, or (iii) cause the Company or FBMS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the board of directors of the Company determines in good faith that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company's stockholders under applicable law, the board of directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the board of directors of the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. For purposes of this Agreement, a "COMPANY SUPERIOR PROPOSAL" means any bona fide offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or FBMS, or the acquisition of any significant equity interest in, or a substantial portion of the assets of the Company or FBMS which the board of directors of the Company determines in its good faith judgment (based on the advice of its advisors) to be more favorable to the Company's stockholders than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the board of directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

          (c) In addition to the obligations of the Company set forth in this
     Section 4.8, the Company shall promptly notify Purchaser in writing after receipt of any Company Acquisition Proposal or any request for information relating to the Company by any Person that may be considering making, or has made, a Company Acquisition Proposal, which notification shall describe the material terms and conditions of such request or Company Acquisition Proposal and the identity of the person making such request or Company Acquisition Proposal.

          (d) Notwithstanding the covenants contained in this Section 4.8, the Company may furnish information concerning its business to a third party making an unsolicited Company Acquisition Proposal and enter into discussions, negotiations or agreements with such third party if the Company concludes after due consideration, which shall include consultation with legal counsel and other advisors, that an applicable fiduciary duty of any of the Company's directors or officers require such actions.

     4.9. TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE") is or may become applicable to the Merger, the Company and the members of its board of directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

     4.10 PARENT COMPANY. Company shall call a special meeting of shareholders, and, subject to the terms and conditions contained herein, Parent Company shall, with respect to all Company Common Stock beneficially owned by Parent Company, vote in favor of the Merger contemplated by this Agreement.

     4.11 SCHEDULES. Any Schedule required to be supplied by the Company pursuant to this Agreement shall be completed and delivered no later than January 15, 2000.

     4.12 FBMS SERIES A PREFERRED STOCK. Parent Company and Company shall cause all outstanding shares of FBMS Series A Preferred Stock to either be a) acquired by Parent Company, b) converted into shares of Company Series A Preferred or c) redeemed by FBMS or the Company.

                                   ARTICLE V.
                       ADDITIONAL COVENANTS OF PURCHASER

     Purchaser covenants and agrees as follows:

     5.1. PURCHASER OUTSTANDING SHARES. Immediately prior to the Closing, Purchaser shall have, in the aggregate, not more than Sixteen Million (16,000,000) shares of Purchaser Stock issued and outstanding on a fully diluted basis after giving effect to the exercise, issuance or conversion of any stock options, warrants, securities convertible or exercisable for shares of Purchaser Stock, subscription agreements or any other agreement which may require the issuance of Purchaser Stock. Commencing on the date hereof and continuing until the earlier to occur of (i) the Closing, or (ii) the termination of this Agreement pursuant to Article VII hereof, Purchaser shall not issue any additional shares of Purchaser Stock, preferred stock of Purchaser, or any securities exchangeable for or convertible into Purchaser Stock or enter into any agreements which provide for any of the foregoing or the issuance of any equity securities of Purchaser if, as a result of the foregoing, Purchaser would have more than Sixteen Million (16,000,000) shares of Purchaser Stock outstanding on a fully-diluted basis as contemplated by the first sentence of this Section.

     5.2.  CONDUCT OF BUSINESS OF PURCHASER.

          (a) Unless the Company shall otherwise agree in writing and except as expressly contemplated by this Agreement or Schedules attached hereto, during the Period from the date of this Agreement to the Effective Time,
     (i) Purchaser shall conduct its business in the ordinary course and consistent with past practice, and Purchaser shall use its reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and
     (ii) without limiting the generality of the foregoing, neither Purchaser will not:

             (A) amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

             (B) authorize for issuance issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Purchaser, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Purchaser, except for the issuance of shares of Purchaser Stock pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

             (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to Purchaser, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

             (D) other than in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to Purchaser or its subsidiaries than the existence terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees);
        (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to Purchaser other than to secure debt permitted under (a) of this clause (D);

             (E) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice; or

             (F) take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests," for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b) Purchaser shall use its reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Purchaser Permits necessary for, or otherwise material to, such business.

     5.3. NOTIFICATION OF CERTAIN MATTERS. Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement:
(i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement;
(ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

     5.4. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, Purchaser will give, and shall direct its accountants and legal counsel to give, the Company and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Purchaser, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish the Company with (a) such financial and operating data and other information with respect to the business and properties of Purchaser as the Company may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by Purchaser or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

     5.5. REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement. including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof Purchaser agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

     5.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Purchaser shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement, whether written or oral, with respect to the merger or the transactions contemplated hereby without obtaining the prior written consent of the Company, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case Purchaser, upon learning of such requirement and prior to making such announcement, notifies the Company in writing of such requirement and attempts in good faith to comply with this Section 5.5.

     5.7. COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply in all material respects with all other applicable Laws.

     5.8. SEC AND STOCKHOLDER FILINGS. Purchaser shall send to the Company a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

     5.9. SHAREHOLDER APPROVAL. As soon as practicable, Purchaser will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Purchaser Proposal and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the board of directors of Purchaser will use its best efforts to obtain any necessary approval by Purchaser's shareholders of the Purchaser Proposal. Notwithstanding the foregoing, unless the board of directors of Purchaser, after consultation with outside legal counsel to Purchaser, determines that to do so would likely breach the fiduciary duties of the board of directors under applicable law, Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of the board of directors that the shareholders of Purchaser vote in favor of the Purchaser Proposal.

     5.10.  NO SOLICITATION.

          (a) Purchaser shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, investment bankers, brokers and other representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Purchaser Acquisition Proposal (as defined below). Purchaser shall not, nor shall it authorize or permit any of its officers, directors, employees, investment bankers, brokers and other representatives and agents to, directly or, indirectly, (i) take any action to solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Purchaser Acquisition Proposal, or (ii) engage in negotiations with, or disclose any information relating to Purchaser or afford access to the properties, books, or records of Purchaser to any Person that may be considering making, or has made, an Purchaser Acquisition Proposal. For purposes of this Agreement, "PURCHASER ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Purchaser, or the acquisition of any significant equity interest in, or a substantial portion of the assets of Purchaser, other than the transactions contemplated by the Merger Agreement, provided, however, that nothing contained in this Section
     5.10 shall prevent Purchaser from soliciting offers and proposals with respect to the sale and divestiture of its gaming assets as contemplated by
     Section 6.1(e) of this Agreement.

          (b) Except as set forth in this Section 5.10, neither the board of directors of Purchaser nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such board of directors or such committee of the Purchaser Proposal, (ii) approve or recommend, or propose publicly to approve or recommend, any Purchaser Acquisition Proposal or (iii) cause Purchaser to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "PURCHASER ACQUISITION AGREEMENT") related to any Purchaser Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the board of directors of Purchaser determines in good faith that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to Purchaser's shareholders under applicable law, the board of directors of Purchaser may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Purchaser Proposal or (y) approve or recommend a Purchaser Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Purchaser to enter into any Purchaser Acquisition Agreement with respect to any Purchaser Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the second business day following the Company's receipt of written notice advising Purchaser that the board of directors of Purchaser has received a Purchaser Superior Proposal, specifying the material terms and conditions of such Purchaser Superior Proposal and identifying the person making such Purchaser Superior Proposal. For purposes of this Agreement, a "PURCHASER SUPERIOR PROPOSAL" means any bona fide offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Purchaser, or the acquisition of any significant equity interest in, or a substantial portion of the assets of Purchaser (with the exception of offers and proposals with respect to the sale and divestiture of its gaming assets as contemplated by
     Section 6.1(e) of this Agreement) which the board of directors of Purchaser determines in its good faith judgment (based on the advice of its advisors) to be more favorable to Purchaser's shareholders than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the board of directors of Purchaser, including, without limitation, the financing thereof and all other conditions thereto).

          (c) In addition to the obligations of Purchaser set forth in this
     Section 5.10, Purchaser shall promptly notify the Company in writing after receipt of any Purchaser Acquisition Proposal or any request for information relating to Purchaser by any Person that may be considering making, or has made, a Purchaser Acquisition Proposal, which notification shall describe the material terms and conditions of such request or Purchaser Acquisition Proposal and the identity of the person making such request or Purchaser Acquisition Proposal.

          (d) Notwithstanding the covenants contained in this Section 5.10, Purchaser may furnish information concerning its business to a third party making an unsolicited Purchaser Acquisition Proposal and enter into discussions, negotiations or agreements with such third party if Purchaser concludes after due consideration, which shall include consultation with legal counsel and other advisors, that an applicable fiduciary duty of any of Purchaser's directors or officers require such actions.

     5.11. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, Purchaser and the members of its board of directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

     5.12. SCHEDULES. Any Schedule required to be supplied by Purchaser pursuant to this Agreement shall be completed and delivered no later than January 15, 2000.

     5.13 CONTRACTS. With respect to the agreements indicated on Schedule 3.15, Purchaser shall use its best efforts to either 1) terminate such contracts or 2) have such contracts expressly assumed by the purchaser of the Gaming Assets (as defined herein). Contracts not so terminated or assumed by the purchaser of the Gaming Assets shall be scheduled on Schedule 5.13 and delivered to Company five (5) business days prior to Closing.

     5.14.  BOARD REPRESENTATION.  Until the 2000 Annual Meeting of Shareholders
of Purchaser to be held on or before [          ], 2000, and until their
successors are elected and qualified, the Board of Directors of Purchaser following the Closing Date shall consist of seven directors of which two shall be selected by Purchaser and five shall be selected by the Company Parent. The parties shall also agree that such directors shall stand for re-election as directors of Purchaser at the next annual meeting of the shareholders of Purchaser.

                                  ARTICLE VI.
                                   CONDITIONS

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) PURCHASER SHAREHOLDER APPROVAL. The Purchaser Proposal shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of Purchaser.

          (b) COMPANY PARENT STOCKHOLDER APPROVAL. If required by applicable Law, the Merger shall have been approved by the requisite vote of the stockholders of the Company Parent

          (c) NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

          (d) GOVERNMENTAL CONSENTS. Purchaser and Company Parent shall have obtained or, to the satisfaction of Purchaser and Company Parent, obviated the need to obtain all consents, approvals or waivers from governmental bodies or agencies, regulatory authorities (including the gaming authorities of Nevada and other applicable jurisdictions) and third parties, necessary for the consummation of the Merger and the transactions contemplated by this Agreement

          (e) REQUIRED CONSENTS. Any required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect, except tor those the failure of which to obtain will not have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole ("SURVIVING CORPORATION MATERIAL ADVERSE EFFECT") or a Purchaser Material Adverse Effect.

          (f) DIVESTITURE OF GAMING ASSETS. Purchaser shall have either a) divested the ("GAMING ASSET DIVESTITURE") substantially all of the assets comprising its gaming operations (the "GAMING ASSETS") or b) the Gaming Assets will be disposed of by Purchaser after Closing in a legal manner such that neither Purchaser, the Company, nor the Company Parent will require licensing with any gaming regulatory authority or subject to any regulation by any such gaming regulatory authority that would adversely impact the operations of Company or Company Parent.

          (g) BLUE SKY. Purchaser shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

          (h) LITIGATION. There shall have been no material legal or governmental proceedings seeking to restrain, enjoin or otherwise prohibit, nor shall any court or governmental authority of competent jurisdiction have issued any order, restraining, enjoining or otherwise prohibiting, the transaction contemplated by this Agreement. No person or entity shall have instituted an action or proceeding which shall not have been previously dismissed, seeking to restrain, enjoin or prohibit the consummation of the transaction contemplated by this Agreement.

          (i) SCHEDULES. Schedules required to be completed by the parties hereto pursuant to Sections 4.11 and 5.12 shall have been completed by January 15, 2000.

     6.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions on or before Closing Date, any one or more of which may be waive by Purchaser:

          (a) DUE DILIGENCE. The Company shall have completed a full legal and business due diligence examination of Purchaser prior to January 15, 1999, the results of which shall be satisfactory to the Company in its sole discretion.

          (b) PURCHASER REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in Article III hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Purchaser of discoveries, events or occurrences arising on or after the date hereof, except that any such representation or warranty made as of a specified date (other the date hereof) shall only need have been true on and as of that date). For purposes of this Section 6.2(b), the Schedules referred to in Article III shall mean the Schedules as amended to the Closing Date;

     provided, however, that any such amendment shall not be deemed to be a Purchaser Material Adverse Effect.

          (c) PERFORMANCE BY PURCHASER. Purchaser shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser at or prior to the Closing Date.

          (d) NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any event that would be reasonably likely to have a Purchaser Material Adverse Effect.

          (e) DIVESTITURE OF GAMING ASSETS. Purchaser shall have either a) divested the ("GAMING ASSET DIVESTITURE") substantially all of the assets comprising its gaming operations (the "GAMING ASSETS") or b) the Gaming Assets will be disposed of by Purchaser after Closing in a legal manner such that neither Purchaser, the Company, nor the Company Parent will require licensing with any gaming regulatory authority or subject to any regulation by any such gaming regulatory authority that would adversely impact the operations of Company or Company Parent.

          (f) CERTIFICATES AND OTHER DELIVERIES. Purchaser shall have delivered, or caused to be delivered, the following to the Company:

             (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in SECTIONS 6.2(B), (C) AND (D) hereof have been satisfied;

             (ii) a certificate of Good Standing from the Secretary of State of the State of Minnesota stating that Purchaser is a validly existing corporation in good standing;

             (iii) a certificate of good standing from the Secretary of State of Minnesota stating that Merger Sub is a validly existing corporation in good standing;

             (iv) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the shareholder of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of Purchaser's shareholders approving the Purchaser Proposal, each certified by its respective Secretary;

             (v) certified copies of the articles of incorporation and bylaws of Purchaser; and

             (vi) all other documents, instruments and writings required to be delivered at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably requested by the Company in connection herewith.

          (g) TAX OPINION. The Company shall have received an opinion (which may include a reasons opinion) from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (h) TANGIBLE ASSET VALUE. Purchaser shall have net tangible assets in an amount equal to or greater than Two Million Dollars ($2,000,000) which amount shall include any promissory notes received by Purchaser pursuant to the Gaming Asset Divesture.

     6.3. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions on or before Closing Date, any one or more of which may be waive by Purchaser:

          (a) DUE DILIGENCE. Purchaser shall have completed a full legal and business due diligence examination of the Company and FBMS prior to January 15, 1999, the results of which shall be satisfactory to Purchaser in its sole discretion.

          (b) COMPANY REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article II hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties and the Schedules referred to in
     Article II (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof, except that any such representation or warranty made as of a specified date (other the date hereof) shall only need have been true on and as of that date). For purposes of this Section 6.3(b), the Schedules referred to in
     Article II shall mean the Schedules as amended to the Closing Date; provided, however, that any such amendment shall not be deemed to be a Company Material Adverse Effect.

          (c) PERFORMANCE BY THE COMPANY. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the same. There shall not have occurred after the date hereof any event that would be reasonably likely to have a Company Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

          (d) COMPANY PARENT INDEMNIFICATION AGREEMENT. Company Parent shall have executed and delivered an Indemnification Agreement in a form reasonably acceptable to Company Parent, pursuant to which Company Parent shall agree to indemnify Purchaser and each of its officers, directors, employees, affiliates and shareholders for (i) any losses resulting from any breach of the representations and warranties contained in Article II hereof, and (ii) any claim brought by a shareholder of the Company relating to the negotiation, approval, execution, delivery and performance of this Agreement.

          (e) CERTIFICATES AND OTHER DELIVERIES. The Company shall have delivered or caused to be delivered, to Purchaser:

             (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Sections 6.3 (a) and (b) hereof have been satisfied;

             (ii) a certificate of good standing from the Secretary of State of the State of Delaware, stating that the Company is a validly existing corporation in good standing;

             (iii) a certificate of good standing from the Secretary of State of the State of Florida, stating that FBMS is a validly existing corporation in good standing;

             (iv) duly adopted resolutions of the board of directors of the Company approving the execution., delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company's shareholders approving the company Proposals, each certified by the Secretary of the Company;

             (v) certified copies of the articles of incorporation and bylaws of the Company, Company Parent and FBMS; and

             (vi) all other documents, instruments and writings required to be delivered at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably requested by Purchaser in connection herewith.

                                  ARTICLE VII.
                          TERMINATION AND ABANDONMENT

     7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Company Parent and the shareholders of Purchaser described herein;

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company if:

             (i) the Merger shall not have been consummated on or prior to May 31, 2000 (unless such date is extended by the mutual agreement of each of the parties hereto), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) the approval of Purchaser's shareholders required by SECTION 6.1(A) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

             (iii) the approval of either the Purchaser's or the Parent Company's shareholders is not obtained; or

             (iv) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Purchaser if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Company;

          (d) by Purchaser if (i) the board of directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of any of the Company Proposals, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Takeover Proposal, or (ii) the board of directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) by Purchaser in accordance with SECTION 5.10(B) hereof, provided that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Company Termination Fee (as defined below).

          (f) by the Company if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Purchaser;

          (g) by the Company if (i) the board of directors of Purchaser or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Purchaser Proposal, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Takeover Proposal, or (ii) the board of directors of Purchaser or any committee thereof shall have resolved to take any of the foregoing actions; or

          (h) by the Company in accordance with SECTION 4.8(B) hereof, provided that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Company Termination Fee (as defined below).

     The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with SECTION 8.5 hereof.

     7.2.  EFFECT OF TERMINATION AND ABANDONMENT.

          (a) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement (other than SECTIONS 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12,
     8.13, 8.14 AND 8.15 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

          (b) In the event that a bona fide Company Acquisition Proposal shall have been made known to the Company or has been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Acquisition Proposal and such Company Acquisition Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated (x) by the Company pursuant to Section 7.1(h) hereof or (y) by Purchaser pursuant to Section 7.1(d) hereof, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Purchaser an amount equal all reasonable out-of-pocket charges and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed Three Hundred and Fifty Thousand Dollars ($350,000) (the "COMPANY TERMINATION FEE") payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this SECTION 7.2(B) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

          (c) In the event that a bona fide Purchaser Acquisition Proposal shall have been made known to Purchaser or has been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Purchaser Acquisition Proposal and such Purchaser Acquisition Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated (x) by the Purchaser pursuant to Section 7.1(f) hereof or (y) by the Company pursuant to Section 7.1(g) hereof, then Purchaser shall promptly, but in no event later than two days after the date of such termination, pay the Company an amount equal to all reasonable out-of-pocket charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed Three Hundred and Fifty Thousand Dollars ($350,000) (the "PURCHASER TERMINATION FEE") payable by wire transfer of same day funds. Purchaser acknowledges that the agreements contained in this SECTION 7.2(C) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into the Agreement. Notwithstanding the foregoing, no fee shall be paid pursuant to this Section 7.2(c) if the Company shall be in material breach of its obligations hereunder.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.1. CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the parties hereto and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company Parent, after consultation with the other party, may file with the, SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, Purchaser or Company Parent, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. The parties hereto shall cooperate with each other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this SECTION
8.1. Prior to any disclosure of information pursuant to the exception in clause
(i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     8.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among all of the parties hereto.

     8.3. WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Company Parent on the one hand, or Purchaser and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect co, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
SECTION 8.3.

     8.4. SURVIVAL. The respective representations, warranties, covenants and agreements of the parties hereto contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in[ SECTIONS 1.4, 1.5, 1.6, 3.21, 4.1(A)(F), 5.2(A)(B)(F) 5.13 AND 8.1 hereof delivered pursuant to SECTION 6.3 (E) hereof], which shall survive beyond the Effective Time.

     8.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (i) if to the Company, to:
                           7315 E. Peakview Avenue
                           Greenwood Executive Park, Building 8
                           Englewood, Colorado 80111
                           Attention: Henry Fong, CEO
                           Telecopy: (561) 624-0886
                           with a copy to:
                           Friedlob Sanderson Raskin Paulson & Tourtillott, LLC 1400 Glenarm Place
                           Denver, Colorado 80202
                           Attention: John W. Kellogg
                           Telecopy: (303) 595-3159

                                       and

                       (ii) if to Purchaser and/or Merger Sub, to:
                            4725 Aircenter Circle
                            Reno, Nevada 89502
                            Attention: Edward G. Stevenson, CEO
                            Telecopy: (775) 823-3030

                            with copies to:
                            Maslon Edelman Borman & Brand, LLP
                            3300 Norwest Center
                            90 South Seventh Street
                            Minneapolis, Minnesota 55402-4140
                            Attention: Douglas T. Holod
                            Telecopy: (612)672-8397

     8.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto; PROVIDED HOWEVER, that Company Parent shall be permitted to assign its rights and obligations under this Agreement to a wholly owned subsidiary of Company Parent owning all of the capital stock of the Company held by Company Parent on the date of this Agreement and; PROVIDED FURTHER, that such wholly-owned subsidiary shall be deemed a party to this Agreement in all respects.

     8.7. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of Purchaser contemplated under SECTION 7.2(B) hereof and the Company under SECTION 7.2(C) hereof.

     8.8. GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Minnesota.

     8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "AFFILIATE," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "SUBSIDIARY" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

     8.11. ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibits and Schedules attached hereto, which Exhibits and Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     8.12. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     8.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United states or any state having jurisdiction., this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     8.14. THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any that is not a party hereto or thereto or a successor or permitted assign of such a party.

     8.15. SCHEDULES. The Company and Purchaser acknowledge that the Schedules attached hereto and referred to herein (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, and (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement.

     IN WITNESS WHEREOF, Purchaser, Merger Sub, Company Parent and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          INNOVATIVE GAMING CORPORATION OF
                                          AMERICA

                                          By: /s/ Edward G. Stevenson
                                            ------------------------------------
                                          Name: Edward G. Stevenson
                                          Title:  Chairman and Chief Executive
                                          Officer

                                          IGCA ACQUISITION CORP.

                                          By: /s/ Edward G. Stevenson
                                            ------------------------------------
                                          Name: Edward G. Stevenson
                                          Title:

                                          NMORTGAGE, INC.

                                          By: /s/ Henry Fong
                                            ------------------------------------
                                          Name: Henry Fong
                                          Title:

                                          EQUITEX, INC.

                                          By: /s/ Henry Fong
                                            ------------------------------------
                                          Name: Henry Fong
                                          Title:  President

                 Signature Page -- Agreement and Plan of Merger

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT"), is made and entered into as of this 1st day of February, 2000, by and among NMORTGAGE, INC., a Delaware corporation (the "COMPANY"), EQUITEX, INC., a Delaware corporation, (the "COMPANY PARENT"), INNOVATIVE GAMING CORPORATION OF AMERICA, a Minnesota corporation ("PURCHASER"), and IGCA ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of Purchaser ("MERGER SUB").

                              W I T N E S S E T H

     WHEREAS, the parties hereto have previously executed that certain Agreement and Plan of Merger (the "AGREEMENT") dated as of December 31, 1999, pursuant to which the Company will be merged, subject to the terms and conditions contained in the Agreement, with and into Merger Sub in accordance with the laws of the States of Minnesota and Delaware.

     WHEREAS, the parties hereto have agreed to amend certain of the provisions of the Agreement in accordance with Section 8.2 thereof.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

                                   ARTICLE I
                   AMENDMENTS TO ARTICLE II OF THE AGREEMENT

     Section 2.2 of the Agreement is hereby amended in its entirety and replaced with the provision set forth below:

     2.2 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company (a "COMPANY MATERIAL ADVERSE EFFECT"). The copies of the Company's and FBMS' articles of incorporation and bylaws, each of which will have been furnished by the Company to Purchaser prior to February 29, 2000, reflect all amendments made thereto and are correct and complete as of the date hereof.

                                   ARTICLE II
                   AMENDMENTS TO ARTICLE IV OF THE AGREEMENT

     Section 4.11 of the Agreement is hereby amended in its entirety and replaced with the provision set forth below:

     4.11 SCHEDULES. Any Schedule required to be supplied by the Company pursuant to this Agreement shall be completed and delivered no later than February 29, 2000.

                                  ARTICLE III
                    AMENDMENTS TO ARTICLE V OF THE AGREEMENT

     Section 5.12 of the Agreement is hereby amended in its entirety and replaced with the provision set forth below:

     5.12. SCHEDULES. Any Schedule required to be supplied by Purchaser pursuant to this Agreement shall be completed and delivered no later than February 29, 2000.

                                   ARTICLE IV
                   AMENDMENTS TO ARTICLE VI OF THE AGREEMENT

     The following sections of Article VI of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below:

     6.1(i) SCHEDULES. Schedules required to be completed by the parties hereto pursuant to Sections 4.11 and 5.12 shall have been completed by February 29, 2000.

     6.2(a) DUE DILIGENCE. The Company shall have completed a full legal and business due diligence examination of Purchaser prior to February 29, 2000, the results of which shall be satisfactory to the Company in its sole discretion.

     6.3(a) DUE DILIGENCE. Purchaser shall have completed a full legal and business due diligence examination of the Company and FBMS prior to February 29, 2000, the results of which shall be satisfactory to Purchaser in its sole discretion.

                                   ARTICLE V

                         CERTAIN ADDITIONAL AGREEMENTS

     5.1 ENTIRE AGREEMENT. This Amendment, the Agreement and the documents or instruments referred to in the Agreement including, but not limited to, the Exhibits and Schedules attached thereto, which Exhibits and Schedules are incorporated therein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or in the Agreement. This Amendment supersedes all prior agreements and the understandings between the parties with respect to the subject matter contained herein.

     5.2 DEFINED TERMS. Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Agreement.

     5.3 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document.

     5.4 RATIFICATION AND REAFFIRMATION OF AGREEMENT. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Purchaser, Merger Sub, Company Parent and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          INNOVATIVE GAMING CORPORATION OF
                                          AMERICA

                                          By: /s/ Edward G. Stevenson
                                            ------------------------------------
                                          Name: Edward G. Stevenson
                                          Title:  Chairman and Chief Executive
                                          Officer

                                          IGCA ACQUISITION CORP.

                                          By: /s/ Edward G. Stevenson
                                            ------------------------------------
                                          Name: Edward G. Stevenson
                                          Title:

                                          NMORTGAGE, INC.

                                          By: /s/ Henry Fong
                                            ------------------------------------
                                          Name: Henry Fong
                                          Title:

                                          EQUITEX, INC.

                                          By: /s/ Henry Fong
                                            ------------------------------------
                                          Name: Henry Fong
                                          Title:  President

                                 Signature Page

                                                                      APPENDIX C

                          OPINION OF FINANCIAL ADVISOR

December 17, 1999

The Board of Directors
Innovative Gaming Corporation of America
4725 Air Center Circle
Reno, Nevada 89502

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Innovative Gaming Corporation of America (the "PURCHASER"), a Minnesota corporation, of the consideration to be paid by such holders pursuant to the terms of the proposed agreement and plan of merger (the "MERGER AGREEMENT")(1), by and among NMORTGAGE.COM, INC., a Delaware corporation (the "COMPANY"), EQUITEX, INC., a Delaware corporation, (the "COMPANY PARENT"), INNOVATIVE GAMING CORPORATION OF AMERICA, a Minnesota Corporation (the "PURCHASER"), and IGCA MERGER SUBSIDIARY, INC., a Minnesota corporation and wholly owned subsidiary of Purchaser (the "MERGER SUB").

     Pursuant to the Merger Agreement, all of the issued and outstanding shares of common stock of the Company, as of the Effective Time (as that term is defined in the Merger Agreement) shall be converted into the right to receive, in exchange for the Company Shares, an aggregate of 45,000,000 shares of the common stock of Purchaser (subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of the Merger Agreement and prior to the Effective Time applicable to shares of the Purchaser stock or the Company stock).

     Craig-Hallum Capital Group, Inc. ("CRAIG-HALLUM"), as part of its securities and investment banking business, is regularly engaged in the valuation of businesses and their securities, in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of the Purchaser and will receive a fee from the Purchaser for our services.

     In connection with our review of the Merger Agreement, and in arriving at our opinion, we have, among other things:

     1.    Reviewed and analyzed the financial terms of the Merger Agreement;

     2. Reviewed and analyzed certain publicly available financial statements and other information of the Purchaser and the Company Parent;

     3. Reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning the Purchaser prepared by the management of the Purchaser;

     4. Reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning the Company prepared by the management of the Company;

     5. Reviewed and analyzed certain financial projections prepared by the management of the Purchaser;

---------------

(1) In conjunction with our analysis of this transaction, we were provided a draft of the Merger Agreement dated November 19, 1999. We considered the terms of the Merger Agreement as contained in that draft, and changes to the Merger Agreement subsequent to that date were not considered in determining our opinion.

     6. Reviewed and analyzed certain financial projections prepared by the management of the Company;

     7. Performed site visits and conducted discussions with members of the senior management of the Purchaser with respect to the business and prospects of the Purchaser;

     8. Performed site visits and conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

     9. Analyzed the pro-forma impact of the Merger Agreement on the Purchaser's results of operations;

     10. Reviewed the reported prices and trading activity for the Purchaser's common stock and Company Parent's common stock;

     11. Compared the financial performance of the Purchaser and the price of the Purchaser's common stock with that of certain other comparable publicly-traded companies and their securities;

     12. Compared the financial performance and pro-forma financial projections of the Company with those of certain other comparable publicly-traded companies;

     13. Participated in discussions among representatives of the Purchaser and their financial and legal advisors; and

     14. Conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness of the financial, legal, tax, operating and other information provided to us by the Purchaser and the Company (and the Purchaser's and Company's accounting and legal advisors) and that was otherwise reviewed by us, and have not independently verified such information. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Purchaser or the Company and we have not been furnished with any such valuations or appraisals. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Purchaser and the Company, as the case may be, of the respective future financial performance of the Company and the Purchaser. We express no view as to such projections or the assumptions upon which they were based. We made no independent investigations of any legal matters affecting the Purchaser or the Company and assumed the correctness of all legal advice given to the Board of Directors of the Purchaser by its counsel. We express no opinion herein as to the price at which the Purchaser's common stock may actually trade at any time.

     It is understood that this letter is for the information of the Board of Directors of the Purchaser, and this letter shall not be published or otherwise used and no public references to Craig-Hallum Capital Group, Inc. shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in the proxy statement submitted to the stockholders of the Purchaser for the purpose of approving the Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of the Purchaser's common stock, of the consideration paid pursuant to the Merger Agreement. Events occurring after the date hereof may materially affect the assumptions used in preparing this opinion. Further, our opinion speaks only as of the date hereof and is based on the economic, market, financial and other conditions as they exist and information which we have been supplied as of the date hereof. It shall be understood that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the consideration paid by the holders of the Purchaser's common stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Purchaser's common stock. Our opinion does not constitute a recommendation to any Board member or stockholder of the Purchaser as to how any such Board member or stockholder should vote on the proposed Merger or otherwise address the purchaser's decision to effect the Merger.

Very truly yours,

   /s/ CRAIG HALLUM CAPITAL GROUP,
               INC.
--------------------------------------
CRAIG-HALLUM CAPITAL GROUP, INC.

                                                                      APPENDIX D

   SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATIONS ACT

     Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from and, and obtain the fair value of their shares in the event of certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in Section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board of directors that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissent the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certificated mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                          INNOVATIVE GAMING CORPORATION
                                   OF AMERICA
                         SPECIAL MEETING OF STOCKHOLDERS

                                     , 2000
                                   9:00 A.M.


                              4725 AIRCENTER CIRCLE
                               RENO, NEVADA 89502


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INNOVATIVE GAMING CORPORATION OF AMERICA
4725 AIRCENTER CIRCLE, RENO, NEVADA 89505

                                                                                             PROXY
--------------------------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING ON         , 2000

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

The undersigned, a shareholder of Innovative Gaming Corporation of
America, Inc., hereby appoints                    and                  , and each
of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of Shareholders of Innovative Gaming Corporation of
America, Inc. to be held at                                     , at       a.m.
on                      , 2000, and at any and all adjournments thereof, with
all the powers which the undersigned would possess if personally present. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Special Meeting of Shareholders.


                                         See reverse for voting instructions.
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









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        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.


 (1) Adoption of Asset Purchase Agreement:                            [ ]  For      [ ]  Against    [ ]  Abstain

 (2) Adoption of Merger Agreement:                                    [ ]  For      [ ]  Against    [ ]  Abstain

 (3) Amendment to Articles of Incorporation:                          [ ]  For      [ ]  Against    [ ]  Abstain

 (4) Upon such other Business as may properly come before the meeting or any adjournments thereof.


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
  FOR EACH PROPOSAL.
  Address Change? Mark Box [ ]
  Indicate changes below:


                                                                        Date _____________________________________

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                                                                    Signature(s) in Box

                                                                    Please sign exactly as your name(s) appear on Proxy.
                                                                    If held in joint tenancy, all persons must sign.
                                                                    Trustees, administrators, etc., should include title
                                                                    and authority. Corporations should provide full name
                                                                    or corporation and title of authorized officer
                                                                    signing the proxy.                                    |
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